UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CDW CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share, of CDW Corporation (“CDW common stock”)

2)	Aggregate number of securities to which transaction applies:

79,548,565 shares of CDW common stock outstanding as of June 22, 2007 (including 117,818 restricted shares which will become fully vested at the effective time of the merger)

7,014,723 shares of CDW common stock underlying options to purchase CDW common stock, with a weighted average exercise price of $43.23

1,822 restricted stock units relating to shares of CDW common stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of (i) 79,548,565 shares of CDW common stock (including 117,818 restricted shares) outstanding as of June 22, 2007 multiplied by (ii) the merger consideration of $87.75 per share, plus (B) $312,291,162 expected to be paid upon cancellation of outstanding options, plus (C) $159,881 expected to be paid upon the vesting of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum reflected in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$7,292,837,622

5)	Total fee paid:

$223,900

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

[·], 2007

Dear Shareholder:

On May 29, 2007, we entered into a merger agreement providing for the acquisition of CDW Corporation (“CDW”) by VH Holdings, Inc. which upon the closing of the merger will be controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners Inc. If the acquisition is completed, you will be entitled to receive $87.75 in cash, without interest, for each share of CDW common stock you own. The CDW board of directors has determined that the merger agreement and transactions contemplated by the merger agreement are advisable and in the best interests of CDW’s shareholders.

An affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the merger agreement. Our board of directors recommends that CDW’s shareholders vote “FOR” the approval of the merger agreement. As an inducement to VH Holdings, Inc.’s willingness to enter into the merger agreement, certain of CDW’s shareholders affiliated with Michael P. Krasny, our founder and a director, have entered into a support agreement pursuant to which they have agreed to vote in favor of approval of the merger agreement. As of the record date, these shareholders owned approximately [·]% of the outstanding shares of CDW common stock.

A special meeting of shareholders has been called for the purpose of considering and voting on a proposal to approve the merger agreement. The meeting will be held on [·], 2007, at [·]:00 a.m., Central Daylight Savings Time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois.

The accompanying proxy statement provides you with detailed information about the merger agreement, the proposed merger and the support agreement. We urge you to read the entire proxy statement carefully.

Your vote is important to us, regardless of the number of shares you own. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card or submitting your proxy by telephone or over the Internet.

Our board of directors and management appreciate your support of CDW and we hope you will support this transaction.

John A. Edwardson

Chairman of the Board of Directors

and Chief Executive Officer

The proxy statement, dated [·], 2007, and the enclosed proxy card are first being mailed to shareholders on or about [·], 2007.

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [·], 2007

Notice is hereby given that a special meeting of the shareholders of CDW Corporation, an Illinois corporation (“CDW”), will be held at 26125 North Riverwoods Boulevard, Mettawa, Illinois on [·], 2007 at [·]:00 a.m., Central Daylight Savings Time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 29, 2007, among CDW, VH Holdings, Inc. (“Parent”) and VH MergerSub, Inc. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into CDW, with CDW continuing as the surviving corporation, and the conversion of each outstanding share of common stock of CDW (other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW, shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent and dissenting shares under Illinois law) into the right to receive $87.75 in cash.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Shareholders of record at the close of business on [·], 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We are pleased to invite you to the special meeting. Most shareholders do not attend our shareholder meetings in person but vote by returning a proxy card or by using the telephone or Internet. However, as long as you were a shareholder at the close of business on [·], 2007, you are invited to attend the meeting.

Your vote is important. Even if you plan to attend the meeting in person, please vote by signing, dating and returning your proxy card in the envelope provided, calling, toll-free, (800) 690-6903 or voting over the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Christine A. Leahy

Senior Vice President, General Counsel

and Corporate Secretary

[·], 2007

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR CDW COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE USING THE TELEPHONE OR INTERNET. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 10 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions described under “Where Shareholders Can Find More Information” beginning on page 85 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “CDW” and the “company” refer to CDW Corporation and, where appropriate, its subsidiaries. We refer to:

•	Madison Dearborn Partners, LLC as “Madison Dearborn,”

•	Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners V Executive-A, L.P., collectively, as the “MDCP Parties,”

•	The MDCP Parties, J.P. Morgan Ventures Corporation and LB I Group, Inc., collectively, as the “Initial Equity Sponsors,”

•	Providence Equity Partners Inc. as “Providence,”

•	Providence Equity Partners VI, L.P. and Providence Equity Partners VI-A, L.P., collectively, as the “Providence Parties,”

•	VH Holdings, Inc. as “Parent,”

•	VH MergerSub, Inc. as “Merger Sub,”

•

Michael P. Krasny Revocable Trust U/A/D July 1, 1993, Circle of Service Foundation, Inc., MPK-DT 2005 GRAT I, MPK-DT 2006 GRAT I, MPK-DT 2006 GRAT II, MPK-DT 2006 GRAT III, MPK 2006 GRAT I and MPK 2006 GRAT II, collectively, as the “Krasny Shareholders,”

•	Morgan Stanley & Co. Incorporated as “Morgan Stanley,”

•	William Blair & Company, L.L.C. as “William Blair,”

•	The Initial Equity Sponsors, the Providence Parties and DB Investment Partners, Inc., collectively, as the “Equity Sponsors,”

•

Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., collectively, as the “Initial Debt Providers,” and

•	The Initial Debt Providers, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities, Inc., collectively, as the “Debt Providers.”

•	The Proposed Transaction (Page 61)

The proposed transaction is the acquisition of CDW by Parent pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, among CDW, Parent and Merger Sub. We refer to that Agreement and Plan of Merger as the merger agreement. The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into CDW, with CDW being the surviving corporation and a wholly owned subsidiary of Parent. We refer to that merger as the merger. The parties currently expect to complete the merger in the second half of the third quarter or early in the fourth quarter of 2007 subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 75 of this proxy statement.

•	CDW Will Hold a Special Meeting of its Shareholders to Consider Approval of the Merger Agreement and the Meeting Adjournment Proposal (Page 9)

Date, Time and Place (Page 9).    The special meeting will be held at 26125 North Riverwoods Boulevard, Mettawa, Illinois on [·], 2007 at [·]:00 a.m., Central Daylight Savings Time, or CDT. At the

i

special meeting, you will be asked to consider and vote upon proposals to (i) approve the merger agreement; (ii) adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (this proposal being referred to in this proxy statement as the meeting adjournment proposal); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 9).    Only shareholders who hold shares of CDW common stock at the close of business on [·], 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of CDW common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [·] shares of CDW common stock outstanding.

Vote Required (Page 10).    Approval of the merger agreement requires the affirmative vote of the holders of [·] shares of CDW common stock, being a majority of the shares of CDW common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of CDW common stock represented at the special meeting, in person or by proxy, and entitled to vote on the proposal.

Support Agreement (Page 53).    In connection with the merger agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into the merger agreement, the Krasny Shareholders entered into a support agreement pursuant to which they have agreed to vote in favor of approval of the merger agreement during the time the support agreement is in effect. As of the record date, the Krasny Shareholders beneficially owned [·] shares of CDW common stock, representing approximately [·]% of the outstanding shares of CDW common stock.

Share Ownership of Directors and Executive Officers (Page 83).    As of [·], 2007, the record date, our directors (other than Michael P. Krasny) and executive officers beneficially owned and are entitled to vote, in the aggregate, [·] shares of CDW common stock, representing approximately [·]% of the outstanding shares of CDW common stock. The directors and executive officers have informed us that they intend to vote all of their shares “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

•	If the Merger Is Completed, CDW’s Shareholders Will Receive $87.75 in Cash For Each Share of CDW Common Stock They Own (Page 61)

If the merger is completed, each issued and outstanding share of CDW common stock (other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW, shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent and dissenting shares under Illinois law) will be converted into the right to receive $87.75 in cash (which we refer to in this proxy statement as the merger consideration). The total merger consideration expected to be paid to CDW’s shareholders in the merger in respect of shares of CDW common stock is approximately $6.97 billion.

•	How Outstanding Options, Restricted Stock and Restricted Stock Units Will Be Treated (Page 61)

Options to acquire shares of CDW common stock granted under various CDW stock incentive plans that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in consideration for the right to receive a cash payment equal to the excess of $87.75 over the exercise price per share of the option times the number of shares subject to the option, less any applicable withholding taxes.

Shares of restricted CDW common stock that are outstanding immediately prior to the effective time of the merger will become fully vested and converted into the right to receive $87.75 per share, less any applicable withholding taxes.

Restricted stock units granted under CDW’s 2006 Stock Incentive Plan that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in consideration for the right to receive a cash payment equal to $87.75 times the number of shares of CDW common stock subject to or related to such units, less any applicable withholding taxes.

The total amount expected to be paid to CDW coworkers and directors in respect of options, restricted stock and restricted stock units is approximately $323 million.

•	Recommendation of Our Board of Directors (Page 23)

Our board of directors has unanimously (with Michael P. Krasny recusing himself) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the holders of CDW common stock and has approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote “FOR” the approval of the merger agreement. Our board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•	Opinion of Morgan Stanley (Page 26)

Morgan Stanley delivered its opinion to our board of directors that, as of May 28, 2007 and based upon and subject to the various considerations set forth in the opinion, the $87.75 per share in cash to be received by holders of shares of CDW common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated May 28, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering the opinion, is attached as Appendix C. CDW has agreed to pay Morgan Stanley an aggregate fee of approximately $34.2 million, $5.0 million of which has been paid and the balance of which is payable only upon completion of the merger. In addition, upon completion of the merger, an affiliate of Morgan Stanley will be entitled to receive fees from Parent or Merger Sub pursuant to a debt commitment letter delivered by it to Parent and Merger Sub on May 29, 2007, as amended on June 27, 2007, as described under “The Merger—Financing—Debt Financing” beginning on page 45 of this proxy statement. Morgan Stanley provided its opinion for the information and assistance of the CDW board of directors in connection with its consideration of the merger. It is not a recommendation as to how any holder of CDW common stock should vote at the special meeting of shareholders to be held in connection with the transaction. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

•	Opinion of William Blair (Page 35)

In connection with the merger agreement, our board of directors also received a written opinion from William Blair that, as of May 28, 2007 and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration of $87.75 per share of CDW common stock provided for in the merger agreement was fair, from a financial point of view, to the holders of outstanding shares of CDW common stock (other than Parent or its affiliates). The full text of the written opinion of William Blair, dated May 28, 2007, is attached to this proxy statement as Appendix D. William Blair has been paid a fee of $2.0 million in connection with the proposed transaction. William Blair’s compensation was not contingent upon the closing of the transaction. The opinion of William Blair was provided for the information and assistance of the CDW board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to the merger agreement or the merger. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions and qualifications made.

•	Financing (Page 44)

The Equity Sponsors estimate that the total amount of funds necessary to complete the merger and the related transactions to be approximately $7.54 billion, which includes approximately $7.29 billion to be paid to our shareholders and holders of other equity-based interests in CDW, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions to Parent and debt financing, which we refer to collectively in this proxy statement as the financing, as well as our available cash.

The Equity Sponsors have given commitments to Parent to provide an aggregate of approximately $2.403 billion in equity financing.

In addition, Parent and Merger Sub have obtained commitments from the Debt Providers to provide up to $4.85 billion in debt financing.

The closing of the merger is not conditioned on the receipt of the debt financing.

•	Our Directors and Executive Officers Have Interests in the Transaction that Are Different From, or in Addition to, Interests of CDW’s Shareholders Generally (Page 46)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that CDW’s shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	Solicitation of Transactions (Page 67)

The merger agreement contains a “go-shop” provision pursuant to which we were entitled to solicit, discuss and negotiate takeover proposals (as such term is defined in the merger agreement) for 30 days following the execution of the merger agreement. The 30-day go-shop period ended at 12:01 a.m. on June 29, 2007. None of the parties we contacted expressed any interest in receiving or evaluating information regarding our company, and we did not receive any takeover proposals during the go-shop period. For the period following the go-shop period, the merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving our company and our subsidiaries. Notwithstanding the restrictions following the go-shop period, under certain circumstances and subject to certain conditions, our board of directors may respond to written takeover proposals and, subject to payment of the company termination fee, terminate the merger agreement in order to enter into an agreement with respect to a superior proposal.

•	How the Merger Agreement May Be Terminated (Page 77)

Parent and CDW may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. Other circumstances under which Parent or CDW may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement. We may terminate the merger agreement if we receive a takeover proposal that our board of directors determines in good faith constitutes a superior proposal and that failure to terminate would be inconsistent with its fiduciary duties. In connection with such a termination, we will be required to pay Parent a termination fee of $146.0 million. CDW may also be obligated to pay a $146.0 million fee under certain other circumstances described under “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 78 of this proxy statement. If the merger is not completed due to a failure to obtain the financing necessary to pay the aggregate merger consideration and complete the merger within the applicable time period, we may terminate the merger agreement and Parent will be required to pay us a termination fee of $146.0 million.

•	Conditions to the Merger (Page 75)

Closing Conditions for Each Party

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by CDW’s shareholders;

•	the absence of any order having been issued by any governmental entity that would prevent, restrain or enjoin the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act; and

•

the receipt by the boards of directors of CDW and Parent and, if requested by them, certain lenders that may be providing financing to Parent and Merger Sub, of the solvency letter referred to in the last bullet point under “Terms of the Merger Agreement—Other Agreements” beginning on page 74 of this proxy statement.

Additional Closing Conditions for CDW

CDW’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

Parent’s and Merger Sub’s representations and warranties with respect to organization, corporate authority, capital structure and interim operations of Merger Sub, financing commitments and brokers being true and correct in all respects;

•

Parent’s and Merger Sub’s other representations and warranties being true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent; and

•

Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement.

Additional Closing Conditions for Parent and Merger Sub

Parent’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	CDW’s representations and warranties with respect to organization, capital structure, corporate authority, takeover statutes and brokers being true and correct in all respects;

•

CDW’s other representations and warranties being true and correct in all respects without regard to any limitation as to materiality or material adverse effect, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on CDW;

v

•

CDW having performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement; and

•

Each of the Company Financing Agreements (as such term is defined in the merger agreement) having been either terminated or amended in the manner described in the last bullet point under “Terms of the Merger Agreement—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub” beginning on page 76 of this proxy statement.

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. However, the parties are not required to complete the merger until the end of a period of 30 consecutive calendar days, during which to consummate the transactions contemplated by the debt financing commitments, which we refer to in this proxy statement as the marketing period. There are certain requirements in order for the marketing period to commence. See “Terms of the Merger Agreement—Financing; Cooperation” beginning on page 71 of this proxy statement.

•	Limited Guaranties by the MDCP Parties and the Providence Parties (Page 80)

In connection with the merger agreement, the MDCP Parties and the Providence Parties have irrevocably and unconditionally guaranteed a portion of the payment obligations of Parent and Merger Sub under certain provisions of the merger agreement. The amount of the guaranties is $292.0 million in the aggregate, including the $146.0 million termination fee that Parent may be required to pay us under the merger agreement under certain circumstances.

•	U.S. Tax Considerations For CDW’s Shareholders (Page 55)

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of CDW common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the CDW common stock surrendered.

•	CDW’s Shareholders Will Have Dissenters’ Rights (Page 56)

You have the right under Illinois law to dissent from the approval of the merger agreement and to exercise dissenters’ rights and receive payment in cash of any difference between the merger consideration and the fair value of your shares of CDW common stock if the merger is completed. The fair value of your shares of CDW common stock as determined in accordance with Illinois law may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve your dissenters’ rights, you must not vote “FOR” approval of the merger agreement, you must not return a proxy card that is signed but not voted, and you must follow specific procedures required under Illinois law. You must follow these procedures precisely in order to exercise your dissenters’ rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Illinois law that grant dissenters’ rights and govern those procedures are attached as Appendix E. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and the accompanying proxy card because you owned shares of CDW common stock at the close of business on [•], 2007, the record date for the special meeting of shareholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting.

Q:	What is the proposed transaction?

A:	Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into CDW, with CDW being the surviving corporation and a wholly owned subsidiary of Parent. After the merger is completed, our common stock will cease to be traded on The Nasdaq Stock Market®.

Q:	What will I receive if the merger is completed?

A:	You will have the right to receive $87.75 in cash, without interest, for each share of your CDW common stock, unless you are a dissenting shareholder and you validly exercise your dissenters’ rights under Illinois law.

Q:	What vote is required to approve the merger?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of CDW common stock outstanding on the record date. As of the record date, there were [•] shares outstanding, of which the directors (other than Michael P. Krasny) and executive officers of CDW beneficially owned and are entitled to vote, in the aggregate, [•] shares, representing [•]% of the outstanding shares, and the Krasny Shareholders beneficially owned and are entitled to vote, in the aggregate, [•] shares, representing [•]% of the outstanding shares. The directors and executive officers have informed CDW that they intend to vote all of their shares of CDW common stock “FOR” the approval of the merger agreement. The Krasny Shareholders have entered into a support agreement pursuant to which they have agreed to vote all of their shares of CDW common stock in favor of approval of the merger agreement during the time the support agreement is in effect.

Q:	How does the CDW board of directors recommend that I vote?

A:	After careful consideration, our board of directors recommends that our shareholders vote “FOR” the approval of the merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will take place at 26125 North Riverwoods Boulevard, Mettawa, Illinois on [•], 2007 at [•]:00 a.m., CDT.

Q:	How do I vote my shares of CDW common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of CDW common stock directly in your name as a registered shareholder (which would mean that you are a “shareholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of CDW common stock if you hold your CDW common stock as a shareholder of record in certificate form or if you hold your CDW common stock in your name directly with our transfer agent, American Stock Transfer & Trust Company, which includes shares purchased and held through the CDW Corporation Employee Stock Purchase Plan. If you are a registered holder of CDW common stock, you may vote in any of the following ways:

•	in person at the special meeting—complete, date and sign the enclosed proxy card and bring it to the special meeting;

•	by mail—complete, date and sign the enclosed proxy card and return it to Broadridge Financial Solutions, Inc. in the enclosed postage paid return envelope as soon as possible; or

•

by telephone or over the Internet—follow the instructions included with the enclosed proxy card. Registered shareholders can transmit their voting instructions by telephone by calling, toll-free, (800) 690-6903 or over the Internet at www.proxyvote.com. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Eastern time, on [•], 2007. If you vote by telephone or over the Internet, you do not need to return the enclosed proxy card.

If you are a non-registered holder of shares of common stock of CDW (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your signed proxy card, but do not include instructions on how to vote, your shares of CDW common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. CDW’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your signed proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting but will not count as votes for or against either proposal. However, to approve the proposal to approve the merger agreement, we need the affirmative vote of the holders of a majority of the shares of CDW common stock outstanding on the record date. Accordingly, an abstention with respect to that proposal has the legal effect of a vote “AGAINST” the proposal. Similarly, to approve the meeting adjournment proposal, we need the affirmative vote of a majority of the shares of CDW common stock present and entitled to vote on the proposal. Accordingly, an abstention with respect to the meeting adjournment proposal also has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of CDW common stock, you can do this in any of the following ways:

•	by sending a written notice to Broadridge Financial Solutions, Inc. at the address specified below stating that you would like to revoke your proxy;

•	by completing and delivering a later-dated proxy card by mail to Broadridge Financial Solutions, Inc. at the address specified below;

•	by providing subsequent telephone or Internet voting instructions; or

•

by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to CDW Corporation in care of Broadridge Financial Solutions, Inc. at P.O. Box 9111, Farmingdale, New York 11735.

If your shares are held in street name, you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of CDW common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of CDW common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved by CDW’s shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed shortly after the special meeting. The parties currently expect to complete the merger in the second half of the third quarter or early in the fourth quarter of 2007, although there can be no assurance that the parties will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, if you are a record shareholder, you will receive a letter of transmittal with instructions on how to send your shares of CDW common stock to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held in book-entry form on the records of CDW or its transfer agent, promptly after the effective time the paying agent will mail you a check in the amount of $87.75 per share for each share so held. If your shares of CDW common stock are held for you in street name by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your street name shares and receive cash for such shares.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, CDW common stock will continue to be listed and traded on The Nasdaq Stock Market. CDW may be required to pay a termination fee or reimburse certain out-of-pocket expenses as described under “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 78 of this proxy statement.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of CDW common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson, Inc., our proxy solicitation firm, toll-free at (888) 605-7544.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on CDW’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including CDW’s annual report on Form 10-K for the fiscal year ended December 31, 2006. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain shareholder approval of the merger agreement or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger;

•	failure of Parent to obtain the necessary financing arrangements to pay the aggregate merger consideration;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger and the actual terms of financings that will need to be obtained for the merger;

•	the impact of substantial indebtedness that will need to be incurred to finance the consummation of the merger;

•	changes in the economic environment and other factors that could affect our sales and profitability;

•	our vendor relationships and the availability of products and vendor incentive programs;

•	the continued development, maintenance and operation of our information technology systems;

•	the continued development and application of new technologies and products;

•	the ability to expand or retain our sales force or increase their productivity;

•	substantial competition that could affect our market share;

•	significant fluctuation in our operating results;

•	a natural disaster or other adverse occurrence at one of our primary facilities or data centers;

•	we are heavily dependent on commercial delivery services;

•	uncertain geopolitical conditions that could affect our earnings and growth rate;

•	exposure to risks related to acquisitions or alliances;

•	the failure to comply with our public sector contracts could result in fines or other liabilities;

•	exposure to risks of a global market; and

•	exposure to litigation risks.

Except to the extent required under the federal securities laws, CDW does not intend to update or revise the forward-looking statements. If there is any material change in any of the information previously disclosed, we may update such information through a supplement to this proxy statement to the extent necessary if relevant and if required under applicable law.

All information contained in this proxy statement concerning Parent, Merger Sub and their affiliates has been supplied by Parent and has not been independently verified by CDW.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

CDW, an Illinois corporation, is a leading provider of multi-branded information technology products and services to business, government, and education customers in the United States and Canada. The Company was founded in 1984 and reincorporated in 1995 in Illinois. Our extensive offering of products, including hardware and peripherals, software, accessories and other products, combined with our service offerings, provide comprehensive solutions for our customers’ technology needs. We offer customers a broad range of technology products from leading brands such as Acer, Adobe, APC, Apple, Cisco, Fujitsu, Hewlett-Packard, IBM, Lenovo, Microsoft, Panasonic, Quantum, Samsung, Sony, Symantec, and ViewSonic, among others. Our dedicated, well-trained coworkers and high volume, cost-efficient operations, supported by our proprietary information technology systems, enable us to offer these products at competitive prices combined with a high level of customer service. We provide a variety of value-added services and Web-based tools to our customers, including the ability to custom configure multi-branded solutions, manage software licenses through our Software License Tracker tool, track tagged assets through our IT Asset Management Tracking Database and generate online quotes. We also offer technical support and customer service 24 hours a day, seven days a week to our customers.

In October 2006, we completed the acquisition of Berbee Information Networks Corporation, referred to in this proxy statement as Berbee, a leading provider of information technology solutions and engineering capabilities in advanced technologies primarily across the Cisco, IBM, and Microsoft platforms. Areas of expertise include strategic technology planning, network infrastructure and unified communications, systems and storage, security, productivity applications and managed services. Berbee operates as a separate strategic business unit of CDW with its current product and service offerings.

Detailed descriptions about CDW’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page 85 of this proxy statement.

VH Holdings, Inc.

c/o Madison Dearborn Partners, LLC Three First National Plaza, Suite 3800 Chicago, Illinois 60602 Facsimile: (312) 895-1001	c/o Providence Equity Partners Inc. 50 Kennedy Plaza, 18th Floor Providence, Rhode Island 02903 Facsimile: (401) 751-1790

VH Holdings, Inc., or Parent, is a Delaware corporation organized for the purpose of effecting the merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon the closing of merger it will be controlled by private equity funds sponsored by Madison Dearborn and Providence.

Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois with more than $14.0 billion of equity capital under management. Madison Dearborn makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. Since its inception in 1992, Madison Dearborn has invested in more than 100 companies across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care.

Providence Equity is a leading private equity firm headquartered in Providence, Rhode Island and focused on media, entertainment, communications and information services. The firm manages funds with approximately $21.0 billion in equity commitments and has invested in more than 100 companies globally since its inception in 1989. Providence is currently investing Providence Equity Partners VI, a $12.0 billion private equity fund.

VH MergerSub, Inc.

c/o Madison Dearborn Partners, LLC Three First National Plaza, Suite 3800 Chicago, Illinois 60602 Facsimile: (312) 895-1001	c/o Providence Equity Partners Inc. 50 Kennedy Plaza, 18th Floor Providence, Rhode Island 02903 Facsimile: (401) 751-1790

VH MergerSub, Inc., or Merger Sub, is an Illinois corporation and wholly owned subsidiary of Parent formed for the purpose of effecting the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on [•], 2007, at [•]:00 a.m., CDT, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at 26125 North Riverwoods Boulevard, Mettawa, Illinois. CDW intends to mail this proxy statement and the accompanying proxy card on or about [•], 2007 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to consider and vote upon proposals to:

•

approve the merger agreement, which provides for the merger of Merger Sub with and into CDW, with CDW continuing as the surviving corporation, and the conversion of each outstanding share of CDW common stock (other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW, shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent and dissenting shares under Illinois law) into the right to receive $87.75 in cash;

•

adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

CDW does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Shareholders of record of CDW common stock at the close of business on [•], 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, [•] shares of CDW common stock were outstanding and entitled to vote. A list of shareholders will be available for review at CDW’s executive offices located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061 during ordinary business hours from the earlier of 20 days after the record date for the special meeting or ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of CDW common stock on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of CDW common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the shares of CDW common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of CDW common stock held in treasury by CDW are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

In connection with the merger agreement, the Krasny Shareholders have agreed to have the shares of CDW common stock owned by them to be counted as present at the special meeting for the purpose of establishing a quorum during the time the support agreement is in effect. As of the record date, the Krasny Shareholders beneficially owned [•] shares of CDW common stock, representing approximately [•]% of the outstanding shares of CDW common stock.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of the holders of [•] shares of CDW common stock, being a majority of the shares of CDW common stock outstanding on the record date, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of CDW common stock represented at the special meeting, in person or by proxy, and entitled to vote on the proposal.

As of [•], 2007, the record date, the directors (other than Michael P. Krasny) and executive officers of CDW beneficially owned and are entitled to vote, in the aggregate, [•] shares of CDW common stock, representing approximately [•]% of the outstanding shares of CDW common stock, and the Krasny Shareholders beneficially owned and are entitled to vote, in the aggregate, [•] shares, representing [•]% of the outstanding shares of CDW common stock. The directors and current executive officers have informed CDW that they intend to vote all of their shares of CDW common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal. Pursuant to the support agreement, the Krasny Shareholders have agreed that during the time the support agreement is in effect, at every meeting of CDW’s shareholders or any adjournment thereof, to vote all of their shares of CDW common stock entitled to be voted at such meeting or to cause any such shares to be voted: (i) in favor of the merger, the approval of the merger agreement and the transactions contemplated by the merger agreement, and (ii) against any extraordinary corporate transaction (other than the merger) and any other takeover proposal.

Proxies that reflect abstentions, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a vote to abstain will have the same effect as a vote against the meeting adjournment proposal. Proxies that reflect broker non-votes will not be treated as entitled to vote on either proposal and will not have any effect on whether either proposal is approved.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each shareholder of record of CDW common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or over the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of CDW common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or over the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•	filing a written notice of revocation with CDW Corporation in care of Broadridge Financial Solutions, Inc. at P.O. Box 9111, Farmingdale, New York 11735;

•	submitting in writing to Broadridge Financial Solutions, Inc. at the address specified above a proxy bearing a later date;

•	providing subsequent telephone or Internet voting instructions; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or over the Internet, you may be able to change your vote by submitting a proxy again by telephone or over the Internet.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing CDW stock certificates for the payment of the per share merger consideration.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. CDW will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy card and any additional information furnished to shareholders. CDW has engaged the services of Georgeson, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by CDW, Georgeson, Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. CDW has agreed to pay Georgeson, Inc. a fee of $15,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of CDW common stock beneficially owned by others to forward to these beneficial owners. CDW may reimburse persons representing beneficial owners of CDW common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and coworkers in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or coworkers for their services.

Householding

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you call or write our transfer agent, American Stock Transfer & Trust Company, at the following address or telephone number: Shareholder Relations Department, 6201 15th Avenue, Brooklyn, NY 11219 or (800) 937-5499. If you want to receive separate copies of our proxy statements or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact American Stock Transfer & Trust Company at the above address and telephone number.

Adjournments

If the special meeting is adjourned to a different place, date or time, CDW need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment. A determination of shareholders of record entitled to notice of or to vote at the special meeting will apply to any adjournment of the meeting; provided, however, that the CDW board of directors may fix a new record date for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of CDW. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

Our board of directors has periodically reviewed and considered strategic alternatives available to our company, including a possible sale of the company. For some years, we have retained Morgan Stanley as our financial advisor and, from time to time, have discussed with Morgan Stanley possible strategic alternatives.

In May 2006, at a regularly scheduled board meeting, the board discussed various aspects of the company’s recent performance. In light of that discussion, Michael P. Krasny, our founder and chairman emeritus and a director of the company, asked whether it might make sense to explore strategic alternatives (including a possible sale of our company). During the course of that regular meeting, our board discussed the suggestion with the benefit of advice from our legal counsel, Sidley Austin LLP, whom we refer to as Sidley in this proxy statement. The board decided not to pursue a transaction, the regular business of the meeting proceeded and no steps were taken to explore strategic alternatives at that time.

On February 9, 2007, Mr. Krasny reported to several of the company’s outside directors that he had been contacted by representatives of two private equity funds who had indicated to him an interest in their acting together to pursue an acquisition of our company. We refer to these two funds in this proxy statement as Fund A and Fund B.

On February 10, 2007, a member of our board of directors, Brian E. Williams, informed our chairman of the board of directors and chief executive officer, John A. Edwardson, about the report from Mr. Krasny. Later that day, Mr. Edwardson informed our board of directors that, although he was open to the exploration of a sale of the company, he would not participate from an individual investment standpoint or management position in any group that would be interested in acquiring our company.

On February 12, 2007, our board of directors met by teleconference. Representatives of Sidley and our general counsel were also present at the meeting. Mr. Krasny reported that representatives of Fund A and Fund B had expressed to him an interest in pursuing an acquisition of our company. He noted that these representatives had indicated an interest in having him be an equity participant in the buying group. Mr. Krasny indicated that he had made no commitment to such participation and that if needed to participate, he would do so only to a limited extent and that he had no interest in having an active role in management. He further noted to our board that he had various past and current relationships with various financial institutions, including Fund A, where he was an investor in one of the private equity funds sponsored by Fund A, and Fund B, where he had relationships, from time to time, with affiliates of Fund B. After our legal counsel briefed our directors on their fiduciary duties, our board decided to schedule an in-person board meeting and to invite our financial advisor, Morgan Stanley, to attend.

On February 22, 2007, our board of directors met in person. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Our board of directors heard reports on discussions with representatives of Fund B and with legal counsel for Mr. Krasny since the prior board meeting. Representatives of Sidley summarized the fiduciary duties of the directors applicable to their consideration of a possible sale of the company. Mr. Krasny then commented on the discussions he had with representatives of Fund A and Fund B and on his perspectives on our company and a possible sale. He reported that Fund A and Fund B had expressed a preference that the company engage in exclusive discussions with them first, rather than approach other possible acquirers at the outset of the process, but that the company would be free to approach possible acquirers at a later stage. As had been discussed between, and agreed to by, Sidley and Mr. Krasny’s legal counsel in advance of the meeting, Mr. Krasny then left the meeting. Based on advice of counsel, the board requested that Mr. Krasny recuse himself from all subsequent meetings of our board at which strategic alternatives, including a possible sale of our company, were discussed, and Mr. Krasny complied with the request. Mr. Krasny had no subsequent involvement in our board’s consideration of strategic alternatives, including the merger agreement. After Mr. Krasny left the meeting, management briefed our board on our company’s January and February financial performance and reviewed our three-year financial plan. Morgan Stanley then discussed various strategic alternatives available to our company. Among the alternatives discussed were (1) continuing to execute on management’s strategic and financial plan; (2) effecting a leveraged recapitalization that would involve the incurrence of a significant amount of indebtedness and the use of the proceeds of the indebtedness and our company’s cash to repurchase shares of our common stock or pay a special cash dividend; (3) making a sizable acquisition; (4) selling our company to a strategic buyer; and (5) selling our company in a leveraged buyout to a financial buyer. Following discussion, our board recessed the meeting with the intention of reconvening on February 25, 2007.

On February 25, 2007, our board of directors reconvened the February 22, 2007 meeting by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the reconvened meeting. Our board of directors heard further reports from management on our three-year financial plan and the risks in achieving the plan. Following discussion, our board recessed the meeting with the intention of reconvening on March 4, 2007.

On March 4, 2007, our board of directors reconvened the February 22, 2007 meeting in person. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the reconvened meeting. Our board of directors heard further reports from management on our three-year financial plan. Representatives of Morgan Stanley again discussed various strategic alternatives available to our company. Based upon Morgan Stanley’s experience in mergers and acquisitions, its knowledge of the interest of private equity sponsors in acquiring companies comparable to our company and other factors, Morgan Stanley recommended several private equity sponsors to our board for its consideration as potential buyers. Following discussion, our board of directors authorized Morgan Stanley to contact six specified private equity sponsors, including Fund A and Fund B and Madison Dearborn. Our board also authorized the company to enter into confidentiality agreements with such sponsors and authorized Morgan Stanley to request preliminary non-binding indications of interest from such sponsors, based on public information and a limited amount of nonpublic information about our company that would be furnished to them pursuant to confidentiality agreements. Our board directed that the confidentiality agreements preclude discussion by the sponsors with any members of our board, including Mr. Krasny, our officers or employees and prospective equity partners or debt financing sources without our company’s consent. Our board decided not to authorize contact with any strategic buyer until a post-signing “go-shop” period because of concerns of furnishing proprietary information about our company to competitors and prospective competitors before it was clear that an attractive price for our company could be achieved and the belief, after a discussion with Morgan Stanley, that no strategic buyer would likely be interested in pursuing an acquisition of our company at a price above that which would likely be offered by private equity sponsors. Our board also authorized general disclosure to Mr. Krasny of the board’s decision to contact a number of private equity sponsors and requested that Mr. Krasny be informed of our board’s position that he should have no contact related to those matters with any possible purchaser of our company, including that he should not align with any possible purchaser until the board determined which potential purchaser was willing to pay the highest price. Similarly, our board required members of management to refrain from receiving any information from any equity sponsor about employment or other arrangements it might make with management and from engaging in any discussions about such arrangements unless and until authorized by our board.

Our board also discussed the request of Morgan Stanley that it be authorized to offer debt financing to all potential purchasers of our company, often referred to as “stapled financing,” including the potential advantages and disadvantages of such financing. It was noted that no potential purchaser would be required to use Morgan Stanley as a debt financing source. Representatives of Sidley discussed with our board the potential conflict of interest that could arise from Morgan Stanley acting both as financial advisor to us and as a possible financing source to potential purchasers and the safeguards that our company could undertake with respect to such a potential conflict, including obtaining a fairness opinion from an investment bank that was not making financing available to potential purchasers, and the commitment of Morgan Stanley to maintain procedures that would separate the financing team and the team advising our board of directors. Our board decided that the sale process and the potential for maintaining confidentiality would be enhanced by the offer of stapled financing because all potential bidders would have committed financing available from a nationally recognized investment bank as a basis for developing their initial bids. The providing of stapled financing would also underscore that a third party had confidence in the expected performance of the company. This would likely encourage bidders to put forward higher bids than they might otherwise have submitted in an initial round of bidding. As a result, our board authorized Morgan Stanley to make stapled financing available. Our board of directors also authorized our company to enter into an amendment to the engagement letter that we had entered into with Morgan Stanley in 1999.

On March 4, 2007, following the conclusion of the board meeting, a member of our board of directors, Thomas J. Hansen, and a representative of Sidley met with Mr. Krasny and his legal counsel. Mr. Krasny was informed of our board’s decision to authorize contact with a number of private equity sponsors, including Fund A and Fund B, and to seek indications of interest based on public information and a limited amount of nonpublic information. He was also informed of our board’s request that he have no contact regarding these matters with any possible purchaser of our company, including that he should not align with any possible purchaser until the board determined which potential purchaser was willing to pay the highest price. Mr. Krasny agreed to our board’s request.

Commencing on March 6, 2007, Morgan Stanley contacted the six private equity sponsors authorized to be contacted by our board, including Fund A, Fund B and Madison Dearborn. Representatives of Fund A and Fund B indicated a desire to partner with another private equity sponsor, referred to in this proxy statement as Fund C, that was not among the six sponsors authorized to be contacted.

On March 6, 2007, we entered into an amendment to our engagement letter with Morgan Stanley. The engagement letter, as amended, provides for an “agreement fee” of $5.0 million payable upon signing a definitive agreement with respect to a transaction (an increase of $2.5 million from the original engagement letter) and a “transaction fee” payable upon completion of the transaction equal to 0.49% of the value of the transaction. The agreement fee would be credited against the transaction fee. The original engagement letter had provided for a transaction fee of 0.503% of the first $1.75 billion of the transaction value plus lesser percentages of the transaction value in excess of such number. In addition, the engagement letter, as amended, provides that the transaction fee would be reduced by up to $1.5 million of the expense incurred by our company in retaining a second investment bank to render a fairness opinion if Morgan Stanley provided stapled financing.

On March 9, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Our board received an update on the meeting with Mr. Krasny on March 4, 2007 and the calls made by Morgan Stanley to the private equity sponsors.

Between March 8, 2007 and March 14, 2007, we entered into confidentiality agreements with seven private equity sponsors, including Fund A, Fund B, Fund C and Madison Dearborn. Each of the confidentiality agreements obligated the sponsor to, among other things, maintain the confidentiality of the information provided to it by us, refrain from contacting potential sources of equity financing without our consent, refrain from entering into any exclusive arrangement with potential debt financing sources without our consent and refrain from any communications with any of our directors, officers or employees without our consent. Following execution of the agreements, Morgan Stanley sent to each sponsor a preliminary summary model of our projected business plan and a letter requesting that each sponsor submit a non-binding indication of interest letter by March 21, 2007.

On March 13, 2007, Morgan Stanley distributed the terms of the stapled-financing package to the private equity sponsors that had signed confidentiality agreements with our company.

On March 21 and March 22, 2007, we received five indication of interest letters. The indicated price ranges contained in the letters were between $68.00 per share and $78.00 per share, with the joint letter from Fund A, Fund B and Fund C indicating a price of $73.00 per share and the letter from Madison Dearborn indicating a price range of $74.00 to $78.00 per share. The letter from Madison Dearborn also indicated that Madison Dearborn welcomed a rollover equity investment by Mr. Krasny and our management team. On March 20, 2007, our common stock had closed at $62.05 per share.

On March 22, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Management briefed our board of directors on the forecasted results of the first quarter of 2007. Representatives of Morgan Stanley then reviewed events that had occurred since the prior board meeting and summarized the indication of interest letters received prior to the meeting. It noted that several of the private equity sponsors had indicated either a need or a desire to have one or more equity partners if they were to proceed. Following discussion, our board decided to continue the sale process and authorized Morgan Stanley to inform the two parties with the lowest prices in their indication of interest letters, being the group comprised of Fund A, Fund B and Fund C and one other private equity sponsor, that they would not be included in the ongoing process. Our board authorized our company to make available diligence materials to the remaining prospective bidders and to provide them with presentations by our senior management.

Following the March 22, 2007 board meeting, representatives of Sidley informed Mr. Krasny’s legal counsel of our board’s decision to continue the sale process and to drop the group comprised of Fund A, Fund B and Fund C from the process, and representatives of Morgan Stanley informed the two parties with the lowest prices in their indication of interest letters that they would not be continuing in the process. The group comprised of Fund A, Fund B and Fund C subsequently requested that it be permitted to continue in the sale process, and after consultation with members of our board of directors not including Mr. Krasny, that request was granted. Madison Dearborn requested permission to partner with another private equity sponsor referred to in this proxy statement as Fund D and that request was granted. Our board also again directed management to refrain from having any discussions with the prospective purchasers of our company concerning the ability of management to invest in the vehicle that would be formed by a successful bidder to acquire our company or any terms of post-merger employment.

On March 26, 2007, we made available to the four prospective bidding groups and their representatives an electronic data room containing diligence materials. We continued to add materials to the data room throughout the balance of the sale process.

On March 27, 2007, Michelle L. Collins and Donald P. Jacobs, two members of our board of directors, and representatives of Morgan Stanley and Sidley met with Mr. Krasny and his legal counsel. They informed Mr. Krasny in general terms of the possible timing of the ongoing sale process as well as the possible terms of a leveraged recapitalization in the event that the sale process did not yield a transaction acceptable to our board.

On April 2, 3, 4 and 11, 2007, members of our senior management made presentations to each of the four prospective bidding groups and their respective debt financing sources and their representatives. Thereafter and over the next several weeks, our financial advisors and senior management responded to a substantial number of questions and numerous requests for additional data received from the bidding groups. Representatives of Morgan Stanley were present at each in-person meeting with prospective bidders and participated on substantially all conference calls with the prospective bidders and their advisors.

On April 11, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Senior management and representatives of Morgan Stanley reported on the presentations that had been given to each of the four prospective bidding groups. In addition, management discussed our sales results for the month of March 2007 and our preliminary financial information for the first quarter of 2007.

On April 12, 2007, before the opening of trading of our common stock, we publicly reported our sales results for the month of March 2007. Our common stock closed on April 12, 2007 at $65.48 per share, up $3.54 per share, or 5.7%, compared to the close on the previous trading day.

On April 15, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Representatives of Morgan Stanley discussed the status of the due diligence being conducted by the four prospective bidding groups and discussed a possible timetable for when revised indication of interest letters would be requested.

On April 19, 2007, our board of directors met by teleconference. Members of senior management were also present for portions of the meeting. Management reviewed the financial results for the first quarter of 2007 and a revised three-year financial plan. In addition, our board of directors reviewed the timetable for requesting revised indication of interest letters and authorized Morgan Stanley to request that such letters be delivered by May 2, 2007.

On April 24, 2007, before the opening of trading of our common stock, we publicly reported our financial results for the first quarter of 2007. Our common stock closed on April 24, 2007 at $71.77 per share, up $4.17 per share, or 6.2%, compared to the close on the previous trading day.

On April 25, 2007, Morgan Stanley sent letters to the four prospective bidding groups requesting revised indication of interest letters by May 2, 2007. The letters also asked the prospective bidders to confirm their ability to sign a definitive agreement before June 5, 2007, the day on which our annual meeting of shareholders was scheduled to be held.

On April 28, 2007, an investment banker indicated in a conversation with Mr. Edwardson that he regularly called on an office products company, referred to in this proxy statement as Company A, and that he believed it could be interested in pursuing an acquisition of, or other transaction involving, our company. In keeping with the board’s decision on March 4, 2007 not to authorize contact with any strategic buyer until a post-signing “go-shop” period, Mr. Edwardson did not disclose to the investment banker the fact that a process was underway. Mr. Edwardson informed our board of directors (other than Mr. Krasny) of this conversation at its next meeting on May 5, 2007.

On April 30, 2007, Madison Dearborn indicated that it no longer was partnering with Fund D and requested consent to seek equity financing from J.P. Morgan Ventures Corporation, which consent was given.

On May 1, 2007, Morgan Stanley was informed by Fund A that it had decided not to submit an indication of interest letter.

On May 2, 2007, we received four indication of interest letters proposing an acquisition of our company. The indicated price ranges contained in two of the letters, including a letter from Fund B and Fund C, were between $78.50 per share and $80.00 per share; the indicated price range contained in the letter from a private equity sponsor referred to in this proxy statement as Fund E was between $81.00 per share and $83.00 per share; and the indicated price range contained in the letter from Madison Dearborn was between $84.00 per share and $86.00 per share. The letter from Madison Dearborn also stated that the equity in the acquisition vehicle it would form to acquire our company would be provided by one of its funds, the limited partners of such fund and J.P. Morgan Ventures Corporation, and that it would welcome a rollover equity investment in the acquisition vehicle by Mr. Krasny and the management team, but that its proposal was not conditioned on a rollover by Mr. Krasny. On May 1, 2007, our common stock had closed at $73.57 per share.

On May 4, 2007, Madison Dearborn requested our consent to seek equity financing from an affiliate of Lehman Brothers, which consent was granted.

On May 5, 2007, our board of directors met in person. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Management and representatives of Morgan Stanley and Sidley then reviewed events that had occurred since the prior board meeting. Mr. Edwardson reported on his April 28, 2007 conversation with the investment banker regarding Company A. Representatives of Morgan Stanley discussed the indication of interest letters received on May 2, 2007. Management reviewed operating results for the month of April 2007. Representatives of Sidley again summarized the fiduciary duties of the directors applicable to their consideration of a possible sale of the company. Representatives of Morgan Stanley again discussed various strategic alternatives available to our company. Following discussion, our board decided to continue the sale process and authorized Morgan Stanley to inform the two parties with the lowest prices in their indication of interest letters, being the group comprised of Fund B and Fund C and one other private equity sponsor, that they would not be included in the ongoing process. Our board also authorized general disclosure to Mr. Krasny of the board’s decision to continue the sale process.

Following the conclusion of the board meeting, a member of our board of directors, Thomas J. Hansen, and representatives of Morgan Stanley and Sidley met by teleconference with Mr. Krasny and his legal counsel. Mr. Krasny was informed of our board’s decision to continue the sale process. He was also informed that Fund A had declined to submit an indication of interest letter and that the group comprised of Fund B and Fund C had been told that it would no longer be included in the process. Mr. Krasny was not informed of the identity of the parties remaining in the process, the indicated price ranges or Madison Dearborn’s statement that it would welcome a rollover equity investment from him.

On May 9, 2007, before the opening of trading of our common stock, we publicly reported our sales results for the month of April 2007. Our common stock closed on May 9, 2007 at $79.61 per share, up $6.24 per share, or 8.5%, compared to the close on the previous trading day.

On May 10, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Management briefed our board on the reaction of analysts and investors to the announcement of our April sales results. Representatives of Morgan Stanley advised our board of the reaction of the two prospective bidders and, based on various factors, including a pro forma combined earnings per share dilution analysis, reconfirmed their view that it was unlikely that strategic parties would have an interest in pursuing an acquisition of our company at a price equal to or in excess of that which private equity sponsors would be willing to pay for our company. Our board also received a detailed summary of a draft merger agreement prepared by Sidley.

On May 11, 2007, Morgan Stanley was advised by Fund E that it no longer was interested in pursuing an acquisition of our company but would consider proposing a sponsored leveraged recapitalization.

On May 14, 2007, Mr. Edwardson again heard from the investment banker concerning Company A. He was told that the investment banker had talked with Company A and that Mr. Edwardson should expect to hear from Company A before May 25, 2007. Again, Mr. Edwardson did not disclose to the investment banker that a process was underway.

On May 16, 2007, we made available in the electronic data room drafts of the merger agreement, the limited guaranty and the support agreement.

On May 17, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Management reviewed financial results for the month of April 2007 and forecasted sales results for May 2007. Representatives of Morgan Stanley updated the board on Fund E’s decision to consider submitting a sponsored leveraged recapitalization proposal rather than a proposal for the acquisition of our company. They also reported that Madison Dearborn had requested permission to speak with Mr. Edwardson concerning his willingness to convert a portion of his equity in our company into equity in the entity that Madison Dearborn would form to acquire our company and reiterated that Mr. Edwardson’s willingness to make a meaningful equity investment in the acquisition vehicle would be a condition to Madison Dearborn’s execution of a definitive merger agreement. Our board authorized Mr. Edwardson to speak with Madison Dearborn with respect to that matter but continued the requirement that he not discuss any other element of an employment arrangement. Our board also established a special committee of outside directors to select a second investment banking firm that would not be involved or potentially involved in the financing of a transaction for our company and that could be in a position to render an opinion as to the fairness from a financial point of view of the financial consideration to be received by our shareholders pursuant to any merger agreement we proposed to enter into.

On May 18, 2007, Morgan Stanley sent a bid procedures letter to Madison Dearborn. The bid procedures letter requested that a proposal for the potential acquisition of our company, accompanied by equity and debt commitments and a mark-up of the merger agreement, limited guaranty and support agreement, be submitted to us by May 24, 2007.

On May 20, 2007, the special committee of our board established to select a second investment banking firm met. After interviewing two firms, the committee selected William Blair as the second investment banking firm and approved the financial terms of the engagement. On May 23, 2007, we entered into an engagement letter with William Blair. The engagement letter provides for a retainer fee of $200,000 payable upon execution of the engagement letter and an additional $1.8 million payable to William Blair upon delivery of its opinion. In addition, we agreed to reimburse William Blair for certain of its out-of-pocket expenses reasonably incurred by it in connection with its services, subject to a specified maximum.

On May 22, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Representatives of Morgan Stanley reported on discussions they had with representatives of Madison Dearborn on May 21, 2007 during which Madison Dearborn indicated that its funds would not be providing more than approximately one-half of the equity in the acquisition vehicle it planned to form to effect the purchase of our company and it requested permission to talk with Fund B and Fund C to see if they were interested in providing equity financing for the transaction. Following discussion, our board of directors approved Madison Dearborn’s request, and Morgan Stanley subsequently conveyed that decision to Madison Dearborn. At the suggestion of Morgan Stanley, our board of directors also consented to Madison Dearborn speaking with Providence. This consent was also conveyed to Madison Dearborn. Madison Dearborn did not speak with Providence at this time.

On May 24, 2007, we received a letter from Fund E. Fund E proposed a leveraged recapitalization transaction in which our company would borrow approximately $2.4 billion of senior debt and $675.0 million from Fund E in the form of a senior convertible note, with the proceeds of such borrowings, together with our cash, used to finance a repurchase of shares of our common stock pursuant to a tender offer at $82.00 per share. The senior convertible note to be issued to Fund E would bear interest at 3.5% per annum and be convertible at a conversion price which would represent a 20% premium to the price of our common stock before announcement of the transaction.

On May 25, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Our board received a briefing on recent events, including the retention of William Blair. Mr. Edwardson indicated that he had chosen not to have any discussions with Madison Dearborn concerning equity participation by him in the entity that Madison Dearborn would form to acquire our company. He also reported that he not heard anything further from the investment banker regarding Company A and had never heard directly from Company A. Management reviewed the updated three-year financial plan that had been made available to Madison Dearborn and Fund E on May 23, 2007. Representatives of Morgan Stanley reviewed the terms of the sponsored recapitalization proposal from Fund E. They further reported that no written proposal had been received from Madison Dearborn but that an oral proposal was expected from Madison Dearborn shortly. Representatives of Morgan Stanley then again discussed various strategic alternatives available to our company. During the course of the meeting, representatives of Madison Dearborn informed representatives of Morgan Stanley that Madison Dearborn was proposing to acquire our company for $87.00 per share with all the equity to be provided by the Initial Equity Sponsors. On May 25, 2007, our common stock had closed at $75.56 per share. Following discussion and after noting that Madison Dearborn had not delivered certain documents by May 24, 2007 as requested pursuant to the bid procedures letter sent to it on May 18, 2007, our board directed its financial and legal advisors to request Madison Dearborn to deliver its mark-up of the draft merger agreement, limited guaranty and support agreement by noon on May 26, 2007 and to deliver equity commitment letters and debt commitment letters as soon as possible on that date. Following discussion, our board of directors recessed the meeting with the intention of reconvening on the morning of May 27, 2007.

Immediately following the recess of the May 25, 2007 board meeting, representatives of Morgan Stanley and Sidley contacted Madison Dearborn and Kirkland & Ellis LLP, legal counsel for Madison Dearborn whom we refer to as Kirkland in this proxy statement, to comply with our board’s direction to request delivery of the marked-up agreements and the equity and debt commitment letters.

On May 26, 2007, representatives of Sidley, Madison Dearborn and Kirkland and members of senior management discussed possible amendments to the confidentiality agreement between us and Madison Dearborn. These amendments related to the ability of Madison Dearborn to contact additional equity investors after execution of the merger agreement. Shortly following that discussion, Kirkland submitted mark-ups of the merger agreement, the limited guaranty and the support agreement to Sidley, and Sidley forwarded the mark-ups to counsel for Mr. Krasny. The respective counsel discussed the documents later that day and throughout the next several days. Mr. Krasny confirmed the willingness of the Krasny Shareholders to consider entering into a support agreement if our board approved a merger agreement. Late on May 26, 2007, Madison Dearborn delivered unsigned forms of equity commitment letters from the Initial Equity Sponsors and an unsigned form of debt commitment letter from the Initial Debt Providers. The amount of equity to be provided by each of the Initial Equity Sponsors was not included in the forms of equity commitment letters.

On May 27, 2007, our board of directors reconvened the May 25, 2007 meeting by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Representatives of Sidley summarized the mark-ups of the documents received from Kirkland, including the principal legal issues raised by the mark-ups. Management and representatives of Morgan Stanley discussed the terms of the financing reflected in the forms of equity and debt commitment letters received from Madison Dearborn. Following discussion, our board authorized Morgan Stanley to request Madison Dearborn to increase its proposed offer price to $89.00 per share and, in connection therewith, indicate that, in that event, we would be willing to forego the right to pay the annual cash dividend for 2007 expected to be declared by our board in early June in the amount of $0.60 per share. Our board also gave directions to Sidley with respect to the principal legal issues raised by the mark-ups of the agreements, including the merger agreement.

Following the May 27, 2007 board meeting, representatives of Morgan Stanley delivered our board’s request as to price and representatives of Sidley and Kirkland, with the input of their respective clients, proceeded to negotiate the terms of the merger agreement and limited guaranty, and Mr. Krasny’s legal counsel and Kirkland negotiated the terms of the support agreement.

On May 28, 2007, our board of directors met in person. Representatives of Morgan Stanley, William Blair and Sidley and members of senior management were also present for portions of the meeting. Our board received a briefing on events since the May 27, 2007 board meeting. Representatives of Morgan Stanley indicated that Madison Dearborn had not yet reacted to the request with respect to the offer price but Morgan Stanley was expecting to hear from them shortly. Representatives of Sidley discussed the manner in which the principal outstanding items in the agreements had been resolved and then again reviewed the fiduciary duties of our directors. Morgan Stanley reviewed the forms of the equity and debt commitment letters delivered to us by Madison Dearborn and presented its financial analysis of the proposed merger with Merger Sub (the entity formed by Madison Dearborn to effect the merger), based on an assumed merger consideration of $87.00 per share. After responding to questions, Morgan Stanley delivered to our board an oral opinion to the effect that, as of May 28, 2007 and based on and subject to the matters stated in its opinion, the $87.00 per share in cash proposed to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Morgan Stanley indicated that, assuming the final merger consideration was $87.00 per share or higher, it would deliver its written opinion later that day with the final merger consideration reflected in its written opinion. Thereafter, William Blair joined the meeting and presented its financial analysis of the proposed merger with Merger Sub, based on an assumed merger price of $87.00 per share. Immediately thereafter, representatives of Morgan Stanley reported that Madison Dearborn had reacted to our price proposal of the previous day and now proposed an offer price per share of $87.75 per share, provided that we agree not to pay any cash dividends while the merger agreement was in effect. Morgan Stanley also reported that Madison Dearborn indicated that the $87.75 per share price was its best and final offer. Following discussion, our board decided not to seek further negotiations with respect to the purchase price. William Blair then delivered to our board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 28, 2007, that as of such date and based on and subject to the assumptions and qualifications set forth in its written opinion, the $87.75 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley then delivered to our board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 28, 2007, that as of such date and based on and subject to the assumptions and considerations set forth in its written opinion, the $87.75 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinions of Morgan Stanley and William Blair, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinions, are attached as Appendix C and Appendix D to this proxy statement, respectively. Representatives of Sidley then reviewed the terms of the proposed merger agreement and the proposed timetable for completion of the transaction. Representatives of Morgan Stanley then discussed the possible strategic buyers that could be contacted after execution of the merger agreement and during the period in which we would be permitted to actively solicit higher bids for our company, referred to as the “go-shop period.” Morgan Stanley stated its belief that no strategic buyer was likely to offer a price equal to or above the $87.75 per share price being offered by Madison Dearborn. In addition, our board discussed whether to contact any private equity sponsors during the go-shop period. Based on the process undertaken in exploring a possible sale of our company in which several of the largest and most active private equity sponsors had been involved, the fact that private equity sponsors would be aware of the transaction after its announcement and could contact our company during the go-shop period or thereafter, and taking into account the views of Morgan Stanley, our board decided not to actively solicit additional private equity sponsors during the go-shop period. After additional discussion, and taking into account the factors described below in greater detail under “—Reasons for the Merger; Recommendation of Our Board of Directors,” our board of directors unanimously (with Mr. Krasny recused, as he had been at all meetings of our board since February 12, 2007 during which a possible sale of the company was considered) approved resolutions which, among other things, approved the merger, the merger agreement, the support agreement and the other transactions contemplated by the merger agreement and resolved to recommend that our shareholders vote for the approval of the merger agreement. Such approval was subject to delivery of the executed equity commitment and debt commitment letters referenced in the merger agreement.

Following the May 28, 2007 board meeting, representatives of Morgan Stanley informed Madison Dearborn of the action taken by our board, and representatives of Sidley and Kirkland finalized the merger agreement and related documents.

During the afternoon of May 28, 2007, representatives of Madison Dearborn requested to meet with Mr. Edwardson to discuss the amount he would be willing to invest in the entity that Madison Dearborn would form to acquire our company. As noted above, our board had previously authorized Mr. Edwardson to have discussions with Madison Dearborn with respect to this subject. Based on discussions between Madison Dearborn and Mr. Edwardson, Madison Dearborn initially requested that Mr. Edwardson invest approximately $25.0 million. Mr. Edwardson indicated that he was prepared to invest approximately $15.0 million. After further discussions between Mr. Edwardson’s legal counsel and Madison Dearborn, Mr. Edwardson orally agreed to reinvest $20.0 million in CDW on a going-forward basis following completion of the merger if the employment arrangements to be offered to him by Madison Dearborn were determined by him in his sole discretion to be fair. Madison Dearborn agreed to proceed on that basis. Mr. Edwardson did not have any discussions with Madison Dearborn at this time concerning those employment arrangements.

Later that evening, representatives of Madison Dearborn informed representatives of Morgan Stanley that it would not be delivering equity commitment letters in the expected amounts at that time but that it expected to do so on May 29, 2007. The representatives of Madison Dearborn raised the possibility of restructuring the transaction to provide for the delivery of $83.00 per share in cash plus “stub equity” (which structure had been used in a recently announced merger transaction involving Harman International Industries Inc. and previously raised as a possible structure by Madison Dearborn earlier in the sale process). Late on May 28, 2007, The Wall Street Journal reported in its on-line edition that CDW was in discussions to be acquired by a private equity firm, expected to be Madison Dearborn. The story also appeared in the print edition on May 29, 2007.

Early in the morning on May 29, 2007, our board of directors met by teleconference. Representatives of Morgan Stanley and Sidley and members of senior management were also present for portions of the meeting. Our board received a briefing on events since the May 28, 2007 board meeting, including the report in The Wall

Street Journal. Mr. Edwardson reported on his discussions with Madison Dearborn on May 28, 2007. Representatives of Sidley indicated that the merger agreement, support agreement and limited guaranty were essentially complete. Representatives of Morgan Stanley then reported on their conversations with Madison Dearborn concerning the timing of delivery of the equity commitment letters. Madison Dearborn informed Morgan Stanley shortly after the commencement of the meeting of our board that it expected to be able to deliver the requisite equity and debt commitment letters before the end of the day. Upon the suggestion of Morgan Stanley, our board requested Morgan Stanley to speak directly with each of the Initial Equity Sponsors as soon as possible following conclusion of the board meeting to confirm that the commitment letters would be forthcoming and to confirm that no additional approvals were required within the Initial Equity Sponsors’ respective organizations that could prevent the commitment letters from being signed promptly. Madison Dearborn permitted Morgan Stanley to speak directly with each of the other Initial Equity Sponsors.

Following the May 29, 2007 board meeting, representatives of Morgan Stanley and a member of our senior management had discussions with each of the Initial Equity Sponsors to confirm that they would be delivering signed equity commitment letters later that day. Members of our board were notified of the results of those discussions. In addition, representatives of Sidley and Kirkland, with input from their respective clients, finalized the terms of an amendment to the confidentiality agreement between Madison Dearborn and us that would give Madison Dearborn permission after execution of the merger agreement to seek financing for the merger from any private equity, hedge or other investment firm or fund, as well as any existing or prospective limited partners of any investment fund managed by Madison Dearborn unless such limited partner is an operating business that is a direct competitor of ours or an electronics retailer.

During the evening of May 29, 2007, CDW, Parent and Merger Sub executed the merger agreement; Parent, Merger Sub and the Krasny Shareholders executed the support agreement; CDW and the MDCP Parties executed the limited guaranty; Parent and the Initial Equity Sponsors executed the equity commitment letters; Parent, Merger Sub and the Initial Debt Providers executed the debt commitment letter; and Madison Dearborn and CDW executed an amendment to the confidentiality agreement. Following the execution of such documents, CDW issued a press release announcing the execution of the merger agreement and the support agreement. The material terms of the merger agreement and the support agreement are described below under “Terms of the Merger Agreement” beginning on page 61 of this proxy statement, which description is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement, and the support agreement, which is attached as Appendix B to this proxy statement.

Following the execution of the merger agreement, Madison Dearborn invited Providence to join Madison Dearborn as a partner in the transaction. Following the completion of its business, legal and accounting due diligence, including a number of discussions and meetings with our management and Madison Dearborn, the Providence Parties agreed to join with the MDCP Parties to provide the majority of the equity financing necessary to consummate the merger. Accordingly, on July 1, 2007, the Providence Parties executed and delivered an equity commitment letter to Parent, pursuant to which the Providence Parties committed to provide $1,035 million in equity financing, and a limited guaranty in favor of CDW in respect of Parent’s obligations under the merger agreement, with a maximum liability of $137,181,600.

Additionally, following the execution of the merger agreement, DB Investment Partners, Inc. agreed to join with the Initial Equity Sponsors and the Providence Parties in providing a portion of the equity financing necessary to consummate the merger and agreed to join with the Initial Debt Providers in providing a portion of the debt financing necessary to consummate the merger. DB Investment Partners, Inc. delivered an equity commitment letter to Parent dated as of July 1, 2007 in respect of its equity commitment in the amount of $66.7 million, and an amended and restated debt commitment letter was entered into on June 27, 2007 to reflect certain affiliates of DB Investment Partners, Inc. joining as lenders thereunder.

As a result of the foregoing, the MDCP Parties delivered an amended and restated equity commitment letter, which reduced their commitment from $1,203 million to $1,168 million, and an amended and restated limited guaranty, which reduced their maximum liability thereunder from $292.0 million to $154,818,400; and J.P. Morgan Ventures Corporation and LB I Group, Inc. each delivered amended and restated equity commitment letters which reduced their respective equity commitments from $575 million to $66.7 million.

Following the execution of the merger agreement, at the direction of the CDW board of directors, Morgan Stanley began the process of contacting parties to determine whether they might be interested in exploring a transaction with CDW that would be superior to the proposed merger. Morgan Stanley contacted five potential strategic buyers, including Company A, and one diversified investment company. None of the six parties Morgan Stanley contacted expressed a willingness to receive and evaluate information about CDW and therefore, none of the parties signed confidentiality agreements to receive certain non-public materials regarding CDW. None of the parties Morgan Stanley contacted submitted a proposal to pursue an acquisition of CDW.

In addition to contacting the six parties above, Morgan Stanley separately distributed to approximately 140 recipients comprised of attorneys, private equity professionals, public and private company executives and other individuals an email summarizing the transaction (including the go-shop provision) and including a case study on the proposed merger. Such case study was based upon publicly available information. Morgan Stanley also distributed to all of its investment banking professionals globally information summarizing the transaction (including the go-shop provision) and including the transaction case study. Morgan Stanley received no inquiries from any parties expressing an interest in pursuing an acquisition of CDW.

On June 5, 2007, our board of directors met in person. Representatives of Morgan Stanley and Sidley and members of senior management were present for portions of the meeting. Morgan Stanley reported on the solicitation efforts described in the preceding paragraph and that none of the parties contacted, and no other parties, had expressed to Morgan Stanley any interest in receiving information about our company or in making a takeover proposal with respect to our company. Members of management indicated that no one had contacted them either concerning such matters. Following discussion, our board of directors (with Messrs. Edwardson and Krasny recused) authorized members of management to engage in discussions with Madison Dearborn about post-merger employment and the ability of management to invest in CDW on a going-forward basis after completion of the merger. No detailed discussions have taken place to date. For more information, see “—Interests of CDW’s Directors and Executive Officers in the Merger—Arrangements with Parent, Madison Dearborn and Providence” beginning on page 52 of this proxy statement.

Following the end of the go-shop period on June 29, 2007, CDW notified Parent that CDW had not received any takeover proposals during the go-shop period and therefore there were no “excluded parties” for purposes of the solicitation provisions of the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its decision to approve the merger, our board of directors (except for Mr. Krasny, who did not participate in the meetings of our board regarding the merger agreement) consulted with legal and financial advisors and considered and evaluated a number of factors, including:

•	The current and historical financial condition and results of operations of CDW.

•	The financial projections of CDW and the risks associated with the ability to meet such projections.

•

The other possible strategic alternatives to the merger, including continuing to operate CDW on a stand-alone basis, a sale of CDW to a strategic buyer, a leveraged recapitalization or a meaningful acquisition and the feasibility, risks and uncertainties associated with each alternative.

•	The fact that CDW had engaged in a competitive bid process with Madison Dearborn and seven other private equity sponsors with the goal of maximizing shareholder value.

•	The fact that the $87.75 per share price in the merger agreement was the result of several price increases made by Madison Dearborn during the process.

•

The relationship of the $87.75 per share price to the current trading price and the historical trading prices of CDW common stock, including the fact that $87.75 per share represented a 16.1% premium over the closing price of CDW common stock on May 25, 2007, the last trading day before publication of the article in The Wall Street Journal concerning a possible sale of CDW, and 18.8% and 31.4% premiums over the average closing price for the 30 and 90 day periods preceding that date, respectively.

•

The decision of our board of directors to defer soliciting indications of interest from strategic buyers until after a merger agreement had been entered into based upon, among other things, a desire to maintain the confidentiality of the process and a desire not to share proprietary information with competitors until it was clear that a transaction at an attractive price could be achieved, and the provisions of the merger agreement providing for a “go-shop” period that would allow us to actively solicit strategic buyers for 30 days and the relatively low termination fee of $73.0 million, which is approximately 1.0% of the equity value of the transaction, if we were to terminate the merger agreement in connection with a takeover proposal by a party who made a proposal during the go-shop period.

•

The view of our board of directors, based on consultation with Morgan Stanley, that the conditions in the market for private and public debt and private equity were particularly strong and the uncertainty over how long those conditions would continue.

•	The fact that the consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders.

•

The opinions of each of Morgan Stanley and William Blair that, as of May 28, 2007, based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the $87.75 per share in cash to be received by the holders of CDW common stock pursuant to the merger agreement was fair from a financial point of view to such shareholders, as well as the respective presentations by Morgan Stanley and William Blair on May 28, 2007 in connection with the foregoing opinions.

•

The execution of a support agreement by the Krasny Shareholders in connection with the execution of the merger agreement pursuant to which they have agreed to vote the shares of CDW common stock owned by them in favor of approval of the merger agreement during the time the support agreement is in effect.

•	The fact that our shareholders will be entitled to dissenters’ rights under Illinois law.

•	The steps taken to control the sale process, including by controlling access to potential debt and equity sources and generally prohibiting discussions with management about post-merger compensation.

•

The fact that the confidentiality agreement between Madison Dearborn and us limits the ability of Madison Dearborn to establish exclusive arrangements with potential debt financing sources that might impede the ability of a third party to make a competing offer for CDW.

•	The terms and conditions of the merger agreement (which our board of directors believes would not preclude a superior proposal), and the course of negotiation thereof, including:

➢	CDW’s right to solicit acquisition proposals for 30 days after execution of the merger agreement (referred to as the “go-shop” period);

➢	the relatively low termination fee of $73.0 million, which is approximately 1.0% of the equity value of the transaction, if CDW were to terminate the merger agreement in connection with a takeover proposal by a party who made a proposal during the go-shop period;

➢	CDW’s right, following the go-shop period and prior to approval of the merger agreement by CDW’s shareholders, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if CDW’s board of directors, or a committee thereof, determines in good faith, after consultation with its financial advisors and outside counsel, that such proposal could reasonably be expected to result in a transaction that is more favorable to CDW’s shareholders than the merger and that failure to do so would be inconsistent with the board’s fiduciary duties;

➢	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition or receipt of customer approvals or consents and that a third party appraisal firm must provide a solvency opinion;

➢	the structure of the transaction as a merger which will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth;

➢	CDW’s right, in the exercise of the board’s fiduciary duties, to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including matching rights in certain circumstances) and the payment of a termination fee of $73.0 million (in connection with a takeover proposal by a party who made a proposal during the go-shop period) or $146.0 million (in other circumstances);

➢	the CDW board of directors’ right to change its recommendation, in the exercise of its fiduciary duties, other than in response to a takeover proposal; and

➢	CDW’s right to receive a reverse termination fee of $146.0 million from Parent if Parent fails to receive its financing proceeds by specified dates and the merger is otherwise ready to close.

•

The nature of the financing commitments received by Parent and Merger Sub with respect to the merger, including (i) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (ii) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement.

•	A guaranty of Parent’s and Merger Sub’s obligations under the merger agreement of up to $292.0 million in the aggregate by the MDCP Parties and the Providence Parties.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that, following the merger, CDW’s public shareholders will cease to participate in any future earnings growth of CDW or benefit from any future increase in its value.

•

The fact that the ability of Parent and Merger Sub to complete the merger is effectively subject to the receipt of financing by Parent and Merger Sub, and that such financing may not be available for reasons beyond the control of CDW, Parent and Merger Sub.

•

CDW’s remedy for any breach of the merger agreement by Parent is limited to the $292.0 million in guaranties from the MDCP Parties and the Providence Parties and, in limited circumstances, the right to specific performance of the guaranties.

•	The closing conditions to the merger, including shareholder approval.

•	The fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to CDW’s shareholders entitled to receive such consideration.

•	The possible disruption to CDW’s business that might result from the announcement of the merger and the resulting distraction of the attention of CDW’s management.

•

The relatively high degree of leverage on CDW as a result of the financing structure to effect the merger and the resulting risk of a potential fraudulent conveyance in the event of a failure of CDW following the merger. In mitigation of this risk, the CDW board of directors considered the views of Morgan Stanley and that the merger agreement contains as a condition to closing that the parties receive a third party solvency opinion.

•

The restrictions on the conduct of CDW’s business prior to completion of the merger which could delay or prevent us from undertaking business opportunities that might arise pending completion of the merger.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. After considering these factors, our board of directors (with Mr. Krasny recused) concluded that the positive factors relating to the merger and the merger agreement outweighed the potential negative factors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to the foregoing factors. In addition, individual directors may have given different weight to different factors.

Based on the factors outlined above, our board of directors determined that the merger agreement and the merger are fair to holders of our common stock.

Our board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and believes that the merger is advisable and in the best interests of the holders of CDW common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Morgan Stanley

The CDW board of directors retained Morgan Stanley to provide CDW with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. CDW selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation. At the meeting of the CDW board of directors on May 28, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 28, 2007, and based upon and subject to the various considerations set forth in the opinion, the $87.75 per share in cash to be received by holders of shares of CDW common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of May 28, 2007, is attached to this proxy statement as Appendix C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of CDW common stock as to how to vote at the special meeting of shareholders to be held in connection with this transaction. Morgan Stanley provided its opinion for the information and assistance of the CDW board of directors in connection with the directors’ consideration of the merger and addresses only the fairness from a financial point of view of the consideration pursuant to the merger agreement to holders of shares of CDW common stock as of the date of the opinion. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of CDW;

•	reviewed certain internal financial statements and other financial and operating data concerning CDW prepared by the management of CDW;

•	reviewed certain financial projections prepared by the management of CDW;

•	discussed the past and current operations and financial condition and the prospects of CDW with senior executives of CDW;

•	reviewed the reported prices and trading activity for CDW common stock;

•	compared the financial performance of CDW and the prices and trading activity of CDW common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of CDW and Madison Dearborn and their legal advisors;

•

reviewed the merger agreement; the equity commitment letters of the Initial Equity Sponsors and debt commitment letter of the Initial Debt Providers substantially in the form of the drafts dated May 26, 2007 and May 27, 2007, respectively, and certain related documents; and

•	performed such other analysis and considered such other factors as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of CDW. Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of CDW and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CDW, nor was it furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 28, 2007. The various analyses summarized below were based on closing prices for CDW common stock as of May 25, 2007, and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Review of Projected Financial Performance

Morgan Stanley reviewed management estimates of CDW’s projected financial performance through year 2009, which we refer to in this section as the Organic Growth Case, and a sensitivity case referred to as the Sensitivity Scenario that incorporates potential acquisitions into the Organic Growth Case. In addition, Morgan Stanley reviewed CDW’s projected financial performance based on available equity research estimates through year 2008 and compared these estimates to management’s estimates. Morgan Stanley noted that the projected financial performance for CDW from equity research estimates was in line with CDW management’s Organic Growth Case estimates.

Historical Stock Trading Range Analysis

Morgan Stanley performed a historical stock trading range analysis to provide background and perspective on the historical share prices and trading volume of CDW common stock. Morgan Stanley reviewed the closing prices and trading volume of CDW common stock for various periods ending May 25, 2007, the last full trading day prior to the meeting of the CDW board of directors to consider approval of the merger agreement and before a rumor of a possible sale of CDW was disclosed publicly in an article in The Wall Street Journal. Morgan Stanley observed the following:

Period Ended May 25, 2007	Price
May 25, 2007	$75.56
Last Twelve Months High	$79.61
Last Twelve Months Low	$50.57
30-Trading Day Average	$73.88
90-Trading Day Average	$66.78
180-Trading Day Average	$67.27

This analysis indicated that the preliminary $87.00 per share cash merger consideration, and the subsequently increased $87.75 per share cash merger consideration as described under “Background of the Merger” beginning on page 13 of this proxy statement, to be received by holders of shares of CDW common stock pursuant to the merger agreement represented:

•	Premia of 15.1% and 16.1%, respectively, based on the closing market price of $75.56 per share of CDW common stock on May 25, 2007;

•	Premia of 9.3% and 10.2%, respectively, based on the high price of $79.61 per share of CDW common stock for the twelve month period ended May 25, 2007;

•	Premia of 72.0% and 73.5%, respectively, based on the low price of $50.57 per share of CDW common stock for the twelve month period ended May 25, 2007;

•	Premia of 17.8% and 18.8%, respectively, based on the average trading price of $73.88 per share of CDW common stock for the 30-day period ended May 25, 2007;

•	Premia of 30.3% and 31.4%, respectively, based on the average trading price of $66.78 per share of CDW common stock for the 90-day period ended May 25, 2007;

•	Premia of 29.3% and 30.4%, respectively, based on the average trading price of $67.27 per share of CDW common stock for the 180-day period ended May 25, 2007; and

•	The all-time high price for a share of CDW common stock.

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

Discounted Equity Research Share Price Targets Analysis

Morgan Stanley reviewed future share price targets for the price per share of CDW common stock in equity research reports published by equity research analysts that cover CDW common stock. These targets reflect each analyst’s estimate of the future public market trading price of shares of CDW common stock. Morgan Stanley noted that the range of next twelve months (“NTM”) common stock price targets published by the seven equity research analysts for CDW who had published such data as of May 25, 2007 was $72.00 to $90.00. Morgan Stanley applied a discount rate of 11.0% to the $75.00 median of the seven price targets. Morgan Stanley selected the discount rate based on its estimate of the cost of equity capital of CDW. Based upon this analysis, Morgan Stanley estimated a value per share of CDW common stock of $67.50.

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

The public market trading share price targets published by equity research analysts do not necessarily reflect current market trading prices for CDW’s common stock and these estimates are subject to uncertainties, including the future financial performance of CDW and future financial market conditions.

Present Value of Future Stock Price Analysis

Morgan Stanley performed a present value of future stock price analysis, which is designed to provide insight into the future value of a company’s common stock as a function of the company’s future earnings and its multiple of current forward price to earnings per share, referred to in this proxy statement as EPS, plus estimated dividends payable over the period, which value is subsequently discounted by a selected discount rate to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for CDW common stock. To calculate the discounted equity value, Morgan Stanley utilized CDW management’s Organic Growth Case and Sensitivity Scenario financial forecasts for years 2007 through 2009 and extrapolated these forecasts through 2010 based on CDW management input. Morgan Stanley adjusted the EPS forecasts upward for years 2007 through 2010 to account for the assumption, based on CDW management input, that all excess cash above $150.0 million would be used to repurchase shares. Morgan Stanley multiplied the adjusted EPS for years 2007 to 2010 by the range of price to EPS multiples obtained from CDW’s observed historical and current NTM multiples to derive a range of future values per share of CDW common stock. Morgan Stanley then discounted this range of future values per share by a discount rate of 11.0% (Morgan Stanley’s estimate of the cost of equity capital of CDW) to derive a range of present values per share. The present value of estimated future dividends paid to CDW shareholders was based on management’s Organic Growth Case and Sensitivity Scenario projections for dividends, adjusted for share repurchases as noted above, paid through the aforementioned dates and was also calculated using a discount rate of 11.0%. Based on the foregoing, Morgan Stanley calculated an implied value per share range of CDW common stock of approximately $81.50 to $87.50 for the Organic Growth Case and $81.50 to $90.50 for the Sensitivity Scenario.

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

Comparable Companies Trading Analysis

Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley reviewed and compared certain current and historical financial information for CDW corresponding to current and historical financial information, ratios and public market multiples for other companies that share similar business characteristics with CDW. Morgan Stanley selected the companies used in its comparable company trading analysis based on such companies’ business models, product and service offerings and end markets served. Morgan Stanley then excluded certain of those companies based on the amount of their revenues, the size of their market capitalization or other characteristics that made them dissimilar to CDW. Morgan Stanley also excluded certain companies that may offer products and services similar to CDW’s products and services but were not directly comparable to CDW due to the diversification of such companies’ businesses among other characteristics. The selected comparable companies used in this analysis were:

Original Equipment Manufacturer / Direct Marketer:

•	Dell Inc.

Direct Marketers / Resellers:

•	GTSI Corp.

•	Insight Enterprises, Inc.

•	PC Connection, Inc.

•	PC Mall, Inc.

Distributors:

•	Arrow Electronics, Inc.

•	Avnet, Inc.

•	Ingram Micro Inc.

•	SYNNEX Corporation

•	Tech Data Corporation

For purposes of this analysis, Morgan Stanley analyzed the ratio of price to estimated earnings for calendar years 2007 and 2008 of each of these selected companies for comparison purposes.

Based on the analysis of the relevant financial multiples and ratios for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples for the selected comparable companies and applied this range of multiples to the corresponding CDW financial statistic. Morgan Stanley used CDW management’s estimates of the Organic Growth Case EPS for years 2007 and 2008, adjusted upward to account for the assumption, based on CDW management input, that all excess cash above $150.0 million would be used to repurchase shares. Morgan Stanley then calculated an implied value per share of CDW common stock based on the selected range of ratios of price to estimated earnings by multiplying the estimated EPS for years 2007 and 2008 by the selected range of ratios of price to estimated EPS. The results of this analysis are depicted in the table below:

Calendar Year Financial Statistic	CDW Statistic	Comparable Company Multiple Range	Implied Value Per CDW Share
Price to Estimated 2007 EPS	$4.06	16.0x – 18.0x	$65.00 – $73.00
Price to Estimated 2008 EPS	$4.72	13.0x – 15.0x	$61.50 – $71.00

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

No company utilized in the comparable companies trading analysis is identical or directly comparable to CDW. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CDW, such as the impact of competition on the businesses of CDW and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of CDW or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis

Morgan Stanley also performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms and premium of selected transactions that share certain characteristics with the relevant transaction. In connection with its analysis, Morgan Stanley compared publicly available statistics for 15 selected information technology product and service provider transactions announced between October 9, 1998 and May 25, 2007, the most recent of which was publicly announced on November 6, 2006. Morgan Stanley selected these precedent transactions based on the fact that the target companies were in the information technology product and service provider sector, the same broader industry as CDW. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

•	Access Distribution / Avnet, Inc.

•	Berbee Information Networks Corporation / CDW Corporation

•	Radstone Technology Plc / GE Fanuc Embedded Systems

•	Software Spectrum, Inc. / Insight Enterprises, Inc.

•	Targus Group International, Inc. / Fenway Partners, Inc.

•	XN Checkout Holdings Plc / Torex Retail Plc

•	Azlan Group Plc / Tech Data Corporation

•	CompuCom Systems, Inc. / Platinum Equity, LLC

•	Techpac Holdings Limited / Ingram Micro, Inc.

•	Micro Warehouse / CDW Corporation

•	Comark, Inc. / Insight Enterprises, Inc.

•	MoreDirect, Inc. / PC Connection, Inc.

•	Action Plc / Insight Enterprises, Inc.

•	Micro Warehouse / Investor Group

•	Vanstar Corporation / Inacom Corporation

For each transaction listed above, Morgan Stanley derived the aggregate values for the transaction, defined as market capitalization plus net debt, divided by last twelve months (“LTM”) earnings before interest and taxes, referred to in this proxy statement as EBIT, of the target company, resulting in a reference range for the selected transactions. The resulting ratio of aggregate value to LTM EBIT multiple range was 2.3x to 38.5x with a median of 9.4x and a mean of 12.7x. Morgan Stanley selected a representative ratio of aggregate value to LTM EBIT multiple range of 10.0x to 12.0x based on the precedent transactions listed above and applied that range to the LTM EBIT of CDW, adjusted to include a full year of financial results of Berbee and to exclude non-recurring expenses related to the Micro Warehouse litigation settlement. Morgan Stanley also derived the NTM price to estimated earnings ratio computed by dividing the price paid per share of each target company by research analysts’ NTM estimated earnings for that target, resulting in a reference range for the selected transactions. The resulting NTM price to estimated earnings multiple range was 9.3x to 20.0x with a median of 14.0x and a mean of 15.0x. Morgan Stanley selected a representative NTM price to estimated earnings multiple range of 15.0x to 20.0x based on the precedent transactions listed above and applied that range to the NTM (the period of April 1, 2007 through March 31, 2008 for the purposes of this analysis) estimated EPS of CDW. Morgan Stanley used CDW management’s estimate of the Organic Growth Case NTM EPS, adjusted upward to account for the assumption, based on CDW management input, that all excess cash above $150.0 million would be used to repurchase shares. The results of this analysis are depicted in the table below. In addition, Morgan Stanley also derived the premium paid to the closing share price one day prior to the date of the announcement for the selected transactions. The resulting premia range was -5.0% to 38.9% with a median of 15.1% and a mean of 16.3%. Morgan Stanley selected a representative premia range of 15.0% - 25.0% based on the precedent transactions listed above and applied these premia to the closing share price of $75.56 on May 25, 2007, the last full trading day prior to the meeting of the CDW board of directors to consider approval of the merger agreement and before a rumor of a possible sale of CDW was disclosed publicly in an article in The Wall Street Journal.

Precedent Transaction Financial Statistics	CDW Statistic	Comparable Transactions Statistic	Implied Value Per CDW Share
Aggregate Value to LTM EBIT	$453 million	10.0x – 12.0x	$61.00 – $72.00
Price to NTM EPS	$4.23	15.0x – 20.0x	$63.50 – $84.50
Premium to Closing Share Price One-Day Prior to Announcement	$75.56	15.0% – 25.0%	$87.00 – $94.50

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

No company or transaction utilized in the precedent transactions analysis is identical to CDW or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of CDW, such as the impact of competition on the business of CDW or the industry generally, industry growth and the absence of any adverse material change in the financial condition of CDW or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed an analysis of the present value of the free cash flows, discounted to April 1, 2007, that CDW could generate from 2007 and beyond using CDW management’s Organic Growth Case and Sensitivity Scenario financial forecasts for years 2007 to 2009 and extrapolations of those projections for years 2010 through 2016, which were calculated by Morgan Stanley based on CDW management input. Morgan Stanley discounted the unlevered free cash flows of CDW at CDW’s estimated weighted average cost of capital of 10.0%-12.0%, derived by applying the capital asset pricing model, the judgment of Morgan Stanley and the CDW capital structure. Morgan Stanley assumed terminal values based on a range of multiples of 9.0x-11.0x (based on a range of trading multiples for CDW historically) estimated year 2016 earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement as EBITDA, based on a combination of multiples derived from the comparable company analysis discussed above.

Based on the foregoing, Morgan Stanley calculated an implied value per share range of CDW common stock of approximately $79.50 to $89.00 for the Organic Growth Case and $83.50 to $94.50 for the Sensitivity Scenario.

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

Illustrative Recapitalization Analysis

Morgan Stanley described certain hypothetical leveraged recapitalization transactions involving CDW and the estimated value that CDW’s shareholders might have received in such transactions. This analysis assumed that CDW would use the proceeds of new debt financings, at a leverage range of 3.0x to 4.0x total debt to LTM EBITDA of CDW, adjusted to include a full year of Berbee financial results and to exclude non-recurring expenses related to the Micro Warehouse litigation settlement, referred to in this proxy statement as Adjusted EBITDA, to finance a cash self tender offer of $80.85 per share (which represents a 7% premium to CDW’s share price of $75.56 on May 25, 2007) for approximately $1.8 billion to $2.3 billion of its outstanding shares, by aggregate price. The estimated post-recapitalization trading value of the shares not purchased in the self tender offer was based upon an estimated price to estimated 2008 earnings ratio of 16.5x after giving effect to the additional leverage and Organic Growth Case financial projections. The leveraged recapitalization analysis indicated a range of blended equity values of $80.00 to $81.50 per share of CDW common stock based on estimated 2008 pro forma (for new debt financing and shares repurchased) earnings per share calculations and a 16.5x price to earnings ratio.

Leveraged Buyout Analysis

Using CDW management’s Organic Growth Case financial forecast for years 2007 to 2009 and Morgan Stanley’s extrapolations of those projections for years 2010 through 2012 based on CDW management input, Morgan Stanley also analyzed CDW from the perspective of a potential purchaser that was primarily a private equity firm that would effect a leveraged buyout of CDW using a debt capital structure that, based upon the judgment of Morgan Stanley, would maximize the per share value of CDW common stock. Based on its experience, Morgan Stanley assumed that a private equity firm would value its CDW investment in 2011 at an aggregate value that represented a multiple of calendar year 2012 EBITDA of approximately 11.0x. Morgan Stanley then calculated CDW’s 2011 equity value range by adding CDW’s forecasted 2011 cash balance and subtracting CDW’s forecasted 2011 debt outstanding. Based on the 2011 equity value range for CDW calculated by Morgan Stanley and Morgan Stanley’s assumption, based on its experience, that private equity firms would likely target 5-year internal rates of return ranging from approximately 15% to approximately 20% for similar transactions, Morgan Stanley derived estimated implied values per share that a private equity firm might be willing to pay to acquire CDW ranging from $84.00 to $90.00.

Morgan Stanley noted that the consideration to be received by the holders of shares of CDW common stock pursuant to the merger agreement was $87.00 per share which was subsequently increased to $87.75 per share as described under “Background of the Merger” beginning on page 13 of this proxy statement.

Subsequent to the rendering of Morgan Stanley’s fairness opinion, and in the course of assisting the CDW management team in updating the company’s management presentation to be provided to other potential buyers during the go-shop period, Morgan Stanley determined that the per year projected cash flow estimates, excluding the impact of any assumed share repurchases, it used in certain of its valuation analyses in connection with the preparation of its fairness opinion were each approximately $2.4 million higher than the latest per year projected cash flow estimates provided to the remaining potential buyers in the process on May 23, 2007. This difference in projected cash flow estimates occurred due to Morgan Stanley adding back $2.4 million of depreciation per year associated with CDW’s Berbee subsidiary that had already been included in CDW management’s projected cash flow estimates. The impact of the difference between the cash flow utilized in the affected valuation analyses used by Morgan Stanley, and the cash flow utilized in CDW management’s estimates on Morgan Stanley’s derived implied value per share ranges is set forth in the table below.

Analysis	Initial Range	Adjusted Range
Present Value of Future Stock Price Sensitivity Scenario	$81.50 – $90.50	$81.50 – $90.00
Discounted Cash Flow Analysis Organic Growth Case	$79.50 – $89.00	$79.00 – $88.50
Discounted Cash Flow Analysis Sensitivity Scenario	$83.50 – $94.50	$83.00 – $94.00
Leveraged Buyout Analysis Organic Growth Case	$84.00 – $90.00	$83.50 – $90.00

The impact of the difference in the per year projected cash flow estimates did not change the value ranges for the other valuation analyses Morgan Stanley performed in connection with the preparation of its fairness opinion.

In connection with the review of the merger by the CDW board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of CDW. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of CDW. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted these analyses described above solely as part of their analysis of the fairness of the merger consideration pursuant to the merger agreement for purposes of providing its opinion to the CDW board of directors as to the fairness from a financial point of view to the holders of shares of CDW common stock and in connection with the delivery of its opinion to the CDW board of directors. These analyses described above do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or at which shares of CDW common stock might actually trade. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous assumptions, factors or events, including with respect to industry performance, general business and economic conditions and other matters, beyond the control of the parties or their respective advisors, none of CDW, Morgan Stanley or any other person assumes responsibility if future results are materially different from those forecast. As described above, Morgan Stanley’s opinion to the CDW board of directors was one of many factors taken into consideration by the CDW board of directors in making its determination to approve the merger agreement.

The $87.75 per share in cash to be paid to the holders of shares of CDW common stock in the merger was determined through arm’s-length negotiations between CDW, acting through its legal and financial advisors from time to time, and Madison Dearborn, acting through its legal advisor from time to time, and was approved by the CDW board of directors. Morgan Stanley provided advice to CDW during these negotiations. Morgan Stanley did not, however, recommend any specific amount of consideration to CDW or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger. The analyses as described above should not be viewed as determinative of the opinion of the CDW board of directors with respect to the merger consideration or of whether the CDW board of directors would have been willing to agree to different merger consideration.

Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in performing financial analysis with respect to businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in equity securities of CDW and debt or equity securities or senior loans of any other company or any currency or commodity that may be involved in this transaction. In the past, Morgan Stanley and its affiliates have provided financial advisory services for CDW, Michael P. Krasny and related entities and Madison Dearborn and certain of its affiliates, and have received fees from CDW, Michael P. Krasny and related entities and Madison Dearborn and its affiliates for the rendering of these services. Morgan Stanley may also seek to provide such services to CDW, Michael P. Krasny and related entities and Madison Dearborn and its affiliates in the future and would receive fees for the rendering of these services. In addition, Morgan Stanley and its affiliates, directors or officers, including individuals working with CDW in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Madison Dearborn.

In addition, with the authorization of the CDW board of directors, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, made available to Parent and other potential bidders a financing package in connection with the merger. Pursuant to debt commitment letters entered into on May 29, 2007, and as amended on June 27, 2007, affiliates of Morgan Stanley have agreed to provide a portion of the debt financing for the merger. See “Financing—Debt Financing” beginning on page 45 of this proxy statement.

Pursuant to a letter agreement, CDW engaged Morgan Stanley to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the letter agreement, CDW agreed to pay Morgan Stanley an aggregate fee representing 0.49% of the aggregate consideration of the transaction, or approximately $34.2 million, $5.0 million of which has been paid and the balance of which is payable only upon the consummation of the merger. Pursuant to the terms of the letter agreement, CDW has agreed to reimburse Morgan Stanley for its reasonable expenses, including attorneys’ fees and disbursements, subject to a specified maximum. Finally, CDW has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Morgan Stanley.

Opinion of William Blair

William Blair was retained to act as financial advisor to the CDW board of directors to render certain investment banking services in connection with a potential business combination. As part of its engagement, the

CDW board of directors requested William Blair to render an opinion as to whether the $87.75 per share merger consideration to be received by the holders of outstanding shares of CDW common stock (other than Parent or its affiliates) was fair to such holders from a financial point of view. On May 28, 2007 William Blair delivered its oral opinion to the CDW board of directors and subsequently confirmed in writing that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $87.75 per share of CDW common stock was fair, from a financial point of view, to the holders of outstanding shares of CDW common stock (other than Parent or its affiliates).

William Blair provided the opinion described above for the information and assistance of the CDW board of directors in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between the CDW board of directors and Parent, and were approved by the CDW board of directors. William Blair did not recommend any specific merger consideration to CDW or the CDW board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED MAY 28, 2007, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE CDW BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF OUTSTANDING SHARES OF CDW COMMON STOCK (OTHER THAN PARENT OR ITS AFFILIATES) IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF CDW’S UNDERLYING DECISION TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In connection with its opinion, William Blair examined or discussed, among other things:

•	drafts of the merger agreement (draft dated May 27, 2007), support agreement (draft dated May 26, 2007), and equity and debt commitment letters (drafts dated May 26, 2007);

•	the audited historical financial statements of CDW for the five years ended December 31, 2006;

•	the unaudited financial statements of CDW for the three months ended March 31, 2007;

•

certain of CDW’s internal business, operating and financial information and forecasts for 2007 to 2011 (which we refer to in this section of the proxy statement as the forecasts), prepared by CDW’s senior management;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	CDW’s financial position and operating results compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of CDW common stock; and

•	certain other publicly available information on CDW.

William Blair also held discussions with members of CDW’s senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account such accepted financial and investment banking procedures and considerations it deemed relevant. William Blair was not requested to, nor did William Blair, solicit the interest of other parties in a possible business combination transaction with CDW.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion including, without limitation, the forecasts, and William Blair did not assume any responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of CDW or Parent (or any of its affiliates), nor have any such valuations or appraisals been provided to William Blair. William Blair was advised by CDW’s senior management that the forecasts examined by William Blair were reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management. In that regard, William Blair assumed, with the consent of the CDW board of directors, that (i) the forecasts would be achieved in the amounts and at the times contemplated thereby and (ii) all of CDW’s material assets and liabilities (contingent or otherwise) are as set forth in CDW’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they are based. William Blair was not requested to, and it did not, participate in the negotiation or structuring of the merger nor was William Blair asked to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for CDW or the effect of any other transaction in which CDW might engage. William Blair’s opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of May 28, 2007. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal, accounting and tax matters on advice of CDW’s advisors. William Blair assumed that the executed drafts of the merger agreement, support agreement and equity and debt commitment letters will conform in all material respects to the last drafts thereof reviewed by William Blair and that the merger will be consummated substantially on the terms described in the merger agreement, without any amendment or waiver of any material terms or conditions, and that the financing will be available in accordance with the terms set forth in the equity and debt commitment letters. William Blair did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation or the ability of the surviving corporation to pay its obligations when they become due.

William Blair expressed no opinion as to the price at which CDW common stock will trade at any future time. William Blair noted that such trading price may be affected by a number of factors, including but not limited to:

•	dispositions of CDW common stock by shareholders;

•	changes in prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in the current capital markets;

•	the occurrence of adverse changes in CDW’s financial condition, business, assets, results of operations or prospects or in the market;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on terms and conditions that are acceptable to all parties in interest.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the CDW board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Historical Trading Information

William Blair noted that the per share consideration of $87.75 to be paid pursuant to the merger agreement exceeded CDW’s historical all-time high closing share price, on a split-adjusted basis, of $83.50. In addition, William Blair noted that 100% of CDW’s shares sold and purchased on The Nasdaq Stock Market during the three year period ended May 25, 2007 traded at a per share price below $80.00.

Selected Public Company Analysis

William Blair reviewed and compared certain financial information relating to CDW to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. The companies selected by William Blair were:

•	Arrow Electronics, Inc.

•	Avnet, Inc.

•	Dell Inc.

•	Gateway, Inc.

•	GTSI Corp.

•	Hewlett-Packard Company

•	Ingram Micro Inc.

•	Insight Enterprises, Inc.

•	PC Connection, Inc.

•	PC Mall, Inc.

•	SYNNEX Corporation

•	Systemax Inc.

•	Tech Data Corporation

•	Zones, Inc.

Among the information William Blair considered was revenue, EBITDA, EBIT and EPS. William Blair considered the enterprise value of each selected public company, which William Blair defined as the company’s market capitalization plus preferred equity and total debt, less cash and cash equivalents, as a multiple of the revenue, EBITDA and EBIT of each company for the LTM for which results were filed with the SEC by each company. William Blair also considered the per share price of each company’s common equity as a multiple of each company’s EPS estimates for 2007 and 2008. The operating results and the corresponding multiples for CDW and each of the selected public companies were based on each company’s most recent financial information filed with the SEC, closing share prices as of May 25, 2007 and consensus Wall Street analysts’ EPS estimates for calendar years 2007 and 2008, as well as, for CDW only, CDW’s senior management’s estimate of CDW’s EPS for 2007 and 2008.

William Blair derived CDW’s enterprise value implied by the proposed merger by multiplying the preliminary $87.00 per share consideration and the subsequently increased per share consideration of $87.75, as described under “Background of the Merger” beginning on page 13 of this proxy statement, to be paid pursuant to the merger agreement by the aggregate number of shares, restricted shares and in-the-money options outstanding as of May 15, 2007 and subtracting the related exercise price for the options to arrive at an implied equity value. William Blair then added the amount of total debt less any cash and cash equivalents and marketable securities as of March 31, 2007 to arrive at CDW’s implied enterprise value.

To enhance the comparability of CDW’s financial results to those of the selected public companies, senior management provided William Blair with information that enabled William Blair to adjust CDW’s reported revenue, EBITDA and EBIT for the LTM to (1) in the case of “actual” and “pro forma” results set forth below, add-back non-recurring litigation settlement expenses incurred in 2006, and (2) in the case of “pro forma” results only, reflect the results of CDW’s acquisition of Berbee for the full LTM period.

William Blair then compared the implied valuation multiples for CDW using the preliminary $87.00 per share consideration and the subsequently increased per share consideration of $87.75 to be paid pursuant to the merger agreement to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

Multiple	CDW Corporation at $87.00 per share	CDW Corporation at $87.75 per share	Selected Public Company Valuation Multiples
			Min	Median	Mean	Max

Enterprise Value/LTM Actual Revenue	0.95x	0.96x	0.10x	0.22x	0.36x	1.29x
Enterprise Value/LTM Pro Forma Revenue	0.92x	0.93x

Enterprise Value/LTM Actual EBITDA	14.1x	14.2x	6.6x	9.6x	9.4x	12.4x
Enterprise Value/LTM Pro Forma EBITDA	13.7x	13.8x

Enterprise Value/LTM Actual EBIT	15.1x	15.2x	7.9x	10.7x	11.2x	16.5x
Enterprise Value/LTM Pro Forma EBIT	14.8x	15.0x

2007P P/E (CDW Corporation management estimate)	21.8x	22.0x	10.8x	15.2x	15.8x	23.9x
2007P P/E (CDW Corporation consensus estimate)	21.9x	22.1x

2008P P/E (CDW Corporation management estimate)	19.5x	19.6x	10.2x	12.8x	13.0x	17.9x
2008P P/E (CDW Corporation consensus estimate)	19.7x	19.9x

William Blair noted that the implied valuation multiples based on the terms of the merger were in each instance above the relevant mean and median multiples, and above the high-end of the range of the enterprise value to EBITDA and 2008 P/E multiples, of the selected public companies.

Although William Blair compared the valuation multiples of the selected public companies at the date of its opinion to the CDW board of directors, none of the selected public companies is identical to CDW. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected public companies.

Selected M&A Transactions Analysis

William Blair performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 2001 and focused primarily on target companies in the information technology distribution, information technology marketing, and information technology products manufacturing industries that it deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions and in the case of CDW’s acquisition of Berbee, publicly available information and information provided by CDW’s senior management. The selected transactions were not intended to be representative of the entire range of possible relevant transactions in the respective industries. The 15 transactions examined were (identified by target/acquirer and month and year of completion):

•	Global Imaging Systems, Inc./Xerox Corporation (May 2007)

•	Agilysys KeyLink Systems Group/Arrow Electronics, Inc. (April 2007)

•	Access Distribution (MRA Systems)/Avnet, Inc. (December 2006)

•	Berbee Information Networks Corporation/CDW Corporation (October 2006)

•	Software Spectrum, Inc./Insight Enterprises, Inc. (September 2006)

•	Atea Holding AB/Ementor ASA (August 2006)

•	IBM’s Personal Computing Division/Lenovo Group Limited (May 2005)

•	Tech Pacific Limited/Ingram Micro, Inc. (November 2004)

•	CompuCom Systems, Inc./Platinum Equity, LLC (October 2004)

•	OfficeMax Incorporated/Boise Cascade Corporation (December 2003)

•	Azlan Group PLC/Tech Data Corporation (March 2003)

•	Compaq Computer Corporation/Hewlett-Packard Company (May 2002)

•	Comark, Inc./Insight Enterprises, Inc. (April 2002)

•	Action plc/Insight Enterprises, Inc. (October 2001)

•	Kent Electronics Corporation/Avnet, Inc. (June 2001)

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of the target’s revenue, EBITDA and EBIT and the equity value of the target as a multiple of its net income for the latest twelve months prior to the announcement of the applicable transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA, EBIT and net income for the selected transactions to the implied transaction multiples of CDW’s LTM actual and pro forma (as described below) revenue, EBITDA, EBIT and net income based on the preliminary $87.00 per share consideration and the subsequently increased per share consideration of $87.75 per the terms of the proposed merger.

To enhance the comparability of CDW’s financial results to the selected transactions results, CDW’s senior management provided William Blair with information that enabled William Blair to adjust CDW’s revenue, EBITDA, EBIT and net income for the LTM as set forth below to (1) in the case of “actual” and “pro forma” results, add-back non-recurring litigation settlement expenses incurred in 2006, and (2) in the case of “pro forma” results only, reflect the results of CDW’s acquisition of Berbee for the full LTM period.

Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

Multiple	CDW Corporation at $87.00 per share	CDW Corporation at $87.75 per share	Selected Transaction Valuation Multiples
			Min	Median	Mean	Max

Enterprise Value/LTM Actual Revenue	0.95x	0.96x	0.10x	0.28x	0.38x	1.52x
Enterprise Value/LTM Pro Forma Revenue	0.92x	0.93x

Enterprise Value/LTM Actual EBITDA	14.1x	14.2x	3.0x	8.5x	8.4x	12.3x
Enterprise Value/LTM Pro Forma EBITDA	13.7x	13.8x

Enterprise Value/LTM Actual EBIT	15.1x	15.2x	3.4x	9.4x	10.6x	16.2x
Enterprise Value/LTM Pro Forma EBIT	14.8x	15.0x

Equity Value/LTM Actual Net Income	24.3x	24.6x	3.7x	17.1x	17.9x	31.6x
Equity Value/LTM Pro Forma Net Income	24.7x	25.0x

William Blair noted that the implied valuation multiples based on the terms of the merger were in all cases above the relevant mean and median valuation multiples, and above the high-end of the range of the enterprise value to EBITDA valuation multiples, of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the valuation multiples implied by the proposed merger, none of these transactions or associated companies is identical to the merger or CDW. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of the transactions and other factors that would necessarily affect CDW’s implied value in the merger versus the values of the companies in the selected transactions.

Premiums Paid Analysis

William Blair reviewed data from 237 acquisitions of publicly traded domestic companies occurring since January 1, 2004 in which 100% of the target’s equity was acquired and the enterprise value implied by the transaction ranged between $1.0 billion and $10.0 billion. Specifically, William Blair analyzed for all 237 transactions the acquisition price per share as a premium to the target’s closing share price one day, one week, one month, 90 days and 180 days, as well as the target’s highest closing share price in the 52 weeks, prior to the announcement of the transaction. William Blair compared the range of resulting per share price premiums for the selected transactions to the premiums implied by the preliminary $87.00 per share consideration and the subsequently increased per share consideration of $87.75 per the terms of the proposed merger based on CDW’s closing share prices one day, one week, one month, 90 days and 180 days, as well as CDW’s highest per share closing price in the 52 weeks prior, to May 28, 2007. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium to Closing Price Before Announcement Measured as of	CDW Corporation		Premium Paid Data Percentile
	at $87.00 per share	at $87.75 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	15.1%	16.1%	1.5%	6.6%	9.7%	14.9%	18.0%	21.7%	27.2%	32.7%	44.4%
One Week	12.0%	13.0%	3.3%	9.0%	11.7%	17.4%	19.4%	23.4%	30.0%	34.5%	43.8%
One Month	18.4%	19.5%	5.2%	12.2%	18.5%	22.1%	24.8%	27.9%	31.7%	38.2%	48.3%
90 Days	35.0%	36.2%	6.3%	15.8%	22.2%	26.6%	30.7%	36.5%	41.6%	49.9%	65.7%
180 Days	24.1%	25.2%	5.6%	15.1%	23.0%	29.1%	34.1%	41.5%	48.2%	57.5%	73.5%
52-Week High	9.1%	10.1%	(15.2%)	(6.7%)	(2.9%)	0.0%	0.9%	1.4%	2.1%	3.2%	10.4%

William Blair noted that the premium implied by the terms of the merger exceeded the 30th percentile for the one week, one month and 180 day time periods, the 40th percentile for the one day time period, the 50th percentile for the 90 day time period and the 80th percentile for the 52-week high.

Take Private Premiums Paid Analysis

William Blair reviewed data from 62 acquisitions of publicly traded domestic companies occurring since January 1, 2004 in which 100% of the target’s equity was acquired in a take private transaction involving a financial sponsor acquirer, and the enterprise value implied by the transaction ranged between $1.0 billion and $10.0 billion. Specifically, William Blair analyzed for all 62 transactions the acquisition price per share as a premium to the target’s closing share price one day, one week, one month, 90 days and 180 days, as well as the highest share price in the 52 weeks, prior to the announcement of the transaction. William Blair compared the range of resulting per share price premiums for the reviewed transactions to the premiums implied by the preliminary $87.00 per share consideration and the subsequently increased per share consideration of $87.75 per the terms of the proposed merger based on CDW’s closing prices one day, one week, one month, 90 days and 180 days, as well as CDW’s highest share price in the 52 weeks prior, to May 28, 2007. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premium to Closing Price Before Announcement Measured as of	CDW Corporation		Premium Paid Data Percentile
	at $87.00 per share	at $87.75 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	15.1%	16.1%	(0.7%)	3.3%	6.3%	8.7%	13.5%	15.4%	18.4%	23.2%	29.7%
One Week	12.0%	13.0%	3.3%	6.5%	9.5%	13.0%	16.5%	17.7%	19.7%	27.5%	33.1%
One Month	18.4%	19.5%	3.5%	9.2%	12.2%	16.5%	19.6%	22.3%	25.5%	28.4%	37.5%
90 Days	35.0%	36.2%	7.8%	12.8%	17.0%	22.7%	25.9%	29.8%	31.8%	41.5%	49.3%
180 Days	24.1%	25.2%	7.7%	13.1%	16.9%	24.7%	26.6%	33.4%	35.1%	41.7%	57.0%
52-Week High	9.1%	10.1%	(12.3%)	(7.5%)	(4.0%)	(1.4%)	(0.2%)	1.5%	2.3%	2.9%	11.2%

William Blair noted that the premiums implied by the terms of the merger exceeded the 30th percentile for the one week time period, the 40th percentile for the one month and 180 day time periods, the 60th percentile for the one day time period, the 70th percentile for the 90 day time period and the 80th percentile for the 52-week high.

Discounted Cash Flow Analysis

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of June 30, 2007 of CDW’s forecasted free cash flows through the year ending December 31, 2011. William Blair defined free cash flows as tax-adjusted operating cash flow plus non-cash stock compensation expense less capital expenditures and changes in working capital. William Blair calculated the assumed terminal value of the enterprise at December 31, 2011 by multiplying projected EBITDA in the year ending December 31, 2011 by multiples ranging from 11.5x to 13.5x as well as by assuming a perpetuity of free cash flow based on growth rates ranging from 3.0% to 6.0%. William Blair noted that the EBITDA multiple range was based on the implied multiple of the merger, CDW’s historical multiples over the five year period ended May 25, 2007 and the range of the multiples from the selected public company trading analysis and selected transaction analysis shown above. The range of perpetuity growth rates assumed was based on CDW’s historical operating cash flows and the forecasts. To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 12.5% to 14.5%. The discount rates were selected by William Blair based on the weighted average cost of capital for the selected public companies that William Blair deemed relevant. To determine the range of fully diluted implied equity value per share for CDW implied by this discounted cash flow analysis, William Blair added to the derived present values CDW’s net cash and the aggregate exercise proceeds for CDW’s in-the-money options as of May 15, 2007 to arrive at an implied equity value and then divided that amount by the total fully diluted shares outstanding, including restricted shares and in-the-money options, as of

May 15, 2007. The fully diluted equity value implied by the discounted cash flow analysis ranged from $78.47 per share to $94.44 per share based on a range of terminal values derived by multiples of EBITDA, and from $43.84 per share to $67.02 per share based on a range of terminal values derived by perpetuity of free cash flow, as compared to the consideration of $87.75 per share to be received pursuant to the merger agreement.

Leveraged Acquisition Analysis

William Blair utilized the forecasts to perform an analysis concerning the price that could be paid by a typical leveraged buyout purchaser to acquire CDW. In this analysis, William Blair assumed a capital structure and financing rate scenario consistent with the proposed debt capital structure that CDW will have following the merger. This analysis assumed (1) a holding period commencing June 30, 2007 and ending December 31, 2011; (2) a targeted internal rate of return to equity investors of approximately 20% to 25%; (3) a range of exit multiples of CDW’s projected 2011 EBITDA of 11.5x to 13.5x; and (4) a range of total debt to LTM pro forma EBITDA of 8.5x to 9.5x. This analysis indicated that the consideration a leveraged buyout purchaser, with the aforementioned targeted internal rate of return expectations, might be willing to pay per share of CDW common stock ranged from $80.00 to $91.80, as compared to the consideration per share to be received in the merger of $87.75 per share.

Stand-Alone Accretion / Dilution Analysis

William Blair analyzed the price at which an all cash acquisition would be break-even to an acquirer’s generally accepted accounting principles (which we refer to as “GAAP”) earnings per share and “cash earnings per share.” For purposes of the cash earnings per share analysis, William Blair excluded non-cash stock compensation expense and non-cash amortization expense related to identifiable intangible assets resulting from a transaction. William Blair utilized CDW’s 2008 results reflected in the forecasts and analyzed an all cash acquisition with the following assumptions: (i) acquisition financed by an acquirer with debt at interest rates ranging from 8% to 9%; (ii) a range of 25% to 35% of the purchase price paid in excess of tangible book value allocated to identifiable intangible assets; (iii) identifiable intangible assets amortized over seven to 10 years; and (v) a marginal tax rate of 38.4%. The accretion / dilution break-even analysis resulted in an implied price per share range for CDW common stock of $59.65 to $69.54 on a GAAP earnings per share basis and $81.92 to $91.12 on a cash earnings per share basis, as compared to the consideration per share to be received in the merger of $87.75 per share.

In the course of preparing this proxy statement, it was determined that the annual 2010 and 2011 projected cash flow estimates utilized by William Blair in its valuation analyses in support of its fairness opinion were each approximately $2.4 million higher than the subsequently adjusted projected cash flow estimates for those years. This difference in projected cash flow estimates occurred due to the add-back of $2.4 million of depreciation per year associated with CDW’s Berbee subsidiary that had already been included in the projected cash flow estimates. The impact of the difference in projected cash flow estimates on William Blair’s derived implied value per share ranges for each of the affected valuation analyses is set forth in the table below.

Analysis	Initial Range	Adjusted Range
Discounted Cash Flow Analysis:
Terminal Values Derived Using Multiples of EBITDA	$78.47 - $94.44	$78.26 - $94.19
Terminal Values Derived Using Perpetuity of Free Cash Flow	$43.84 - $67.02	$43.66 - $66.72
Leveraged Acquisition Analysis	$80.00 - $91.80	$79.90 - $91.67

The impact of the difference in the per year projected cash flow estimates did not change the value ranges for the other valuation analyses William Blair performed in connection with the preparation of its fairness opinion.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of CDW common stock (other than Parent or its affiliates). Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by the CDW board of directors, including the solicitation of potential financial bidders. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to CDW or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade shares of CDW common stock and other securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities. In addition, William Blair provides equity research coverage on CDW and was an underwriter in six of CDW’s prior public equity offerings. William Blair has also provided certain investment banking services to Madison Dearborn Partners from time to time and has received fees for such services.

The CDW board of directors hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated May 23, 2007, a retainer fee of $200,000 became payable upon execution of the letter agreement and an additional $1,800,000 became payable to William Blair upon the delivery of its opinion. CDW has paid the aggregate fee of $2.0 million to William Blair. In addition, CDW has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including reasonable fees and expenses of its counsel) reasonably incurred by it in connection with its services, subject to a specified maximum, and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Delisting and Deregistration of CDW Common Stock

CDW common stock is registered as a class of equity securities under the Exchange Act and is quoted on The Nasdaq Stock Market under the symbol “CDWC.” As a result of the merger, CDW will be a privately-held company, with no public market for its common stock. After the merger, CDW common stock will cease to be traded on The Nasdaq Stock Market, and price quotations with respect to sales of shares of CDW common stock in the public market will no longer be available. In addition, CDW will no longer be required to file periodic reports with the Securities and Exchange Commission (which we refer to in this proxy statement as the SEC) after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in CDW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, which is incorporated in this proxy statement by reference, for risks relating to CDW’s business.

Failure to complete the merger could negatively impact the market price of CDW common stock.

If the merger is not completed for any reason, CDW will be subject to a number of material risks, including the following:

•	the market price of CDW common stock may decline to the extent that the current market price of CDW common stock reflects a market assumption that the merger will be completed;

•

costs relating to the merger agreement, such as legal, accounting and financial advisory fees, and in specified circumstances, termination and expense reimbursement fees, must be paid by us even if the merger is not completed and CDW’s ability to recover from Parent under the guaranties of the MDCP Parties and the Providence Parties is limited to specified circumstances; and

•

the diversion of management’s attention from the day-to-day business of CDW and the potential disruption to its coworkers and its relationships with customers, suppliers and distributors during the period before the completion of the merger may make it difficult for CDW to achieve its strategic plan.

•

The restrictions on the conduct of CDW’s business prior to completion of the merger which could delay or prevent us from undertaking business opportunities that might arise pending completion of the merger.

If the merger is not approved by CDW’s shareholders at the special meeting, CDW, Parent and Merger Sub will not be permitted under Illinois law to complete the merger and each of CDW and Parent will have the right to terminate the merger agreement. Upon such termination and under specified circumstances, CDW may be required to reimburse Parent for certain of its expenses up to a maximum of $35.0 million and to pay to Parent a termination fee of $146.0 million (less the amount of reimbursed expenses). See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page 78 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Uncertainties associated with the merger may cause key personnel to seek opportunities outside of CDW.

As is typical in transactions like the proposed merger, our current and prospective coworkers may feel uncertain about their future roles and relationships with CDW following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and coworkers during the period prior to completion of the merger.

Financing

CDW estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $7.54 billion, which includes approximately $7.29 billion to be paid out to CDW’s shareholders and holders of other equity-based interests in CDW and the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Parent and Merger Sub have obtained equity financing commitments from the Equity Sponsors and debt financing commitments from the Debt Providers for the transactions contemplated by the merger agreement. After giving effect to the contemplated draws under the debt commitments, CDW currently expects total new debt outstanding at the close of the merger to be approximately $4.66 billion.

Equity Financing

The Equity Sponsors have delivered equity commitments in the following amounts:

Equity Sponsors	Commitment Amount
MDCP Parties	$1,168,000,000
Providence Parties	1,035,000,000
J.P. Morgan Ventures Corporation	66,700,000
LB I Group, Inc	66,700,000
DB Investment Partners, Inc.	66,700,000

TOTAL	$2,403,100,000

The equity commitment letters provide that the equity funds will be contributed to fund the merger consideration in accordance with the merger agreement. Each of J.P. Morgan Ventures Corporation, LB I Group, Inc. and DB Investment Partners, Inc. may assign all or a portion of its equity funding obligation to its affiliates or affiliated funds; however, any such assignment will relieve the applicable Equity Sponsor of its contractual obligation to provide equity financing only if such affiliate or affiliated fund represents to Parent that it is capable of performing the applicable equity funding obligations.

Each of the equity commitments is subject to completion of the merger. The equity commitments by the MDCP Parties and the Providence Parties will expire automatically upon the termination of the merger agreement in accordance with its terms. The equity commitments by J.P. Morgan Ventures Corporation, LB I Group, Inc. and DB Investment Partners, Inc. will terminate automatically upon the earliest to occur of (i) March 11, 2008, (ii) immediately following the effective time of the merger, provided that neither such party is in breach of its equity funding obligations, (iii) the termination by Parent of the merger agreement in accordance with its terms and (iv) the termination of the MDCP Parties’ and the Providence Parties’ equity commitments.

Concurrently with the execution and delivery of the equity commitment letter, the MDCP Parties and the Providence Parties have executed and delivered to CDW limited guaranties related to the performance by Parent and Merger Sub of certain payment obligations under the merger agreement. For a description of the guaranties, see “Terms of the Merger Agreement—Limited Guaranties by the MDCP Parties and the Providence Parties” beginning on page 80 of this proxy statement.

Debt Financing

Pursuant to an amended and restated debt commitment letter dated June 27, 2007, the Debt Providers have delivered debt financing commitments in the following amounts:

Debt Providers	Commitment Amount
JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.	$1,455,000,000
Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc. and Lehman Brothers Inc.	1,455,000,000
Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities, Inc.	970,000,000
Morgan Stanley Senior Funding, Inc.	970,000,000

TOTAL	$4,850,000,000

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., on the one hand, and Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc. and Lehman Brothers Inc., on the other hand, were each allocated 30% of the total commitments, and Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities, Inc., on the one hand, and Morgan Stanley Senior Funding, Inc., on the other hand, were each allocated 20% of the total commitments. Assuming the merger is completed and the

Debt Providers provide financing as contemplated by the debt commitment letter, it is estimated by Parent that Morgan Stanley could be entitled to receive financing fees of up to $20.5 million pursuant to the fee schedule attached to the debt commitment letter.

The debt financing commitments consist of: (i) a senior secured revolving credit facility in an aggregate principal amount of up to $700.0 million, (ii) a senior secured revolving term loan facility in an aggregate principal amount of up to $2,200.0 million, (iii) a senior bridge facility in an aggregate principal amount of $1,040.0 million, and (iv) a senior subordinated bridge facility in an aggregate principal amount of $910.0 million.

The merger agreement contemplates a period of 30 consecutive calendar days, which we refer to in this proxy statement as the marketing period, to consummate the transactions contemplated by the debt financing commitments. There are certain requirements in order for the marketing period to commence. See “Terms of the Merger Agreement—Financing; Cooperation” beginning on page 71 of this proxy statement.

The debt commitment letter and the debt financing commitments thereunder will automatically terminate if the initial borrowing under the facilities does not occur on or before the earlier of (i) the consummation of the merger and (ii) 30 days following February 11, 2008. The debt financing commitments are subject to the satisfaction or waiver of certain conditions, including, without limitation, the following:

•	the absence of a material adverse effect (as defined in the merger agreement);

•

the execution and delivery of definitive credit documentation consistent with the debt commitment letter and the term sheets for the debt facilities and consistent with similar facilities involving affiliates of Madison Dearborn and Providence or, to the extent agreed to by Madison Dearborn and Providence, affiliates of other top-tier private equity sponsors;

•

the consummation of the merger substantially simultaneously with the initial borrowing under the facilities, without any material provision of the merger agreement having been waived, amended, supplemented or otherwise modified in a manner material and adverse to the lenders without the consent of the lead arrangers (which consent may not be unreasonably withheld or delayed);

•	the consummation of the equity contribution to Parent substantially simultaneously with the initial borrowing under the facilities;

•	the receipt by the lead arrangers of certain audited, unaudited and pro forma financial statements, including certain projections; and

•

the receipt by the lead arrangers of documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made if the debt financing described herein is not available as anticipated.

Interests of CDW’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or in addition to, your interests as a shareholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Treatment of CDW Stock Options in the Merger

Options to acquire shares of CDW common stock granted under various CDW stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled as of the effective time of the merger in consideration for the right to receive a cash payment equal to the excess of $87.75 over the exercise price per share of the option multiplied by the number of shares subject to the option, less any applicable withholding taxes.

The table below sets forth, as of June 22, 2007, for each of CDW’s directors and executive officers, (a) the number of shares subject to vested options to purchase CDW common stock held by such person, (b) the value of such vested options (without regard to deductions for withholding taxes), calculated by multiplying (1) the excess of $87.75 over the per share exercise price of the option by (2) the number of shares subject to the option, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for withholding taxes), calculated by multiplying (1) the excess of $87.75 over the per share exercise price of the option by (2) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for withholding taxes), calculated, for each such person, by adding the amount shown in column (b) to the amount shown in column (d). This table assumes that the number of options held by each person in the table and the status of such options on the date of the consummation of the merger will be identical to the number of options held by him or her and the status of such options on June 22, 2007.

Information Regarding Stock Options

	Vested Options		Options that Will Vest as a Result of the Merger		Total
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Executive Officers
Dennis G. Berger	3,164	$98,605	12,657	$394,451	15,821	$493,056
Douglas E. Eckrote	107,832	$5,236,861	201,402	$11,356,039	309,234	$16,592,900
John A. Edwardson	1,975,075	$94,355,265	250,350	$7,856,706	2,225,425	$102,211,971
Harry J. Harczak, Jr.	174,067	$8,181,994	223,015	$12,083,914	397,082	$20,265,908
Barbara A. Klein	77,071	$2,525,644	46,466	$1,450,996	123,537	$3,976,640
Christine A. Leahy	46,438	$1,525,718	30,667	$961,644	77,105	$2,487,362
James R. Shanks	201,663	$10,860,783	212,611	$11,756,117	414,274	$22,616,900
Jonathan J. Stevens	87,038	$3,395,451	29,215	$914,311	116,253	$4,309,762

Total	2,672,348	$126,180,321	1,006,383	$46,774,178	3,678,731	$172,954,499

Directors
Michelle L. Collins	78,098	$4,079,907	11,376	$377,601	89,474	$4,457,508
Casey G. Cowell	57,831	$2,830,581	11,518	$384,453	69,349	$3,215,034
Daniel S. Goldin	33,847	$1,241,544	11,233	$370,701	45,080	$1,612,245
Thomas J. Hansen	1,977	$62,673	7,913	$250,848	9,890	$313,521
Donald P. Jacobs	54,691	$2,653,696	11,233	$370,701	65,924	$3,024,397
Stephan A. James	4,113	$119,918	8,903	$268,299	13,016	$388,217
Michael P. Krasny	23,847	$893,844	11,233	$370,701	35,080	$1,264,545
Terry L. Lengfelder	43,847	$1,639,294	11,233	$370,701	55,080	$2,009,995
Susan D. Wellington	30,987	$1,227,709	15,518	$541,093	46,505	$1,768,802
Brian E. Williams	57,260	$2,819,710	11,376	$377,601	68,636	$3,197,311

Total	386,498	$17,568,876	111,536	$3,682,699	498,034	$21,251,575

Treatment of CDW Restricted Stock in the Merger

Upon completion of the merger, all outstanding shares of restricted stock will become fully vested and will be converted into the right to receive a cash payment equal to $87.75 per share, less any applicable withholding taxes.

The table below sets forth, as of June 22, 2007, for each of CDW’s directors and executive officers, (a) the number of shares of restricted stock held by such person that will vest as a result of the merger and (b) the total cash payment that will be made to the director or executive officer with respect to those shares of restricted stock in connection with the merger (without regard to deductions for withholding taxes). This table assumes that the number of shares of restricted stock held by each person in the table on the date of the consummation of the merger will be identical to the number of shares of restricted stock held by him or her on June 22, 2007.

Information Regarding Restricted Stock

Executive Officers	(a) Shares	(b) Value
Dennis G. Berger	7,692	$674,973
Douglas E. Eckrote	3,569	$313,180
John A. Edwardson	19,624	$1,722,006
Harry J. Harczak, Jr.	5,332	$467,883
Barbara A. Klein	4,046	$355,037
Christine A. Leahy	2,855	$250,526
James R. Shanks	5,332	$467,883
Jonathan J. Stevens	2,855	$250,526

Directors	(a) Shares	(b) Value
Michelle L. Collins	0	—
Casey G. Cowell	0	—
Daniel S. Goldin	0	—
Thomas J. Hansen	1,000	$87,750
Donald P. Jacobs	0	—
Stephan A. James	1,000	$87,750
Michael P. Krasny	0	—
Terry L. Lengfelder	0	—
Susan D. Wellington	0	—
Brian E. Williams	0	—

Change in Control Severance Agreements

We have entered into change in control severance agreements with all of our executive officers. Each agreement provides for severance payments and other benefits to the executive officer if his or her employment is terminated under certain circumstances in connection with a change in control of CDW. The completion of the merger would constitute a change in control of CDW for purposes of these agreements.

John A. Edwardson

If Mr. Edwardson’s employment is terminated by CDW without cause or by Mr. Edwardson for good reason within two years following the change in control, by CDW at the request of a third party taking steps to effect a change in control or otherwise in connection with or in anticipation of a change in control or by Mr. Edwardson for any reason during the 30-day period commencing six months after the date of the change in control, Mr. Edwardson would receive the following payments and benefits:

•	all accrued obligations, including under CDW’s employee benefit plans,

•	pro rata bonus (based on target) under CDW’s Senior Management Incentive Plan or a successor plan (“SMIP”) for the year in which the termination occurs, through the date of termination,

•	a lump sum payment equal to 300% of (A) his base salary in effect prior to his termination and (B) his average SMIP bonus for the last three full fiscal years, and

•	continuation of all welfare benefits and senior executive perquisites for two years after termination or an equivalent cash payment.

In addition, Mr. Edwardson’s change in control severance agreement provides that all unvested stock options, restricted stock and other equity awards will vest in full upon a change in control of CDW. If the payments and benefits provided to Mr. Edwardson under his change in control severance agreement or otherwise would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, he would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

CDW has “cause” to terminate Mr. Edwardson’s employment if he has engaged in any of a list of specified activities, including the commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of CDW or its subsidiaries that constitutes gross negligence or willful misconduct in the performance of his material duties to CDW or its subsidiaries, the commission of a material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of Mr. Edwardson at the expense of CDW or its subsidiaries, or the conviction of a felony involving moral turpitude (other than those based entirely on vicarious liability).

Mr. Edwardson will have “good reason” to terminate his employment with CDW if (1) he is not re-elected as the Chairman and Chief Executive Officer of CDW, (2) he is assigned duties inconsistent with his position, authority, duties or responsibilities, or any other action by CDW that results in a substantial diminution of his position, authority, duties or responsibilities (subject to a right to cure for isolated, insubstantial and inadvertent actions), (3) CDW fails to comply with Mr. Edwardson’s change in control severance agreement including by reducing his compensation (subject to a right to cure for isolated, insubstantial and inadvertent actions), (4) any successor to CDW fails to expressly assume CDW’s obligations under the agreement, (5) his reassignment to an office location more than 50 miles outside of the Greater Chicago metropolitan area, or (6) under other circumstances specified in the change in control severance agreement.

CDW will be obligated to reimburse Mr. Edwardson, on a current basis, for all legal fees and expenses incurred in connection with a dispute under his change in control severance agreement unless CDW prevails over Mr. Edwardson in such dispute.

The benefits described above would be paid to Mr. Edwardson in lieu of any benefits that he would be entitled to receive under his employment agreement with CDW which ceases to govern the relationship between CDW and Mr. Edwardson after a change in control.

Executive Officers Other Than Mr. Edwardson

Each other executive officer is eligible to receive the payments and benefits outlined in his or her change in control severance agreement if the executive officer is terminated by CDW without cause or if the executive officer terminates his or her employment for good reason within two years following the change in control.

If the executive officer’s employment is terminated by CDW without cause or by the executive officer for good reason within two years following a change in control, the executive officer would receive the following payments and benefits:

•	payment of all accrued obligations through the date of termination,

•	pro rata SMIP bonus (based upon target) for the year in which the termination occurs, through the date of termination,

•

a lump sum payment equal to 250% of (A) the executive officer’s highest base salary during the 12 month period prior to the date of termination and (B) the executive officer’s SMIP bonus, calculating the amount of the bonus as the higher of the executive officer’s target SMIP bonus in the year in which the change in control occurs and the executive officer’s average SMIP bonus in the last three full fiscal years,

•	continuation of all welfare benefits for a period of two years or an equivalent cash payment, and

•	outplacement services of up to $20,000.

If the payments and benefits to an executive officer under the agreement or otherwise would subject the executive officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would be entitled to receive a “gross-up” payment, unless the executive officer’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

CDW has “cause” to terminate the executive officer’s employment under these agreements if the executive officer has engaged in any of a list of specified activities, including the commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of CDW or its subsidiaries that constitutes gross negligence or willful misconduct in the performance of the executive officer’s material duties to CDW or its subsidiaries, the commission of a material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the executive officer at the expense of CDW or its subsidiaries, or the conviction of a felony involving moral turpitude (other than those based entirely on vicarious liability).

The executive officer has “good reason” to terminate his or her employment if (1) there is a change in the executive officer’s reporting responsibilities, titles or offices with CDW as in effect immediately prior to the change in control that is adverse to the executive officer; (2) the executive officer is assigned duties inconsistent with the executive officer’s position, authority, duties, responsibilities or status, or CDW takes any other action that results in a substantial diminution of the executive officer’s position, authority, duties, responsibilities or status (subject to a right to cure for isolated, insubstantial and inadvertent actions not made in bad faith); (3) there is any reduction in the executive officer’s compensation (subject to a right to cure for isolated, insubstantial and inadvertent actions not made in bad faith); (4) any successor to CDW fails to expressly assume CDW’s obligations under the change in control severance agreement; or (5) the executive officer is reassigned to an office location more than 50 miles from the executive officer’s place of employment at the time of the change in control.

CDW will be obligated to reimburse the executive officers, on a current basis, for all legal fees and expenses incurred in connection with a dispute under these change in control severance agreements. If CDW prevails in a dispute with respect to which fees have been advanced, the executive officer will be required to reimburse CDW for those fees.

Information Regarding Change in Control Severance Payments

The following table sets forth information regarding the estimated value of payments and other benefits that would be payable or provided by CDW to each of CDW’s executive officers pursuant to the change in control severance agreements described above beginning on page 48 of this proxy statement if his or her employment were to be terminated immediately following the completion of the merger and assuming that the merger were to be completed on August 31, 2007, under circumstances entitling such executive officer to severance under such agreements.

Executive Officers	Pro Rata SMIP	Severance Payment	Health & Welfare Continuation	Outplacement	Gross-Up Payment (1)	Total Payments
Dennis G. Berger	$190,000	$1,362,500	$14,026	$20,000	$827,129	$2,413,655
Douglas E. Eckrote	$446,667	$2,350,000	$13,269	$20,000	$0	$2,829,936
John A. Edwardson	$666,667	$5,621,750	$7,342	$0	$4,687,954	$10,983,713
Harry J. Harczak, Jr.	$539,333	$2,822,500	$9,074	$20,000	$0	$3,390,907
Barbara A. Klein	$392,000	$2,195,000	$12,857	$20,000	$1,477,277	$4,097,134
Christine A. Leahy	$230,000	$1,550,000	$19,105	$20,000	$1,044,458	$2,863,563
James R. Shanks	$566,667	$2,925,000	$13,269	$20,000	$0	$3,524,936
Jonathan J. Stevens	$360,000	$2,046,458	$13,269	$20,000	$1,208,301	$3,648,028

(1)	Estimate of gross-up payment assumes that the special cash award described below on page 52 of this proxy statement has been paid.

All of CDW’s executive officers are bound by noncompetition agreements with CDW following any termination of their employment, including after a change in control. Mr. Edwardson is bound by noncompetition and nonsolicitation provisions that apply for a period of two years following any termination of his employment and confidentiality provisions that apply for an unlimited period of time following any termination of his employment. The remaining executive officers are bound by noncompetition and nonsolicitation provisions that apply for a period of twelve months (if the executive officer is not eligible for severance upon termination) or eighteen months (if the executive officer is eligible for severance upon termination) following any termination of employment. They also are bound by confidentiality provisions that apply for an unlimited period of time following termination.

Special Cash Awards in Lieu of 2007 Equity Grants

Under the equity compensation program in place at CDW prior to the time at which the merger agreement was entered into, certain coworkers, including executive officers, were eligible to receive equity awards on an annual basis. In the ordinary course, these awards would have been made on or about the date of CDW’s Annual Meeting of Shareholders. The merger agreement executed on May 29, 2007, however, included an agreement from CDW that it would not grant equity awards and as a result no equity awards were granted on June 5, 2007, the date on which CDW’s 2007 Annual Meeting of Shareholders was held, and no equity awards have otherwise been granted to coworkers for 2007. In lieu of such equity awards, however, if the merger is consummated, the company will make special cash payments, subject to certain conditions, to coworkers who would have received equity awards in 2007. Such cash payments will have a value approximately equal to the cash the coworkers would have received in connection with the merger had they received their normal equity awards in 2007. CDW’s executive officers are eligible for the following payments under this program:

Executive Officers	Special Cash Award
Dennis G. Berger	$303,538
Douglas E. Eckrote	$470,827
John A. Edwardson	$3,309,979
Harry J. Harczak, Jr.	$680,741
Barbara A. Klein	$531,688
Christine A. Leahy	$382,648
James R. Shanks	$759,751
Jonathan J. Stevens	$364,400

Exculpation, Indemnification and Insurance

The merger agreement provides, among other things, that, for a period of six years after the effective time of the merger, Parent will cause the articles of incorporation and bylaws of CDW and each of its subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, coworkers and agents than are set forth in the articles of incorporation or the bylaws of CDW as in effect on the date of the merger agreement. The merger agreement also provides that CDW shall obtain and fully pay the premium for an extension of specific portions of its existing directors’ and officers’ liability insurance for a period of six years after the effective time of the merger, subject to certain limitations. See “Terms of the Merger Agreement—Exculpation, Indemnification and Insurance of CDW’s Directors and Officers” beginning on page 72 of this proxy statement.

Arrangements with Parent, Madison Dearborn and Providence

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Madison Dearborn, Providence or their affiliates regarding employment with, or the right to participate in the equity of, CDW on a going-forward basis following completion of the merger. In addition, no member of our board of directors has entered into any agreement, arrangement or understanding with Madison Dearborn, Providence or their affiliates regarding the right to participate in the equity of CDW following completion of the merger. Notwithstanding the previous sentence, as described more fully under “The Merger—Background of the Merger” beginning on page 13 of this proxy statement, Mr. Edwardson orally agreed with Madison Dearborn to reinvest $20.0 million in CDW on a going-forward basis following completion of the merger if the employment arrangements to be offered to him by Madison Dearborn were determined by him in his sole discretion to be fair.

Madison Dearborn and Providence have informed us that it is their intention to retain members of our existing senior management team after the merger is completed. Our board of directors has authorized members of senior management to engage in discussions with representatives of Madison Dearborn and Providence regarding terms of employment, but detailed discussions have not yet taken place. Madison Dearborn and

Providence have informed us that they anticipate offering members of senior management the opportunity to participate in the equity ownership of CDW on a going-forward basis following completion of the merger and that they also intend to establish equity-based incentive compensation plans for senior management of Parent.

The Support Agreement

In connection with the merger agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into the merger agreement, the Krasny Shareholders have entered into a support agreement with Parent and Merger Sub. Pursuant to the support agreement, the Krasny Shareholders have agreed during the time the support agreement is in effect, at every meeting of CDW’s shareholders or adjournment thereof or in any other circumstances upon which a vote or other approval is sought, to vote all of their shares of CDW common stock entitled to be voted at such meeting or to cause any such shares to be voted: (i) in favor of the merger and the approval of the merger agreement and the transactions contemplated thereby and (ii) against any extraordinary corporate transaction (other than the merger) and any other takeover proposal.

The support agreement and the Krasny Shareholders’ voting obligations thereunder will terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) the time at which Parent or Merger Sub gives written notice of termination of the support agreement to the Krasny Shareholders.

Further, the Krasny Shareholders have agreed during the time the support agreement is in effect, not to, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of, or sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of any of, their shares of CDW common stock or any other securities convertible into or exchangeable for shares of CDW common stock, or enter into any contract, option or other arrangement or understanding with respect thereto, other than (i) pursuant to the terms of the merger agreement or the support agreement or (ii) with the prior written consent of Parent. Notwithstanding the preceding sentence, the Krasny Shareholders may transfer (x) up to 284,900 shares of CDW common stock by gift to charitable organizations without restriction of which 116,380 shares have been so transferred prior to the record date, and (y) up to 1,424,501 shares of CDW common stock by gift to charitable organizations provided that prior to, and as a condition of, any such gift, (a) each transferee unconditionally and irrevocably appoints Parent or its designee as a proxy to vote the shares in accordance with the first paragraph of this section and (b) the shares will be certificated and the certificate will bear a legend indicating that the shares are subject to the terms of the support agreement.

Pursuant to a waiver granted by Parent and Merger Sub of the transfer restrictions described in clause (y) of the previous sentence, on June 25, 2007, Michael P. Krasny transferred 4,200,000 shares of CDW common stock to the Circle of Service Foundation, Inc., a charitable organization of which Mr. Krasny is the President and a director. On June 29, 2007, the Circle of Service Foundation, Inc. agreed with Parent and Merger Sub that those shares would be subject to the terms of the support agreement.

The foregoing description of the support agreement does not purport to be complete and is qualified in its entirety by reference to the support agreement, which is attached as Appendix B to this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The Hart-Scott-Rodino Antitrust Improvements Act, which we refer to as the HSR Act, and the regulations promulgated thereunder require that Parent and CDW file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on July [•], 2007.

Nevertheless, at any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

The German Merger Control legislation, contained in the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”), requires transactions between companies with sales above certain limits on a worldwide scale and in Germany to be notified to the Federal Cartel Office (“FCO”). As the relevant thresholds for notification set out in the GWB are met, CDW, Madison Dearborn and Providence had to notify the transaction to the FCO and may not complete the transaction before clearance has been received. The required notification was filed with the FCO on June 26, 2007. The time periods for the FCO to decide on the notification are one month for a first phase review, extendable by the FCO to four months in more complicated cases.

The FCO may issue clearance decisions subject to conditions precedent (i.e. the transaction may be put into effect only after the condition has been satisfied), conditions subsequent (i.e. the transaction may be put into effect immediately but the clearance decision automatically becomes invalid if the condition is not met), or obligations (i.e. the transaction may be put into effect immediately but subject to obligations which the parties need to comply with afterwards).

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on CDW or, after completion of the transaction, Parent.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by CDW’s shareholders, conditions may be placed on the merger that could cause us to abandon it.

Litigation Relating to the Merger

On May 31, 2007, three putative class-action complaints were filed by shareholders of CDW, and on June 26, 2007, a fourth complaint was filed. Two complaints were filed in the United States District Court for the Northern District of Illinois, Murphy v. CDW Corporation, et al., No. 07-CV-3033 and Martin, et al. v. CDW Corporation, et al., No. 07-CV-3571. The other two complaints were filed in the Circuit Court of the Nineteenth Judicial District, Lake County, Illinois: Schuman v. CDW Corporation, et al., No. 07-CH-1416, and Fruchter v. CDW Corporation, et al., No. 07-CH-1417. The complaints each name CDW and the individual members of the CDW board of directors as defendants, and, in general, allege purported class claims of breach of fiduciary duty against CDW and its directors for engaging in a failed process to sell the company, failure to ensure that CDW’s shareholders receive fair and adequate value for their shares, failure to value CDW properly and failure to disclose material information to CDW’s shareholders, including the details of competing offers. The complaints also allege self-dealing by directors, some of whom are alleged to have received financial benefits not shared by the class. The Schuman complaint names Madison Dearborn as an additional defendant, alleging that Madison Dearborn aided and abetted breaches of fiduciary duty by CDW’s directors. The Schuman complaint also alleges improper conflicts between CDW and its financial advisors, including conflicts based on alleged business and other relationships between CDW’s financial advisors and CDW and Madison Dearborn. Among other things, all four complaints seek to enjoin the proposed merger. We believe the complaints to be without merit.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of CDW common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that might be applicable to a particular holder of CDW common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of CDW common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, holders who own 5% or more of CDW common stock and holders who do not hold their shares of CDW common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of CDW common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of CDW common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of CDW common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the CDW common stock surrendered. Any such gain or loss generally will be capital gain or loss if the CDW common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the CDW common stock for more than one year prior to the effective time of the merger. If the holder has held the CDW common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

Dissenting Shareholders

Our shareholders who validly exercise dissenters’ rights with respect to the merger, as described under “Dissenters’ Rights” beginning on page 56 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the CDW common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Each such shareholder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising dissenters’ rights.

Backup Withholding and Information Reporting

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of CDW common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of CDW common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of CDW common stock. Cash received in the merger will be subject to information reporting unless an exemption applies.

Dissenters’ Rights

CDW’s shareholders who (a) validly exercise their dissenters’ rights for their shares of CDW common stock in accordance with Section 11.70 of the IBCA (which we refer to in this proxy statement as Section 11.70) and (b) do not thereafter withdraw their demands for payment for such shares or otherwise lose their dissenters’ rights, in each case in accordance with the IBCA, will have the right to receive from CDW as the surviving corporation payment of an amount equal to the fair value of the shares, plus interest, if any, thereon, as agreed to by the surviving corporation and such shareholder or, in the absence of any such agreement, as determined by the Circuit Court of the State of Illinois for the County of Cook (which we refer to in this proxy statement as the circuit court).

Section 11.70 provides a procedure by which CDW’s shareholders at the effective time of the merger may seek payment for their shares in an amount that is different from the merger consideration. In any such proceeding, the circuit court would determine the fair value of the shares immediately before the effective date of the merger excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. Following such proceeding, the circuit court would direct the surviving corporation, pursuant to Section 11.70, to make payment of any difference between the merger consideration and such fair value, together with interest, if any, to CDW’s shareholders entitled thereto who validly exercised their dissenters’ rights.

This proxy statement affords CDW’s shareholders the notice required by Sections 11.30 and 11.70 of the IBCA. The right to exercise dissenters’ rights will be lost unless the requirements of Section 11.70 are fully and precisely satisfied. The following brief summary of the procedures for exercising dissenters’ rights is qualified in its entirety by the full text of Section 11.70, which is attached as Appendix E to this proxy statement.

CDW’s shareholders who wish to exercise their dissenters’ rights with respect to their shares must make a written demand for payment prior to the special meeting on [•], 2007. This written demand for payment must be in addition to and separate from a vote against, or abstaining from, the merger. CDW’s shareholders electing to exercise their dissenters’ rights must not vote “FOR” the approval of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of dissenters’ rights.

A demand for payment should be addressed to CDW at the following address:

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Attn: Corporate Secretary

As provided under Section 11.70, failure of CDW’s shareholders to make a written demand for payment within such time limit will result in the loss of such shareholder’s dissenters’ rights under Section 11.70. The written demand for payment must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the certificate for his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for payment for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner.

A beneficial owner of shares held in “street name” who desires to exercise his or her dissenter’s rights should take such actions as may be necessary to ensure that a timely and proper demand for payment is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring to exercise his or her dissenters’ rights who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for payment is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for payment may be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited.

Upon the later of ten days after the effective date of the merger and 30 days after delivery by a dissenting shareholder to the surviving corporation of a written demand for payment, the surviving corporation must send to each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the surviving corporation as to the estimated fair value of the shares, along with certain financial statements, and a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the surviving corporation of the certificate or certificates, or other evidence of ownership, with respect to such shares.

If the dissenting shareholder does not agree with the opinion of the surviving corporation as to the estimated fair value of the shares or the amount of interest due, such shareholder must notify the surviving corporation in writing of his or her estimated fair value and amount of interest due within 30 days from the delivery of the surviving corporation’s statement of value and must demand payment for the difference between the dissenting shareholder’s estimate of fair value and interest due and the amount paid by the surviving corporation upon the consummation of the merger. If, within 60 days from delivery to the surviving corporation of the dissenting shareholder’s estimation of fair value and interest due, such shareholder and the surviving corporation have not agreed in writing upon the fair value of the shares and interest due, the surviving corporation must either pay the difference in value demanded by the dissenting shareholder, with interest, or file a petition in the circuit court requesting the circuit court to determine the fair value of the shares and interest due. The surviving corporation must make all dissenters whose demands remain unsettled parties to the proceeding.

Each dissenter made a party to a proceeding is entitled to judgment for the amount, if any, by which the circuit court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation upon the consummation of the merger. The costs of the proceeding may be determined by the circuit court and assessed against the parties as the circuit court deems equitable. Under certain circumstances, the circuit court may also order that all or a portion of the expenses incurred by any shareholder in connection with the exercise of his or her dissenters’ rights or the expenses incurred by the surviving corporation, including, without limitation, the fees and expenses of counsel and experts utilized in the proceedings, be charged pro rata against the value of all the shares entitled to be appraised or charged against the surviving corporation.

A shareholder who has duly made a written demand for payment in compliance with Section 11.70 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to shareholders of record at a date prior to the effective time of the merger).

If any shareholder who demands payment for his or her shares under Section 11.70 fails to validly exercise his or her dissenters’ rights, his or her shares will be cancelled and become the right to receive $87.75 in cash per share, without interest. In view of the complexity of exercising your dissenters’ rights under Illinois law, if you are considering exercising these rights you should consult with your legal counsel.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred in connection with the merger are as follows in millions:

Financial advisor and financing fees and expenses	$[•]
Legal, accounting and other fees	[•]
Transaction fees	[•]

Total	$[•]

See “Terms of the Merger Agreement—Fees and Expenses” beginning on page 80 of this proxy statement.

Financial Projections

In connection with our possible sale, we provided projections to the prospective bidders, our board of directors, Morgan Stanley and William Blair. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that we provided in connection with our possible sale.

CDW did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the projections and should not be read to do so.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 5 of this proxy statement. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of CDW, our board of directors, Morgan Stanley or William Blair assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. You are cautioned not to rely on this information in making a decision whether to vote in favor of approval of the merger agreement.

The following table sets forth the latest estimates of CDW’s projected financial information through year 2009 that CDW furnished to our board of directors, Morgan Stanley and William Blair prior to the execution of the merger agreement. The projected financial information, which we refer to as the organic growth case, was also provided to Madison Dearborn and Fund E who were the only prospective bidders remaining in the sale process when the information became available on May 23, 2007.

The projected financial information reflects actual results through April 2007 and projected results for May through December 2007 and full year 2008 and 2009. CDW’s management made a number of assumptions when preparing the projected financial information, including:

•	Sales growth rate of 18.1% in 2007, 10.0% in 2008 and 10.0% in 2009. The higher growth rate in 2007 reflects a full year of results for Berbee, which CDW acquired in October 2006.

•	Profitability margins:

•	Gross profit margin of 16.1% in 2007, 2008 and 2009.

•	Operating margin of 6.2% in 2007, 6.3% in 2008 and 6.5% in 2009.

•	Interest rate earned on average cash balance of 3.7%.

•	Tax rate of 37.8% in 2007 and 38.5% in 2008 and 2009.

•	Annual capital expenditures of approximately $50.0 million or 0.5% of sales.

•	Working capital:

•	Accounts receivable days outstanding of 41

•	Inventory turns of 24

•	Accounts payable days outstanding of 22.

•	No share repurchases other than repurchases made through April 2007.

Organic Growth Case

	Year Ending December 31
	2007	2008	2009
	(In millions, except per share data)
Net Sales	$8,012	$8,815	$9,698
Gross Profit	1,290	1,416	1,558
Operating Income	498	558	626
Net Income	320	359	403
Earnings Per Share	$3.99	$4.47	$5.02

CDW’s management also developed a sensitivity case incorporating potential acquisitions into the organic growth case, which we refer to as the sensitivity scenario. For the sake of simplicity, the potential acquisitions took the form of two distinct transactions: (i) CDW’s purchase of a business similar to Berbee for $200.0 million on October 1, 2007 that would contribute $400.0 million of net sales to CDW and (ii) CDW’s purchase of a direct marketing business for $312.5 million on July 1, 2008 that would contribute $1.0 billion in net sales to CDW. The following table sets forth the projected financial information based on the sensitivity scenario.

Sensitivity Scenario

	Year Ending December 31
	2007	2008	2009
	(In millions, except per share data)
Net Sales	$8,112	$9,755	$11,278
Gross Profit	1,316	1,590	1,832
Operating Income	501	591	694
Net Income	317	365	428
Earnings Per Share	$4.02	$4.72	$5.58

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties CDW, Parent and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Illinois Business Corporation Act, Merger Sub will merge with and into CDW and the separate corporate existence of Merger Sub will end. CDW will be the surviving corporation in the merger and will continue to be an Illinois corporation after the merger and a wholly owned subsidiary of Parent. The articles of incorporation and by-laws of CDW, as the surviving corporation, will be substantially similar to those of CDW as of the date of the merger agreement.

The parties to the merger agreement agreed to take all actions necessary so that the directors of Merger Sub will, from and after the effective time of the merger, be the initial directors of CDW, as the surviving corporation, until the earliest of their death, resignation or removal or until their successors are duly elected or appointed and qualified. The officers of CDW at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of CDW, as the surviving corporation, until the earliest of their death, resignation or removal or until their successors are duly elected or appointed and qualified.

When the Merger Becomes Effective

Upon satisfaction or waiver of all closing conditions to the merger, CDW will file articles of merger with the Secretary of State of the State of Illinois on a date mutually agreed to by CDW and Parent (no later than the second business day after the satisfaction or waiver of all the closing conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, and in any case no earlier than the final day of the marketing period (as defined below), unless CDW and Parent agree to another date in writing). The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Illinois or at such other later date and time as CDW and Parent agree and specify in the articles of merger.

If shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the second half of the third quarter or early in the fourth quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Restricted Stock and Restricted Stock Units

The total merger consideration that is expected to be paid to holders of CDW common stock in the merger is approximately $6.97 billion. The merger agreement provides that, at the effective time of the merger:

•

each share of CDW common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of

CDW, shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent and dissenting shares under Illinois law) will be converted into the right to receive $87.75 in cash, without interest thereon;

•

each share of CDW common stock owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW or owned by Parent or Merger Sub or any other wholly owned subsidiary of Parent will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•

each share of CDW common stock owned by dissenting shareholders who validly exercise dissenters’ rights under Illinois law (and do not subsequently validly withdraw or fail to perfect their demands for payment or otherwise lose their rights of payment) will be converted into the right to receive such consideration as may be determined to be due pursuant to the dissenters’ rights procedures of Illinois law;

•

each share of CDW common stock owned by dissenting shareholders who, subsequent to such holders’ demands for payment, validly withdraw or fail to perfect their demands for payment or otherwise lose their rights of payment, in each case subject to Illinois law, will be deemed to have been converted into the right to receive $87.75 in cash; and

•	each share of Merger Sub common stock will be converted into and become one share of common stock of CDW, as the surviving corporation.

The merger agreement provides that, if between May 29, 2007 and the effective time of the merger there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of the shares, the merger consideration of $87.75 per share will be adjusted accordingly, without duplication, to provide CDW’s shareholders with the same economic effect as contemplated by the merger agreement prior to the adjustment.

The merger agreement further provides that, at the effective time of the merger, each option to acquire CDW common stock granted under various CDW stock incentive plans which is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled in consideration for the right to receive a cash payment (less any applicable withholding taxes) equal to the product of:

•	the total number of shares of CDW common stock subject to the option; and

•	the excess of $87.75 over the exercise price per share of the option.

The merger agreement also provides that, at the effective time of the merger, each share of restricted stock will become fully vested and will be converted into the right to receive $87.75 per share in cash, less any applicable withholding taxes.

The merger agreement further provides that, at the effective time of the merger, each restricted stock unit granted under CDW’s 2006 Stock Incentive Plan which is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled and converted into the right to receive a cash payment (less any applicable withholding taxes) equal to the product of:

•	the total number of shares of CDW common stock subject to the restricted stock unit; and

•	$87.75 per share.

Payment for CDW Common Stock in the Merger

At the effective time of the merger, Parent will, or will cause CDW as the surviving corporation to, deposit with a paying agent selected by Parent and reasonably satisfactory to CDW, sufficient cash to pay CDW’s shareholders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of CDW or its transfer agent of certificates representing CDW common stock and, if any certificates are presented to CDW for transfer, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of CDW.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of CDW common stock of record as of the effective time a letter of transmittal and instructions for use in effecting the surrender of CDW common stock certificates in exchange for the merger consideration. You should not send in your CDW common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by CDW (as the surviving corporation), post a bond in such reasonable amount as CDW directs as indemnity against any claim that may be made against CDW with respect to such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. Interest will not be paid or accrued in respect of cash payments of merger consideration. CDW, Parent or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

As promptly as practicable after the effective time of the merger, the paying agent will mail to each holder of shares of CDW common stock (other than dissenting shares) represented by book-entry on the records of CDW or its transfer agent a check in the amount of $87.75 per share for each share so held.

If payment is to be made to a person other than the person in whose name the CDW common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the exchange fund held by the paying agent that remains undistributed to our shareholders 12 months after the effective time of the merger will be delivered to Parent, upon demand, and any shareholders who have not properly surrendered their stock certificates will thereafter look only to the surviving corporation for payment of the merger consideration in the amount due to them under the merger agreement (subject to abandoned property, escheat or other similar laws). None of CDW, Parent, Merger Sub or the paying agent will be liable to any former shareholder or third party in respect of any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

CDW has made certain customary representations and warranties in the merger agreement to Parent and Merger Sub, including, among others, as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	subsidiaries;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required governmental approvals;

•	required third party approvals;

•	no violations of organizational documents, laws and regulations and material agreements as a result of the merger;

•	the accuracy of CDW’s reports (including this proxy statement) filed with the SEC since December 31, 2005 and the accuracy of the financial statements included in such reports, where applicable;

•	compliance with the Sarbanes-Oxley Act;

•	internal control over financial reporting and disclosure controls and procedures;

•	absence of any material adverse change and certain other changes since December 31, 2006;

•	the accuracy of the information supplied for inclusion in this proxy statement;

•	compliance with laws;

•	taxes;

•	litigation and other liabilities;

•	coworker benefits;

•	inapplicability of antitakeover statutes;

•	intellectual property;

•	material contracts;

•	labor matters;

•	real property;

•	environmental matters;

•	transactions with affiliates;

•	the fairness opinions of Morgan Stanley and William Blair; and

•	brokers.

Certain of the representations and warranties of CDW are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” as to CDW means any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of CDW and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” with respect to CDW:

•

the entry into or the announcement of the execution of the merger agreement, actions contemplated by the merger agreement or the performance of obligations under the merger agreement, including the termination of specified CDW financing agreements;

•	the identity of Parent or any of its affiliates as the buyer of the company;

•

changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which CDW conducts its business, to the extent such changes do not materially disproportionately impact CDW relative to other companies in the industries in which CDW conducts its business;

•

the failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after May 29, 2007 (but not including the events underlying such failure);

•	any change, in and of itself, in the market price or trading volume of CDW’s equity securities after May 29, 2007 (but not including the events underlying such change);

•	the suspension in trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market;

•	any change in any applicable law, rule or regulation or generally accepted accounting principles in the United States or the interpretation thereof after May 29, 2007;

•	the availability or cost of financing to Parent or Merger Sub;

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof; and

•	any litigation arising from or relating to allegations of a breach of fiduciary duty relating to the merger agreement or the transactions contemplated thereby.

Each of Parent and Merger Sub has made certain representations and warranties in the merger agreement to CDW, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and the support agreement and enforceability of the merger agreement and the support agreement;

•	required governmental approvals;

•	no violations of organizational documents, laws and regulations and material agreements as a result of the merger;

•	the accuracy of the information supplied for inclusion in this proxy statement;

•	litigation;

•	capitalization and interim operations of Merger Sub;

•	financing commitments;

•	brokers;

•	lack of ownership of CDW common stock;

•	guaranties; and

•	absence of written arrangements with CDW directors or management.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to Interim Operations

CDW has agreed, subject to certain exceptions, that until the completion of the merger, CDW will, and will cause each of its subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted.

In addition, CDW has agreed, subject to certain exceptions, that until the completion of the merger, neither it nor any of its subsidiaries will do any of the following without the prior written consent of Parent, which consent (except with respect to the first five bullet points) will not be unreasonably withheld or delayed:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends by a wholly owned subsidiary to its parent;

•

other than in the case of any wholly owned subsidiary of CDW, adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for an shares of its capital stock; provided that each wholly owned subsidiary of CDW may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•

issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities, other than (i) the issuance of shares of CDW common stock pursuant to stock options and restricted stock units outstanding as of May 29, 2007, (ii) the issuance by any direct or indirect wholly owned subsidiary of CDW of its capital stock or equity interests to CDW or another wholly owned subsidiary of CDW and (iii) the issuance of shares of CDW common stock pursuant to CDW’s employee stock purchase plan;

•	amend its certificate or articles of incorporation or by-laws or other organization documents;

•

other than capital expenditures permitted by the next bullet point and purchases of inventory, raw materials and supplies in the ordinary course of business, acquire (by merger, consolidation, purchase of stock or otherwise) or agree to so acquire any entity, business or assets having a purchase price in excess of $1.0 million individually or $5.0 million in the aggregate;

•

make or agree to make any new capital expenditure, other than capital expenditures (i) approved by our board of directors prior to May 29, 2007 as previously disclosed to Parent or within CDW’s capital budget for fiscal 2007 and previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $5.0 million;

•

other than transactions that are in the ordinary course of business, sell, lease, license, encumber by lien or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease, license, encumber or otherwise dispose of, assets having a current value in excess of $5.0 million in the aggregate;

•

incur or modify any indebtedness, other than indebtedness (i) existing solely between CDW and its wholly owned subsidiaries or between such wholly owned subsidiaries, (ii) available under specified CDW financing agreements, or (iii) in connection with transactions described in the sixth bullet point of this paragraph;

•

enter into, amend or otherwise modify in any material respect any “Company Material Contract” (as such term is defined in the merger agreement), except in the ordinary course of business and upon terms not materially adverse to CDW and its subsidiaries with respect to such contract, or as required by the terms of such contract;

•	enter into any contract, agreement or arrangement that prohibits CDW or any subsidiary from incurring indebtedness or subjecting to a lien any material asset or property of CDW;

•

pledge, encumber or otherwise subject to a lien (other than specified permitted liens and any purchase money security interest arising in connection with the purchase of inventory) any material asset or property of CDW or any material portion of CDW’s assets or properties;

•

settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by CDW or any of its subsidiaries of no more than $1.0 million individually or $5.0 million in the aggregate;

•

increase the salary or wages payable or to become payable to its directors, executive officers or coworkers, except for increases for executive officers and coworkers in the ordinary course of business consistent with past practice;

•

enter into any employment or severance agreement with, or establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock-based compensation or other benefits under, any benefit plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, executive officer or coworker, except, in each case (other than with respect to any grant or award of stock-based compensation, which may not be made under any circumstance), in the ordinary course of business, or as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

•	except as may be required by generally accepted accounting principles or as a result of a change in law, make any material change in its method of accounting; or

•	enter into any contract or agreement to do any of the foregoing.

The merger agreement provides that Parent’s consent to any of the foregoing actions will be deemed to have been given if Parent does not object within five business days of CDW providing Parent with a request for consent.

The merger agreement provides that CDW will suspend its employee stock purchase plan as of June 30, 2007 (the last day of the purchase period pending as of the date of the merger agreement) and will terminate the employee stock purchase plan upon the effectiveness of the merger.

Parent and Merger Sub have agreed that until the completion of the merger:

•	Parent will not, and will not permit any of its subsidiaries or affiliates to, take any action which would reasonably be expected to materially delay or impede the consummation of the merger;

•	Merger Sub will not engage in any activity of any nature except as provided in or contemplated by the merger agreement; and

•	neither Parent nor Merger Sub will consent to any amendment, or waive any provision of, the support agreement without the prior written consent of CDW.

Nothing in the merger agreement will give Parent, directly or indirectly, rights to control or direct CDW’s operations prior to the effective time: CDW will exercise complete control of its business and operations prior to the effective time subject only to the limited restrictions set forth above.

Solicitation Period

The merger agreement provides that from May 29, 2007 and continuing until 12:01 a.m., Eastern Time, on June 29, 2007 (which June 29, 2007 date we refer to as the no-shop period start date), CDW and its subsidiaries and their respective officers, directors, coworkers, agents, advisors and other representatives (which we refer to collectively as the CDW representatives) had the right to:

•

initiate, solicit, facilitate and encourage takeover proposals, including by way of providing access to non-public information to any other person or “group” of persons (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a qualifying confidentiality agreement (as defined below); provided that CDW shall have promptly made available to Parent and Merger Sub any material non-public information concerning CDW or its subsidiaries that was made available to any person given such access which was not previously made available to Parent and Merger Sub; and

•

enter into and maintain or continue discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding a takeover proposal.

No later than two business days after the no-shop period start date, CDW is required to notify Parent in writing of the number (but not identity) of excluded parties (as defined below) and provide to Parent, at CDW’s option, either a copy of any takeover proposal from an excluded party, or a written summary of the material terms of any takeover proposal from an excluded party. CDW has notified Parent that there are no excluded parties. If there were any excluded parties, CDW would have had the right to continue to engage in the activities described above with respect to any excluded party, including with respect to any amended proposal submitted by such excluded parties following the no-shop period start date.

For purposes of the merger agreement, a takeover proposal means any proposal or offer from any person or group other than Parent and its affiliates relating to:

•	any direct or indirect acquisition or purchase of 20% or more of the assets of CDW and its subsidiaries;

•

any direct or indirect acquisition or purchase of 20% or more of the voting power of the shares of CDW common stock then outstanding, including by means of any tender offer or exchange offer that if consummated would result in any person (other than Parent and its affiliates) beneficially owning shares of CDW common stock with 20% or more of the voting power of the shares of CDW common stock then outstanding; or

•

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving CDW pursuant to which any person or the stockholders of any entity would own 20% or more of any class of equity securities of CDW or of any resulting parent company of CDW, in each case, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, an excluded party refers to any person, group of persons or group of persons that includes a person from whom CDW or any of the CDW representatives received a takeover proposal after May 29, 2007 and prior to the no-shop period start date.

For purposes of the merger agreement, a qualifying confidentiality agreement means an executed agreement with provisions requiring any person receiving nonpublic information with respect to CDW to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such person than the confidentiality agreement entered into by CDW with Parent is to Parent, its affiliates, and their respective personnel and representatives (it being understood that such agreement with such person need not have comparable standstill provisions), and provided that no such confidentiality agreement shall conflict with any rights of Parent or Merger Sub or obligations of CDW and its subsidiaries under the merger agreement.

No Solicitation of Competing Proposals After the Solicitation Period

The merger agreement provides that, except as may relate to any excluded party and subject to certain other exceptions described below, from and after the no-shop period start date, CDW will not, and will not give permission to or authorize any CDW representative to, and will use its reasonable best efforts to cause the CDW representatives not to:

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information; provided that the provision of non-public information to a vendor in the ordinary course of business and unrelated to a possible takeover proposal will not, in and of itself, be deemed a violation) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal,

•	enter into, participate in, continue or otherwise engage in any discussions or negotiations with respect to any inquiries regarding, or the making of, a takeover proposal, or

•	approve any acquisition agreement relating to a takeover proposal.

Notwithstanding the restrictions on solicitation described above, if at any time on or after the no-shop period start date and prior to obtaining shareholder approval of the merger agreement, CDW or any CDW representative receives a written takeover proposal by and person or group of persons made on or after the no-shop period start date, CDW and the CDW representatives may contact such person or group of persons to clarify the terms and conditions of such takeover proposal. Additionally, if the CDW board of directors or any committee thereof determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, that such takeover proposal constitutes or could reasonably be expected to lead to a superior proposal, CDW and the CDW representatives may:

•

pursuant to a qualifying confidentiality agreement, furnish information (including non-public information) with respect to CDW and its subsidiaries to the person or group of persons who made such takeover proposal; and

•	participate in discussions and negotiations regarding such takeover proposal.

The merger agreement requires CDW to promptly advise Parent orally and in writing of the receipt by CDW of any takeover proposal made on or after the no-shop period start date, or of any request made to CDW for information or inquiry that could reasonably be expected to result in, any takeover proposal, within 48 hours of receipt by CDW, and during such 48 hour period, CDW shall provide to Parent, at CDW’s option, either a copy of any such takeover proposal or a written summary of the material terms of such takeover proposal, in either case which need not include the identity of the person or group of persons making the takeover proposal.

For purposes of the merger agreement, a superior proposal means any proposal or offer from any person or group other than Parent and its affiliates relating to (i) any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of CDW and its subsidiaries or (ii) any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the voting power of the shares of CDW common stock then outstanding, including by means of any tender or exchange offer that if consummated would result in any person (other than Parent and its affiliates) beneficially owning shares of CDW common stock with more than 50% of the voting power of the shares of CDW common stock then outstanding, in each case, that is on terms that the CDW board of directors determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, to be more favorable to CDW’s shareholders than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement).

Special Meeting of CDW’s Shareholders; Recommendation of Our Board of Directors

The merger agreement provides that CDW will, as soon as practicable after this proxy statement is cleared by the SEC for mailing to CDW’s shareholders, duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and voting upon the approval of the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors must recommend in this proxy statement that CDW’s shareholders vote for approval of the merger agreement. Subject to certain exceptions, the merger agreement prohibits our board of directors or any committee thereof from:

•	withdrawing or modifying, or proposing publicly to withdraw or modify, such recommendation in a manner adverse to Parent;

•	approving or recommending, or proposing publicly to approve or recommend, any takeover proposal; or

•

allowing CDW or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding (other than a qualifying confidentiality agreement) to implement a takeover proposal (each of which we refer to in this proxy statement as an acquisition agreement).

The actions described in the first two bullet points are referred to in this proxy statement as an adverse recommendation change.

Superior Proposal

However, the merger agreement provides that notwithstanding the preceding paragraph, at any time prior to approval of the merger agreement by our shareholders, if CDW has received a superior proposal (after giving effect to the terms of any revised offer by Parent) that was not initiated or solicited in violation of the no-shop provisions in the merger agreement, our board of directors may (x) in connection with such superior proposal, make an adverse recommendation change or (y) subject to the payment of any applicable fees and expenses, including the company termination fee, terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause CDW to enter into an acquisition agreement with respect to any superior proposal), in each case, if our board of directors has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to CDW’s shareholders under applicable law, provided that our board of directors may not take the actions set forth in clause (x) or (y) as a result of a superior proposal that is not from an excluded party unless:

•

CDW shall have provided prior written notice to Parent at least five calendar days in advance (which we refer to in this proxy statement as the notice period), of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of any such superior proposal (which draft and material terms need not include the identity of the party making the superior proposal) and any material modifications to any of the foregoing, and

•

during the notice period, CDW shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute (in the judgment of our board of directors, after consultation with its financial advisor and with outside counsel) a superior proposal.

If during the notice period any revisions are made to the superior proposal and our board of directors in its good faith judgment determines such revisions are material (with any change in the purchase price being deemed a material revision), CDW shall deliver a new written notice to Parent and shall comply with the requirements of this paragraph with respect to such new written notice, except that the new notice period shall be three calendar days.

The merger agreement further provides that notwithstanding the first paragraph of this section, at any time prior to approval of the merger agreement by our shareholders, our board of directors may, other than in response to a takeover proposal, make an adverse recommendation change if our board of directors has determined in good faith, after consultation with outside counsel, that the failure of our board of directors to make such adverse recommendation change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to CDW’s shareholders under applicable law, provided that our board of directors may not make such adverse recommendation change unless prior thereto CDW takes the actions set forth in the two bullet points in the preceding paragraph.

Nothing contained in the merger agreement prohibits CDW or our board of directors, or any committee thereof, from informing any third party of the existence of the no-shop provisions or complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to CDW’s shareholders if, in the case of such disclosure, in the good faith judgment of our board of directors (or any committee thereof), after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to CDW’s shareholders under applicable law; provided, that neither CDW nor our board of directors shall be permitted to recommend that CDW’s shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any takeover proposal), unless, in each case, in connection therewith, our board of directors effects an adverse recommendation change in accordance with the terms of the merger agreement.

Financing; Cooperation

The merger agreement provides that:

•

Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions described in the debt commitment letter and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter if such amendment, modification, waiver or remedy:

•	reduces the aggregate amount of the debt financing; or

•	materially increases the likelihood that the conditions to funding therein will not be satisfied;

provided that Parent and Merger Sub may replace or amend the debt commitment letter:

•	to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not originally executed the debt commitment letter; or

•

otherwise, so long as the terms would not adversely impact the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of such transactions.

•	Parent shall also use its reasonable best efforts to:

•	maintain in effect the debt financing commitments and enforce its or Merger Sub’s rights thereunder,

•

satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtain the debt financing set forth in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letters),

•

enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter or on other terms that would not adversely impact the ability of Parent or Merger Sub to consummate, or the likelihood of consummation of, the transactions contemplated by the merger agreement, and

•	consummate the financing at or prior to the closing.

The merger agreement further provides that if any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, Parent is required to use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less beneficial to Parent or CDW in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last day of the marketing period (as defined below) and the business day prior to February 11, 2008.

If (i) all or any portion of the debt financing structured as privately offered notes is not yet received by Parent or Merger Sub, (ii) the closing conditions to the merger (other than those conditions that by their nature can only be satisfied at the closing) shall have been satisfied or waived and (iii) the bridge facilities contemplated by the debt commitment letter (or alternative bridge financing obtained in accordance with the merger agreement) are available in all material respects on the terms and conditions described in the debt commitment letter (or described in replacements thereof or alternative financing therefore), then Parent shall cause the proceeds of such bridge financing (or replacement or alternative financing) to be used to replace such privately offered note financing no later than the final day of the marketing period (or, if earlier, the business day prior to February 11, 2008).

Parent is required to give CDW prompt notice of any material breach by any party to the debt commitment letter or any termination of the debt commitment letter. Parent is also required to keep CDW informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing and to provide CDW with copies of all commitments related to the debt financing.

CDW has agreed to, and to cause its subsidiaries to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective officers, coworkers and advisors to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary in connection with the financing, including using reasonable best efforts to:

•	participate in meetings, presentations, roadshows, due diligence sessions and sessions with rating agencies on reasonable advance notice;

•

assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the financing;

•

execute and deliver any definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the debt financing);

•	furnish Parent and Merger Sub and their financing sources with specified financial and other pertinent information regarding CDW and its subsidiaries as may be reasonably requested by Parent; and

•

obtain accountant’s comfort letters and legal opinions as reasonably requested by Parent, including legal opinions at the closing from CDW’s legal counsel, and provide reasonable factual information to Parent which may be required to obtain surveys and title insurance with respect to CDW’s owned real property as reasonably requested by Parent.

Parent has agreed to reimburse CDW for its reasonable out-of-pocket expenses incurred in connection with such cooperation upon request.

Pursuant to the merger agreement, there will be a marketing period during which to consummate the transactions contemplated by the debt financing commitments. The marketing period means the first period of 30 consecutive calendar days after the tenth day after the date this proxy statement is first mailed to CDW’s shareholders during which:

•	Merger Sub has certain financial information required to be provided by CDW under the merger agreement in connection with the financing of the merger;

•

no event has occurred that would cause any of Parent’s and Merger Sub’s closing conditions not to be satisfied assuming the closing were to be scheduled for any time during such 30-consecutive-calendar-day period; and

•	the mutual closing conditions (other than those that by their nature can only be satisfied at the closing) are satisfied.

If the marketing period would not end on or prior to August 9, 2007, the marketing period will commence no earlier than September 5, 2007, and if the marketing period would not end on or prior to December 13, 2007, the marketing period will commence no earlier than January 3, 2008. If the required financial information that is furnished to Parent and Merger Sub would be stale on any day during the marketing period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Pricewaterhouse Coopers LLP withdraws its audit opinion with respect to any financial statements contained in CDW’s reports filed with the SEC since December 31, 2005.

Exculpation, Indemnification and Insurance of CDW’s Directors and Officers

The merger agreement provides that:

•

from the effective time of the merger and for a period of six years thereafter, unless otherwise required by applicable law, Parent will cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions no less favorable than were set forth in such organizational documents of CDW and its subsidiaries on the date of the merger agreement, with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, coworkers and agents;

•

Parent will cause CDW to indemnify and advance expenses to, and will itself indemnify and advance expenses to (as if it were CDW) each present and former director, officer, coworker, agent or employee benefit plan fiduciary of CDW or any of its subsidiaries, all of whom we refer to as indemnified persons, in respect of actions, omissions or events through the effective time of the merger and to the fullest extent provided in the organizational documents of CDW or any of its subsidiaries, as applicable, or under applicable laws, in each case, as in effect on the date of the merger agreement; provided, that any determination required to be made with respect to whether an indemnified person’s conduct complies with the standards set forth under applicable law and CDW’s articles of incorporation and by-laws, or the organizational documents of any subsidiary of CDW, shall be made by independent legal counsel jointly selected by the indemnified person and Parent; and

•

prior to the effective time, CDW will, or Parent will cause CDW to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of CDW’s existing directors’ and officers’ insurance policies, and (ii) CDW’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as CDW’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as CDW’s existing policies with respect to any matter claimed against a director or officer of CDW or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time (including in connection with the merger agreement or the transactions contemplated thereby); provided that in no event shall Parent or CDW be required to pay an annual premium amount in excess of 300% of the current annual premium.

Coworker Matters

The merger agreement provides that, during the period from the effective time of the merger through December 31, 2008, the surviving corporation will provide coworkers of CDW and its subsidiaries:

•	base compensation that is not less than the base compensation payable immediately prior to effective time of the merger;

•

cash bonuses and cash incentive compensation on a basis substantially equivalent to the terms of the cash bonus and cash incentive compensation plans and programs maintained by CDW or any of its subsidiaries immediately prior to effective time of the merger, subject to CDW’s right to establish applicable performance targets and to amend or modify such plans and programs in the ordinary course of business;

•	all other coworker benefits that in the aggregate are substantively equivalent to those provided immediately prior to effective time of the merger, other than equity-based compensation; and

•

coverage under vacation and sick leave policies that are not less favorable than the vacation and sick leave policies in effect immediately prior to the effective time of the merger and credit for any unused vacation and sick leave credited to such coworker through the effective time of the merger.

The merger agreement further provides that, for the plan years ending on or before December 31, 2007, Parent will cause CDW or one of its subsidiaries to continue each tax-qualified defined contribution plan (including CDW’s 401(k) plan and other plans intended to be qualified under the tax laws of the United States or Canada) as in effect immediately prior to the effective time of the merger and make matching, profit sharing and other employer contributions thereunder in an amount and in a manner that is consistent with the employer contributions made under the applicable tax-qualified plan for the 2006 plan year. The merger agreement also provides that the Berbee 401(k) Plan may be merged into CDW’s Employees’ Profit Sharing Plan effective

January 1, 2008. The merger agreement provides that if coworkers become eligible to participate in a 401(k) plan maintained by Parent or its subsidiaries, any deferrals made under a tax-qualified defined contribution plan maintained by CDW or its subsidiaries and compensation received from CDW will be taken into account for purposes of determining the amount of annual employer matching, profit sharing and other employer contributions under such 401(k) plan maintained by Parent or its subsidiaries.

For purposes of benefit plans maintained by Parent or its subsidiaries (other than for purposes of calculating defined benefit pension benefits), retained coworkers will be given credit for all service with CDW and its subsidiaries (or all service credited by CDW or its subsidiaries). For purposes of welfare and fringe benefit plans in which coworkers and former coworkers of CDW may be eligible to participate after the effective time and prior to January 1, 2009, Parent will, or will cause CDW to, (i) waive all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements (other than limitations or waiting periods that are in effect with respect to such coworkers and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by CDW for the retained coworkers and former coworkers prior to the effective time) and (ii) provide credit under any such welfare plan for any co-payments and deductibles paid by such coworkers for the then current plan year and any out-of-pocket expenses paid by such coworkers under the corresponding welfare plan maintained by CDW prior to the effective time of the merger.

The merger agreement also provides that:

•

Parent will honor all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements (including change in control severance agreements), relocation agreements, retirement agreements and non-competition agreements with current or former directors, officers or coworkers of CDW and its subsidiaries; and

•

from the effective time of the merger through December 31, 2008, Parent will continue or cause CDW to continue CDW’s Management Compensation Protection Plan as in effect immediately prior to the effective time of the merger, and maintain, or cause CDW to maintain, a severance plan or policy for coworkers employed at the director level and below providing coworkers terminated under certain circumstances with specified severance benefits.

Other Agreements

The merger agreement provides that:

•	Upon reasonable advance notice and subject to certain limitations and applicable law, CDW must:

•

give Parent and its officers and other representatives reasonable access during normal business hours to its properties, books, contracts, commitments, coworkers and records (including tax records); and

•

make available to Parent copies of all reports, schedules, registration statements and other documents filed or received by it during the period prior to the effective time of the merger pursuant to the requirements of the federal or state securities laws or the federal tax laws, and all other information concerning its business, properties and coworkers as Parent may reasonably request other than attorney-client privileged information and information that, in the reasonable judgment of CDW after consultation with its outside counsel, would result in the disclosure of a trade secret or otherwise violate CDW’s confidentiality obligations to a third party if CDW has not been able to obtain the third party’s consent despite its reasonable efforts;

•

Subject to certain exceptions, CDW, Parent and Merger Sub will each use its reasonable best efforts to effect the consummation of the merger as soon as practicable after the date of the merger agreement, including using reasonable best efforts to:

•

take all actions necessary to comply promptly with all legal requirements and cooperate promptly with and furnish information to each other in connection with any such requirements imposed upon them in connection with the merger; and

•	obtain all necessary consents, authorizations, orders and approvals (in connection with the merger) from, or any exemptions by, any governmental entities or other public or private third parties;

•

CDW and Parent will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications received by it or any of its subsidiaries from any third person or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement;

•

CDW and Parent will consult with each other before issuing any press release or public announcement regarding the merger, except as required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange;

•

CDW and its board of directors will use reasonable efforts to grant any required approvals under and otherwise act to minimize the effects of any antitakeover statute or regulation that is or may become applicable to the merger agreement or the support agreement;

•

If at any time prior to the special meeting there shall occur any event that should be set forth in an amendment or supplement to this proxy statement, CDW shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable law;

•

If at any time prior to the special meeting information CDW provided in this proxy statement becomes incorrect or incomplete in any material respect, CDW will as promptly as reasonably practicable (i) advise Parent and (ii) furnish supplemental information as may be necessary to cause this proxy statement to comply with applicable law after mailing it to shareholders; and

•

CDW, Parent and Merger Sub will engage an appraisal firm of national reputation reasonably acceptable to Parent and CDW to deliver a letter (which we refer to in this proxy statement as the solvency letter) in a form reasonably acceptable to our board of directors and addressed to the respective boards of directors of Parent and CDW and, if requested by them, the lenders providing the financing indicating that, immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, including the financing, any alternative financing permitted by the merger agreement and the payment of the aggregate merger consideration and all related fees and expenses:

•

the amount of the “present fair saleable value” of the assets of CDW will exceed the amount of all “liabilities of CDW, contingent or otherwise,” as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors,

•	the present fair saleable value of the assets of CDW will be greater than the amount that will be required to pay the liability of CDW on its debts as such debts become absolute and matured,

•	CDW will not have an unreasonably small amount of capital with which to conduct its business,

•	CDW will be able to pay its debts as they mature.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of CDW, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver in writing (where permitted) as of the effective time of the merger of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of CDW common stock outstanding on the record date;

•

the absence of any decree, temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction preventing, restraining or enjoining the consummation of the merger;

•	the expiration or termination of the waiting period under the HSR Act described under “The Merger—Regulatory Matters” beginning on page 53 of this proxy statement; and

•

the receipt by our board of directors and by the board of directors of Parent and, if requested by them, certain lenders that may be providing financing to Parent and Merger Sub, of the solvency letter referred to in the last bullet point under “—Other Agreements” beginning on page 74 of this proxy statement.

Additional Closing Conditions for CDW

CDW’s obligation to complete the merger is subject to the satisfaction or waiver in writing (where permitted) as of the effective time of the merger of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub with respect to organization, corporate authority, capital structure and interim operations of Merger Sub, financing commitments and brokers shall be true and correct in all respects as of the effective time date of the merger (or, to the extent any such representation and warranty expressly speaks as of an earlier date, it need only be true and correct as of such earlier date);

•

the representations and warranties of Parent and Merger Sub (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct in all respects (without giving effect to any limitation as to materiality or material adverse effect) as of the effective time of the merger (or, to the extent any such representation and warranty expressly speaks as of an earlier date, it need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent;

•

Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Merger Sub required to be performed or complied with by them under the merger agreement prior to completion of the merger; and

•

CDW shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent to the effect that the conditions described in the three preceding bullet points have been satisfied.

Additional Closing Conditions for Parent and Merger Sub

Parent’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver in writing (where permitted) as of the closing and as of the effective time of the merger of each of the following additional conditions:

•

the representations and warranties of CDW with respect to organization, capital structure, corporate authority, takeover statutes and brokers shall be true and correct in all respects as of the effective time date of the merger (or, to the extent any such representation and warranty expressly speaks as of an earlier date, it need only be true and correct as of such earlier date);

•

the representations and warranties of CDW (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct in all respects as of the effective time of the merger (or, to the extent any such representation and warranty expressly speaks as of an earlier date, it need only be true and correct as of such earlier date) without regard to any limitation as to materiality or material adverse effect, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect), individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on CDW;

•

CDW shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of CDW required to be performed or complied with by it under the merger agreement prior to completion of the merger;

•

Parent shall have received a certificate signed on behalf of CDW by an authorized officer of CDW to the effect that the conditions described in the three preceding bullet points have been satisfied; and

•

Each of the Company Financing Agreements (as such term is defined in the merger agreement) shall have been either terminated or amended in such a manner as to (i) expressly provide that the only liens arising under such agreements are purchase money liens securing the financed assets, (ii) eliminate any covenant prohibiting the incurrence of indebtedness or imposition of liens and (iii) permit the consummation of the merger and the transactions contemplated by the merger agreement, including the incurrence of the debt financing and related security interests and liens.

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. The closing conditions to the merger may be waived, or the time for the other parties’ performance may be extended, to the extent permitted by applicable law. CDW may waive the condition relating to the receipt of the solvency letter described in the fourth bullet point under “—Conditions to the Merger—Closing Conditions for Each Party” and any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for CDW.” Similarly, Parent or Merger Sub may waive the condition relating to the receipt of the solvency letter described in the fourth bullet point under “—Conditions to the Merger—Closing Conditions for Each Party” and any of the conditions listed under “—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to shareholder approval of the merger agreement and prohibition of the merger by a court or governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Either Party May Terminate the Merger Agreement

Parent and CDW may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either Parent or CDW may also terminate the merger agreement at any time if:

•

the merger shall not have been completed by February 11, 2008; provided, that no party whose breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before that date may terminate the merger agreement;

•

any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate pursuant to this provision shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such actions as required to comply with the covenant described in the second bullet point under “—Other Agreements” beginning on page 74 of this proxy statement; or

•

the approval of the merger agreement by CDW’s shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting.

Circumstances Under Which CDW May Terminate the Merger Agreement

CDW may also terminate the merger agreement:

•

at any time prior to shareholder approval of the merger agreement if CDW has received a superior proposal, as described in the second paragraph under “—Special Meeting of CDW’s Shareholders; Recommendation of Our Board of Directors” beginning on page 69 of this proxy statement, but only if CDW has complied with its obligations to Parent and Merger Sub in respect of superior proposals, including provision of notice, negotiation and giving effect to any revised offer of Parent (as set forth under “—Special Meeting of CDW’s Shareholders; Recommendation of Our Board of Directors—

Superior Proposal” beginning on page 70 of this proxy statement), and has paid to Parent a termination fee of $146.0 million fee (which payment we refer to as the company termination fee); the merger agreement provides that had the termination been in connection with a takeover proposal from a person that made a takeover proposal during the go-shop period, the fee would have been $73.0 million. As noted elsewhere in this proxy statement, CDW did not receive any takeover proposals during the go-shop period;

•

if Parent or Merger Sub shall have breached any of their respective representations, warranties, covenants, obligations or other agreements contained in the merger agreement that would result in the failure of a condition described under “—Conditions to the Merger—Additional Closing Conditions for CDW” beginning on page 76 of this proxy statement (other than the provision of a certificate) to be satisfied and which cannot be or has not been cured prior to the earlier to occur of 30 days after the giving of written notice to Parent or Merger Sub, as applicable, of such breach and CDW’s intention to terminate the merger agreement pursuant to this provision or February 11, 2008; or

•

if Parent or Merger Sub failed to obtain the financing necessary to pay the aggregate merger consideration and consummate the merger within five business days of the first date after the end of the marketing period for the financing upon which all conditions set forth under “—Conditions to the Merger—Closing Conditions for Each Party” on page 75 of this proxy statement and “—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub” beginning on page 76 of this proxy statement have been satisfied (or are capable of satisfaction by action taken at the closing) or waived.

Circumstances Under Which Parent May Terminate the Merger Agreement

Parent may also terminate the merger agreement:

•

if (i) the CDW board of directors (or any committee thereof) shall have made, or resolved to have made, an adverse recommendation change, (ii) CDW shall have failed to include in this proxy statement CDW’s recommendation that its shareholders approve the merger agreement, or (iii) CDW shall have entered into a definitive agreement for a superior proposal.

•

if CDW shall have breached any representation, warranty, covenant, obligation or other agreement contained in the merger agreement that would result in the failure of a condition described under “—Conditions to the Merger—Additional Closing Conditions for Parent and Merger Sub” beginning on page 76 of this proxy statement (other than the provision of a certificate) to be satisfied and which cannot be or has not been cured prior to the earlier to occur of 30 days after the giving of written notice to CDW of such breach and Parent’s intention to terminate the merger agreement pursuant to this provision or February 11, 2008.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated as described under “—Termination of the Merger Agreement” beginning on page 77 of this proxy statement, the merger agreement shall become void and there shall be no liability on the part of CDW, Parent or Merger Sub or their respective officers, directors, stockholders or affiliates, except that:

•

designated provisions of the merger agreement, including the representations and warranties regarding broker fees, confidentiality and the allocation of fees and expenses, including, if applicable, the fees described below, will survive termination; and

•

subject to certain limitations, each party will remain liable for losses or damages resulting from willful breach prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth in the merger agreement that would reasonably be expected to cause any of the conditions set forth under “—Conditions to the Merger” beginning on page 75 of this proxy statement not to be satisfied.

The merger agreement further provides that in no event shall CDW, on the one hand, or Parent, Merger Sub, the MDCP Parties and their respective former, current or future stockholders, partners, members, directors, officers, employees, affiliates or agents, on the other hand, be liable for, or seek to recover against the other party, any losses or damages with respect to the merger agreement or the equity commitment letters in excess of $292.0 million in the aggregate inclusive of any obligation to pay the company termination fee or Parent termination fee (as defined below), as applicable.

CDW has agreed to make certain payments to Parent under the following circumstances:

First, if:

•	CDW or Parent terminates the merger agreement because the merger shall not have occurred on or before February 11, 2008, and

•	after May 29, 2007 and prior to such termination any person or group of persons shall have made a takeover proposal, or

Second, if:

•

CDW or Parent terminates the merger agreement because the approval of the merger agreement by CDW’s shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting, and

•

after May 29, 2007 and prior to the special meeting any person or group of persons shall have made a takeover proposal and such takeover proposal shall not have been publicly withdrawn at least three business days prior to the special meeting, then CDW must:

•

pay to Parent an amount equal to the documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all documented and reasonable fees and expenses of law firms, commercial banks or other financing sources, investment banking firms, accountants, experts and consultants to Parent (which expenses we refer to in this proxy statement as the documented expenses), up to a maximum amount of $35.0 million, on the date of such termination if the merger agreement is terminated by CDW or within two business days after such termination if the merger agreement is terminated by Parent, and

•

if within twelve months after such termination, CDW shall enter into a definitive agreement in respect of or consummates a takeover proposal (with all references to 20% in the definition thereof being replaced with 50%), pay to Parent an amount equal to $146.0 million less the documented expenses paid pursuant to the preceding bullet point, concurrently with the earlier of the entering into of such definitive agreement or the consummation of such superior proposal.

Third, if:

•

Parent terminates the merger agreement under the circumstances described under the first bullet point under “—Termination of the Merger Agreement—Circumstances Under Which Parent May Terminate the Merger Agreement” beginning on page 78 of this proxy statement, then CDW must pay to Parent the company termination fee no later than two business days after such termination.

Fourth, if:

•

CDW terminates the merger agreement under the circumstances described under the first bullet point under “—Termination of the Merger Agreement—Circumstances Under Which CDW May Terminate the Merger Agreement” beginning on page 77 of this proxy statement, then CDW must pay to Parent the company termination fee prior to and as a condition to the effectiveness of such termination.

Parent has agreed that if CDW terminates the merger agreement because Parent or Merger Sub fails to obtain the financing necessary to pay the aggregate merger consideration, then Parent will pay CDW $146.0 million (which we refer to in this proxy statement as the Parent termination fee) no later than two business days after such termination. The merger agreement provides that if the merger is not consummated and the merger agreement is terminated for any reason related to the failure of Parent and Merger Sub to obtain the proceeds pursuant to the financing (or alternative financing) described under “The Merger—Financing” beginning on page 44 of this proxy statement necessary to pay the aggregate merger consideration and such failure is not due to Parent or Merger Sub having otherwise willfully breached any of their representations, warranties, covenants or other agreements set forth in the merger agreement prior to such termination, the sole and exclusive remedy of CDW against Parent, Merger Sub, the MDCP Parties and the Providence Parties and their respective former, current or future stockholders, partners, members, directors, officers, employees, affiliates or agents shall be the right to terminate the merger agreement and to receive payment of the Parent termination fee.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement” beginning on page 78 of this proxy statement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Limited Guaranties by the MDCP Parties and the Providence Parties

In connection with the merger agreement, the MDCP Parties and the Providence Parties have irrevocably and unconditionally guaranteed, in proportion to their respective equity commitments, the payment obligations of Parent and Merger Sub under certain provisions of the merger agreement. The amount of the guaranties is $292.0 million in the aggregate and, subject to the foregoing maximum liability, guarantees payment of the $146.0 million termination fee that Parent or Merger Sub may be required to pay under the merger agreement under certain circumstances and any damages payable by Parent or Merger Sub, as described under “—Effects of Terminating the Merger Agreement” beginning on page 78 of this proxy statement. The maximum liability of the MDCP Parties under their limited guaranty is $154,818,400, with each MDCP Party responsible for a portion of the liability as specified in their limited guaranty. The maximum liability of the Providence Parties under their limited guaranty is $137,181,600, with each Providence Party responsible for a portion of the liability as specified in their limited guaranty.

The guaranties terminate upon the earlier of (i) the effective time of the merger and (ii) the first anniversary of any termination of the merger agreement in accordance with its terms if CDW has not presented a claim for payment of any obligation of the MDCP Parties or the Providence Parties under the applicable guaranty by such first anniversary.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties to the merger agreement. Following approval of the merger agreement by our shareholders, no amendment shall be made that by law requires further approval by our shareholders without obtaining such further approval.

At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement,

•	waive any inaccuracies in such other parties’ representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or

•	waive compliance by such other parties with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

General Provisions

The merger agreement is to be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

The general provisions section of the merger agreement also contains additional provisions regarding the non-survival of representations and warranties and agreements, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the merger agreement, obligations of subsidiaries and the construction of the merger agreement.

STOCK PRICES AND DIVIDENDS

Our common stock trades on The Nasdaq Stock Market under the symbol “CDWC.” As of [·], 2007, there were [·] shares of our common stock outstanding, held by approximately [·] shareholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on The Nasdaq Stock Market and the dividends paid by us in the periods shown.

	High	Low	Dividends
2005
First Quarter	$66.97	$55.46	—
Second Quarter	60.58	51.86	$0.43
Third Quarter	64.15	56.00	—
Fourth Quarter	61.00	53.51	—

2006
First Quarter	$61.20	$54.80	—
Second Quarter	61.83	52.42	$0.52
Third Quarter	64.26	50.28	—
Fourth Quarter	72.18	62.10	—

2007
First Quarter	$73.13	$58.73	—
Second Quarter	85.90	60.24	—
Third Quarter (through July [·], 2007)	[·]	[·]	—

On May 25, 2007, the last trading day before a news article was published speculating on a potential transaction involving CDW and Madison Dearborn, the high and low sale prices for CDW common stock as reported on The Nasdaq Stock Market were $76.07 and $75.09 per share, respectively, and the closing sale price on that date was $75.56. On May 29, 2007, the last trading day before CDW publicly announced the execution of the merger agreement, the high and low sale prices for CDW common stock as reported on The Nasdaq Stock Market were $84.90 and $81.50 per share, respectively, and the closing sale price on that date was $83.11. On [·], 2007, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for CDW common stock as reported on The Nasdaq Stock Market were $[·] and $[·] per share, respectively, and the closing sale price on that date was $[·].

Under the terms of the merger agreement, we may not declare or pay dividends to our common shareholders without the prior written consent of Parent.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR CDW COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of CDW common stock by our directors, our chief executive officer and our chief financial officer at the end of our most recently completed year end and our three other most highly compensated executive officers who were serving as executive officers at the end of our most recently completed fiscal year (the “named executive officers”), our directors and executive officers as a group and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of CDW common stock. Except as otherwise noted below, (i) the information in this table is given as of June 22, 2007, (ii) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and (iii) information with respect to beneficial ownership was received from the respective shareholders.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock (%)
Madison Dearborn Partners, LLC (1)	17,555,529	22.0%
Michael P. Krasny (2) (3)	12,963,489	16.3%
Barclays Global Investors NA (4)	6,272,594	7.9%
Capital Research and Management Company (5)	5,960,000	7.5%
Circle of Service Foundation, Inc. (6)	4,631,786	5.8%
Michelle L. Collins (7)	85,738	*
Casey G. Cowell (8)	195,571	*
Douglas E. Eckrote (9)	141,778	*
John A. Edwardson (10)	2,160,374	2.6%
Daniel S. Goldin (11)	37,847	*
Thomas J. Hansen (12)	3,863	*
Harry J. Harczak, Jr. (13)	197,175	*
Donald P. Jacobs (14)	56,691	*
Stephan A. James (15)	5,113	*
Barbara A. Klein (16)	82,830	*
Terry L. Lengfelder (17)	44,847	*
James R. Shanks (18)	227,459	*
Susan D. Wellington (19)	38,987	*
Brian E. Williams (20)	62,606	*
All directors and executive officers as a group (18 persons)(21)	20,659,979	25.0%

*	Less than one percent.
(1)	The address for Madison Dearborn Partners, LLC is Three First National Plaza, Suite 3800, Chicago, IL 60602. As disclosed in the Schedule 13D filed by Madison Dearborn Partners, LLC with the SEC on June 8, 2007, Madison Dearborn Partners, LLC may be deemed to be the beneficial owner of such shares solely as a result of the support agreement, although Madison Dearborn Partners, LLC disclaims beneficial ownership of such shares. Madison Dearborn Partners, LLC is not entitled to any rights as a CDW shareholder other than the right to require the Krasny Shareholders to vote in favor of the merger in the event certain conditions are met. This amount does not include options, exercisable by Michael P. Krasny as of June 22, 2007 or within 60 days thereafter, to acquire 29,135 shares of Common Stock. For more information on the support agreement, see “The Merger—The Support Agreement” beginning on page 53 of this proxy statement.
(2)	The address for Mr. Krasny is c/o Sawdust Investment Management Corp., 1622 West Willow Road, Suite 200, Northfield, IL 60093.
(3)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 29,135 shares of Common Stock.

(4)	The address for Barclays Global Investors NA is 45 Fremont Street, San Francisco, CA 94105. The number of shares held for Barclays Global Investors NA, along with various affiliates, was obtained from the holder’s Amendment to its Schedule 13G filing with the SEC dated June 11, 2007 which reports ownership as of May 31, 2007.
(5)	The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. The number of shares held was obtained from the holder’s Amendment to its Schedule 13G filing with the SEC dated February 6, 2007 which reports ownership as of December 29, 2006.
(6)	The address for Circle of Service Foundation, Inc. is P.O. Box 6067, Vernon Hills, IL 60061. Michael P. Krasny is the President and a director of Circle of Service Foundation, Inc.
(7)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 78,098 shares of Common Stock.
(8)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 57,831 shares of Common Stock.
(9)	Includes 3,569 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 107,832 shares of Common Stock.
(10)	Includes 19,624 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 1,975,075 shares of Common Stock
(11)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 33,847 shares of Common Stock.
(12)	Includes 1,000 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 2,863 shares of Common Stock.
(13)	Includes 5,332 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 174,067 shares of Common Stock.
(14)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 54,691 shares of Common Stock.
(15)	Includes 1,000 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 4,113 shares of Common Stock.
(16)	Includes 4,046 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 77,071 shares of Common Stock.
(17)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 43,847 shares of Common Stock.
(18)	Includes 5,332 shares of restricted stock and options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 201,663 shares of Common Stock.
(19)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 34,987 shares of Common Stock.
(20)	Includes options, exercisable as of June 22, 2007 or within 60 days thereafter, to acquire 57,260 shares of Common Stock.
(21)	No shares presented in this table owned by our directors or our executive officers are pledged as security.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2006 and December 31, 2005 and for each of the three years for the period ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of CDW’s shareholders. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed and you would like to submit a proposal for inclusion in our proxy soliciting material for the 2008 annual meeting, the proposal must be submitted to us in writing at the mailing address below and received by December 18, 2007. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities Exchange Act of 1934 in order for us to consider including your proposal in the 2008 proxy statement.

Shareholder proposals that are intended to be presented at our 2008 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below between February 6, 2008 and March 8, 2008. Such proposals must contain the information required by our by-laws which are posted on www.cdw.com/corporategovernance.

All shareholder proposals should be directed to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

CDW files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about CDW and will be made available for inspection and copying at CDW’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by CDW at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. CDW’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. You can also inspect reports, proxy statements and other information about CDW at the offices of The Nasdaq Stock Market. For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call (212) 401-8700.

A list of shareholders will be available for inspection by shareholders of record at CDW’s executive offices at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061 during ordinary business hours for a period of ten days prior to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof.

The SEC allows CDW to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that CDW may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that CDW files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that CDW later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

CDW incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. CDW also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	CDW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

•	CDW’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007; and

•	CDW’s Current Reports on Form 8-K filed with the SEC on January 19, 2007, January 29, 2007, April 16, 2007, May 30, 2007 and May 31, 2007.

CDW undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

CDW Corporation

Attention: Investor Relations

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone number: (847) 968-0268

You may also obtain documents incorporated by reference by requesting them by telephone from Georgeson, Inc., our proxy solicitation firm, at (888) 605-7544. Documents should be requested by [·], 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of CDW since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and CDW has not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. CDW has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [·], 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, CDW will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

VH HOLDINGS, INC.,

VH MERGERSUB, INC.

AND

CDW CORPORATION

DATED AS OF MAY 29, 2007

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2007 (this “Agreement”), among VH Holdings, Inc., a Delaware corporation (“Parent”), VH MergerSub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Sub”), and CDW Corporation, an Illinois corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive cash in an amount equal to $87.75 per Share;

WHEREAS, the respective boards of directors of the Constituent Corporations have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective shareholders and recommended that their respective shareholders approve this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the MDCP Parties (the “Guarantors”) is entering into a limited guaranty with the Company in the form attached hereto as Exhibit A (the “Guaranty”);

WHEREAS, concurrently with the execution and delivery of this Agreement, in order to induce Parent and Sub to enter into this Agreement, certain shareholders of the Company are entering into a Support Agreement with Parent and Sub in the form attached hereto as Exhibit B (the “Support Agreement”); and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub and the Company hereby agrees as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Acquisition Agreement” has the meaning set forth in Section 6.2(d).

“Adjustment” has the meaning set forth in Section 3.1(e).

“Adverse Recommendation Change” has the meaning set forth in Section 6.2(d).

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, retention, change in control, disability, death benefit, hospitalization, medical, stock appreciation, restricted stock or restricted stock unit or other material benefit plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or is reasonably expected to have any material obligation or liability.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in the City of New York.

“Certificate” has the meaning set forth in Section 3.1(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letter” has the meaning set forth in Section 5.7.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 7.1(e).

“Company Awards” means, collectively, Company Stock Options and Company Restricted Stock Units.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” has the meaning set forth in the first recital of this Agreement.

“Company DCP” means the CDW Computer Centers, Inc. Deferred Compensation Plan.

“Company Employment Agreement” has the meaning set forth in Section 4.13(b).

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Financing Agreements” means, collectively, the Amended and Restated Agreement for Wholesale Financing dated March 22, 2005 by and among CDW Logistics, Inc., the Company and IBM Credit LLC, the Agreement for Wholesale Financing dated May 1, 2007 among CDW Logistics, Inc., Berbee Information Network Corporation and GE Commercial Distribution Finance Corporation, and the Inventory and Working Capital Agreement dated July 15, 2004 among IBM Credit LLC, Berbee Information Network Corporation, Foresight Technology Group, Inc. and Network Engineering Associates, LLC.

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company or any of its Subsidiaries.

“Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds all or any portion of any Company Leased Real Property.

“Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

“Company Lines of Credit” means, collectively, (i) the Company’s $35,000,000 unsecured line of credit with The Northern Trust Company, as evidenced by that certain Line of Credit Demand Note dated July 25, 2001 of the Company in favor of The Northern Trust Company, and (ii) the Company’s $35,000,000 line of credit with LaSalle Bank National Association, as evidenced by that certain Replacement Revolving Note dated June 30, 2006 of the Company in favor of LaSalle Bank National Association.

“Company Material Contract” has the meaning set forth in Section 4.16.

“Company Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by the Company or any Subsidiary of the Company.

“Company Permits” has the meaning set forth in Section 4.9.

“Company Preferred Stock” has the meaning set forth in Section 4.3(a).

“Company Real Property” means, collectively, the Company Leased Real Property and the Company Owned Real Property.

“Company Recommendation” has the meaning set forth in Section 7.3(a).

“Company Representatives” has the meaning set forth in Section 6.2(a).

“Company Requisite Vote” has the meaning set forth in Section 4.4(c).

“Company Restricted Stock” has the meaning set forth in Section 4.3(b)(i).

“Company Restricted Stock Units” has the meaning set forth in Section 4.3(b)(v).

“Company SEC Documents” has the meaning set forth in Section 4.6.

“Company Shareholder Approval” has the meaning set forth in Section 7.3(a).

“Company Stock Incentive Plans” means the Company’s Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, Senior Management Incentive Plan, 2000 Incentive Stock Option Plan and 2006 Stock Incentive Plan and any other plan or arrangement pursuant to which the Company or any Subsidiary has issued compensatory rights to acquire Company Common Stock.

“Company Stock Options” has the meaning set forth in Section 4.3(b)(iii).

“Company Stock Purchase Plan” means the Company’s Employee Stock Purchase Plan.

“Company Termination Fee” means $146.0 million; provided, that if the Company Termination Fee becomes payable in connection with a Takeover Proposal from an Excluded Party, then the Company Termination Fee means $73.0 million.

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.

“D&O Insurance” has the meaning set forth in Section 7.9(b).

“Debt Financing” has the meaning set forth in Section 5.7.

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“Dissenting Shareholder” has the meaning set forth in Section 3.1(d).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or workplace health and safety.

“Environmental Permits” means any permit, approval, authorization, license, variance or permission required from a Governmental Entity under any applicable Environmental Laws.

“Equity Funding Letters” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Benefit Plan” means a U.S. Benefit Plan maintained as of the date of this Agreement that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Person, group of Persons or group of Persons that includes a Person from whom the Company or any of the Company Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date.

“Excluded Superior Proposal” means any Superior Proposal made at any time by an Excluded Party.

“Expenses” means documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all documented and reasonable fees and expenses of law firms, commercial banks or other financing sources, investment banking firms, accountants, experts and consultants to Parent.

“Financing” has the meaning set forth in Section 5.7.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any stock exchange or any self-regulating entity supervising, organizing and supporting any stock exchange.

“group,” when referring to a group of Persons, has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Guarantor” has the meaning set forth in the third recital of this Agreement.

“Guaranty” has the meaning set forth in the third recital of this Agreement.

“Hazardous Substance” means any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCA” means the Illinois Business Corporation Act.

“Identified Person” has the meaning set forth in Section 9.2.

“Indemnified Person” has the meaning set forth in Section 7.9(a).

“Initiation Date” means the tenth day after the date the Proxy Statement is first mailed to the Company’s shareholders.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, corporate names, logos and slogans, domain names and internet web sites, including all goodwill associated with the foregoing, copyrights and copyrightable works, software and computer programs (whether in source code, executable code or human readable form), databases, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets, know-how and inventions and all other intellectual property rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the officers of the Company set forth in Section 1.1 of the Company Letter.

“Liens” means any pledges, claims, liens, charges, encumbrances, defects of title, restrictions on transfer, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever, except in the case of securities, for limitations on transfer imposed by federal or state securities laws.

“Marketing Period” means the first period of 30 consecutive calendar days after the Initiation Date (A) during which (1) Sub shall have the Required Financial Information that the Company is required to provide to Sub pursuant to Section 7.12(b) and (2) no event has occurred that would cause any of the conditions set forth in Section 8.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 8.1 shall be satisfied (other than conditions that by their nature can only be satisfied at the Closing); provided that the Marketing Period shall end on any earlier date that is the date on which the Financing otherwise is obtained or is obtainable by Parent or Sub by the satisfaction of conditions no more onerous than those specified in the Commitment Letter; and provided further that if the Marketing Period would not end on or prior to August 9, 2007, the Marketing Period shall commence no earlier than September 5, 2007; and provided further that if the Marketing Period would not end on or prior to December 13, 2007, the Marketing Period shall commence no earlier than January 3, 2008; and provided further that if the Required Financial Information that is furnished to Parent and Sub would be “stale” on any day during such Marketing Period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence; and provided further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the Company SEC Documents or shall no longer be willing to provide the consents and comfort letters described in Section 7.12(b).

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) the entry into or the announcement of the execution of this Agreement (including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with customers, vendors or suppliers or the loss or departure of officers or other coworkers of the Company or any of it Subsidiaries), actions contemplated by this Agreement or the performance of obligations under this Agreement, including the termination of the Company Financing Agreements as provided under Section 8.3(c), (ii) the identity of Parent or any of its Affiliates as the acquiror of the Company, (iii) changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, to the extent such changes do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct their business, (iv) the failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, (viii) the availability or cost of financing to Parent or Sub, (ix) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof and (x) any litigation arising from or relating to allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby.

“MDCP Parties” means Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Morgan Stanley” means Morgan Stanley & Co. Incorporated.

“Non-Breach Financing Failure” has the meaning set forth in Section 9.2.

“No-Shop Period Start Date” has the meaning set forth in Section 6.2(a).

“Notice Period” has the meaning set forth in Section 6.2(e).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Termination Fee” means $146.0 million.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Lien” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“principal executive officer” has the meaning set forth in Section 4.6(b).

“principal financial officer” has the meaning set forth in Section 4.6(b).

“Proxy Statement” has the meaning set forth in Section 4.8.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such Person than the Confidentiality Agreement is to Parent, its Affiliates, and their respective personnel and representatives (it being understood that such agreement with such Person need not have comparable standstill provisions), provided that no such confidentiality agreement shall conflict with any rights of Parent or Sub or obligations of the Company and its Subsidiaries under this Agreement.

“Required Financial Information” has the meaning set forth in Section 7.12(b).

“Retained Coworker” has the meaning set forth in Section 7.1(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholders Meeting” has the meaning set forth in Section 7.3(a).

“Shares” has the meaning set forth in the first recital of this Agreement.

“Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of the Company and its Subsidiaries or more than 50% of the voting power of the Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with more than 50% of the voting power of the Shares then outstanding and, in each case, that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel) to be more favorable to the Company’s shareholders than the transactions contemplated hereby (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.2(e)).

“Support Agreement” has the meaning set forth in the fourth recital of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with 20% or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

“Tax” and “Taxes” means any federal, state, local or foreign net income, estimated, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Transfer Taxes” has the meaning set forth in Section 7.7.

“William Blair” means William Blair & Company, L.L.C.

Section 1.2 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive,

(iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, and (iv) the word “coworker” shall mean the same as “employee.” Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder and (iv) all references to “dollars” or “$” or any similar reference or designation contained therein means United States dollars. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 11.50 of the IBCA.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on a date mutually agreed to by Parent and the Company, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Sub on no less than five Business Days’ prior notice to the Company, (b) the final day of the Marketing Period and (c) the Business Day prior to the Termination Date. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.3 Effective Time. The Merger shall become effective when articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the IBCA, are duly filed with the Secretary of State of the State of Illinois, or at such later time as Sub and the Company shall agree and is specified in the Articles of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Articles of Merger are duly filed with the Secretary of State of the State of Illinois or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the Closing Date unless otherwise agreed by the Company and Sub).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the IBCA and this Agreement.

Section 2.5 Articles of Incorporation and By-laws; Officers and Directors.

(a) The articles of incorporation of the Company shall be amended and restated as a result of the Merger so as to read in their entirety as set forth in Exhibit C hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided by the articles of incorporation or by-laws of the Surviving Corporation or by applicable law.

(c) The parties hereto shall take all actions necessary so that the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE

CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and held in its treasury or by any wholly owned Subsidiary of the Company and each Share that is owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Subject to Section 3.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares), shall be cancelled and be converted into the right to receive in cash, without interest, $87.75 per Share (the “Merger Consideration”). As of the Effective Time, each such Share shall be converted into the right to receive the Merger Consideration and cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest.

(d) Shares of Dissenting Shareholders. Any issued and outstanding Shares held by a Person (a “Dissenting Shareholder”) who has not voted in favor of approval of this Agreement and objects to the Merger and complies with all the provisions of the IBCA concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 11.70 of the IBCA. If such Dissenting Shareholder withdraws its demand for payment or fails to perfect or otherwise loses its right of payment, in any case pursuant to the IBCA, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for payment of Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(e) Adjustment. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

Section 3.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”), and, as of the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(b) Exchange Procedure. As soon as practicable after the Effective Time (and in any event within three Business Days thereof), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or the making of affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof). Each of Parent, the Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the payment of such consideration under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of Shares represented by book-entry on the records of the Company or the Company’s transfer agent, on behalf of the Company, other than Dissenting Shares, a check in the amount of the Merger Consideration with respect to each such Share so held.

(c) No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, (i) holders of Shares shall cease to have any rights as shareholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payment into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Letter, it being understood that matters disclosed pursuant to one section of the Company Letter shall be deemed disclosed with respect to any other section of the Company Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof (without regard to (1) for any Section in this Article IV other than Section 4.16, any exhibits thereto, (2) any items included therein that are incorporated by reference to Company SEC Documents filed prior to December 31, 2006 which are not available electronically at the SEC website located at www.sec.gov and (3) disclosures in the “Risk Factors” section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Company Letter)) or (iii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and Sub as follows:

Section 4.1 Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company (as the case may be) power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate, partnership or limited liability company (as the case may be) power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of the articles of incorporation and by-laws of the Company and the charter and by-laws (or similar organizational documents) of each of its Subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in each case as amended through the date hereof.

Section 4.2 Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. No shares of preferred stock of any Subsidiary of the Company are issued and outstanding. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Except for (i) the capital stock and other equity interests of its Subsidiaries, (ii) ownership of interests in publicly available investment funds that invest predominately in debt securities reflected on the Company’s balance sheet and (iii) securities obtained by the Company as a creditor in certain bankruptcy proceedings, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

Section 4.3 Capital Structure.

(a) The authorized shares of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).

(b) At the close of business on May 25, 2007:

(i) 79,416,700 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of statutory and contractual preemptive rights, including 118,009 shares of Company Common Stock subject to vesting or forfeiture conditions (“Company Restricted Stock”);

(ii) 17,805,690 shares of Company Common Stock were held by the Company in its treasury;

(iii) 7,149,957 shares of Company Common Stock are issuable upon exercise of all outstanding options to purchase Company Common Stock granted under the Company Stock Incentive Plans (collectively, the “Company Stock Options”), whether or not currently exercisable, and are reserved for issuance;

(iv) 995,334 shares of Company Common Stock were reserved for issuance in accordance with the Company Stock Purchase Plan, and the aggregate amount of funds held under such plan and available for use in purchasing shares of Company Common Stock was less than $600,000; and

(v) 1,822 shares of Company Common Stock are issuable pursuant to outstanding restricted stock units granted under the Company Stock Incentive Plans (collectively, the “Company Restricted Stock Units”).

(c) No shares of Company Preferred Stock are issued and outstanding.

(d) The Company has delivered to Parent a correct and complete list as of the close of business on May 4, 2007 of (i) each outstanding Company Stock Option and Company Restricted Stock Unit and (ii) each outstanding share of Company Restricted Stock, including the date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Incentive Plan under which such Company Stock Option, Company Restricted Stock Unit or share of Company Restricted Stock, as the case may be, was granted and, with respect to any Company Stock Option, whether it is exercisable. No Company Stock Option provides for the deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b)(5)(i)(A).

(e) Since the close of business on May 25, 2007, the Company has not issued or reserved for issuance any shares of Company Common Stock other than pursuant to the Company Stock Purchase Plan or upon the exercise of Company Stock Options or the settlement of Company Restricted Stock Units. Since May 4, 2007, there have been no changes to the information set forth in the list referred to in Section 4.3(d), except as a result of the exercise, settlement or forfeiture of any Company Stock Options or the vesting, settlement or forfeiture of Company Restricted Stock or Company Restricted Stock Units.

(f) Except as set forth in Section 4.3(b), (i) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or contractual rights the value of which are based on the value of the capital stock or other voting securities of the Company of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, undertaking or contractual right, and (ii) there are no voting trusts, proxies, shareholder rights plans or other arrangements to which the Company is a party relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.

(g) Except pursuant to the terms of the Company Stock Incentive Plans, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests of the Company or any of its Subsidiaries.

(h) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote.

Section 4.4 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting duly called and held, subject to the terms and conditions set forth elsewhere in this Agreement, has (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company’s shareholders and (ii) resolved to recommend to the shareholders of the Company that they approve this Agreement, and has not subsequently rescinded or modified such approval or resolution in any way, subject to the right of the Company Board to withdraw or modify its recommendation in accordance with the terms of this Agreement.

(c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Shareholders Meeting approving this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

Section 4.5 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the IBCA, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the articles of incorporation or by-laws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii) or (iv), for breaches, defaults, terminations, amendments, cancellations, accelerations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 4.6 SEC Documents and Other Reports.

(a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since December 31, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this Agreement, as amended) (the “Company Financial Statements”) complied as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company’s system of internal control over financial reporting is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.7 Absence of Material Adverse Change. Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, and there has not been (a) any change or event that has had or would reasonably be expected to have a Material Adverse Change with respect to the Company, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (e) any amendments or changes in the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Sub or any of their representatives in writing specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.9 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in violation of any law, ordinance or regulation of any Governmental Entity, except for any violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits and approvals necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Company Permits”), and no default has occurred under any such Company Permit, except for the absence of Company Permits and for defaults under Company Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since January 1, 2002, (i) neither the Company nor any of its Subsidiaries, officers or coworkers has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any material government contract or been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”) maintained by the government of the United States of America, and (ii) to the Knowledge of the Company, no proceeding for such debarment, suspension or exclusion or proposed Listing has been initiated or threatened.

(c) Since January 1, 2002, to the Knowledge of the Company (i) no determination has been made by a Governmental Entity that the Company or any of its Subsidiaries is nonresponsible or ineligible for award of a material government contract and (ii) no circumstances exist that could reasonably be expected to result in the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Company or any of its Subsidiaries.

Section 4.10 Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed or caused to be filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company. Such Tax Returns are true, correct and complete, except where the failure to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes due and payable whether or not shown as due on any Tax Returns, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of its Subsidiaries that have not been paid or otherwise settled, except for deficiencies that, if finally resolved in a manner adverse to the Company or the relevant Subsidiary would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, there are no audits, examinations or other proceedings by any taxing authority in progress relating to any Taxes of the Company or any of its Subsidiaries other than audits, examinations or proceedings that are not reasonably expected to result in imposition of additional material Taxes. Neither the Company nor any of its Subsidiaries is a party to any litigation relating to Taxes.

(c) Since January 1, 2004, neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(d) No Benefit Plan or other agreement provides for the Company to pay any additional amounts to any individual with respect to any Tax imposed under Section 4999 of the Code. Neither the Company nor any Subsidiary has incurred any obligation to make any payments that are reasonably expected to (A) be non-deductible under, or otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code or (B) be subject to the imposition of an excise tax under Section 4999 of the Code. The deduction of any material amounts paid with respect to the 2006 calendar year is not reasonably expected to be disallowed under Section 162(m) of the Code.

(e) Each deferred compensation arrangement subject to the provisions of Section 409A of the Code and with respect to which the Company or any of its Subsidiaries is a “service recipient” (within the meaning of Section 409A of the Code) has been administered in good faith compliance, in all material respects, with the applicable provisions of Section 409A of the Code and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been required to withhold any Taxes due as a result of a failure to comply with Section 409A of the Code.

(f) Neither the Company nor any of its Subsidiaries has been required to disclose to the Internal Revenue Service that it has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes computed on a consolidated, combined or unitary basis with any entity as a result of filing a Tax Return with such entity on such basis (except where the entity is the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing. Neither the Company nor any of its Subsidiaries has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state or local law) or any combined, consolidated or unitary group (other than an affiliated, combined, consolidated or unitary group the common parent of which is or was the Company or a Subsidiary).

(h) Neither the Company nor any of its Subsidiaries has waived in writing any statutory period of limitations for the assessment of any material Tax which waiver is currently in effect or agreed in writing to any extension of time with respect to a material Tax assessment or deficiency which period of extension is currently in effect, nor is any written request by a taxing authority to so waive or extend outstanding.

Section 4.11 Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2006 included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2006, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.12 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

Section 4.13 Benefit Plans.

(a) Set forth in Section 4.13(a) of the Company Letter is a list of each material Benefit Plan, excluding bonus, incentive and commission plans, programs, agreements and arrangements for coworkers (other than officers) that are maintained in the ordinary course of business and excluding employment, severance, change in control and termination agreements not required to be listed in Section 4.13(b) of the Company Letter. With respect to each such Benefit Plan, other than Benefit Plans maintained by the Company’s non-U.S. Affiliates, the Company has made available to Parent a true and correct copy of: (i) each such Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Set forth in Section 4.13(b) of the Company Letter is a list of each material employment, severance, change in control or termination agreement between the Company or any of its Subsidiaries and any current or former officer or director or coworker of the Company or any of its Subsidiaries, in effect as of the date of this Agreement, other than agreements that provide for the payment of an annual base salary or a cash severance benefit in an amount less than $200,000 (each listed agreement, a “Company Employment Agreement”).

(c) Except as required by law or as the Company or any of its Subsidiaries has deemed advisable due to changes in law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan or Company Employment Agreement since the date of the most recent audited financial statements included in the Company SEC Documents.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each Benefit Plan has been maintained and administered in compliance with its terms and the applicable requirements of the Code, ERISA and other applicable laws and (ii) all payments, premiums, contributions, reimbursements or accruals thereunder for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Company’s latest balance sheet reflected in the Company Financial Statements. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential obligation or liability under Title IV of ERISA or Section 412 of the Code.

(e) There are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, audits, investigations, proceedings, hearings or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan). There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) in connection with or with respect to any Benefit Plan that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any Subsidiary.

(f) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or may rely on an opinion letter with respect to a prototype plan, or a timely application for such determination is now pending or there is time remaining for such an application, and the Company has no Knowledge of any reason why any such Benefit Plan or any plan intended to be qualified under the laws of a jurisdiction other than the United States is not so qualified in operation. Neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any coworker or dependent or any other Person other than as required by Section 4980B of the Code or other applicable law or for a period of not more than three months pursuant to the terms of a separation plan or agreement.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Benefit Plan that will or is reasonably expected to result in the accelerated vesting, funding or delivery of, or an increase in the amount or value of, other than an increase due solely to the value of Company Common Stock, any payment or benefit to any current or former coworker, officer, contractor or director of the Company or any of its Subsidiaries.

Section 4.14 State Takeover Statutes. The action of the Company Board in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Sections 7.85 and 11.75 of the IBCA inapplicable to consummation of the Merger and the execution, delivery and performance of this Agreement and the Support Agreements. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.15 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in, and material to, the conduct of the business of the Company and its Subsidiaries taken as a whole as currently conducted. No claims are pending as of the date hereof that allege that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property other than claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing or misappropriating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.16 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other instrument (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (b) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area, (c) that is a loan and credit agreement, note, debenture, bond, indenture and other similar contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred (other than the Company Lines of Credit, the Company Financing Agreements and trade payables incurred in the ordinary course of business), (d) that by its terms requires aggregate payments by the Company or any of its Subsidiaries of more than $10.0 million over the remaining term of such contract, except for any such contract that may be canceled without any material penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less and except for any Company Lease, or (e) for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25.0 million, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business and capital expenditures contemplated by Section 6.1(e)(i). Each contract of the type described in the first sentence of this Section 4.16 is referred to herein as a “Company Material Contract.” The Company has made available or provided to Parent complete and correct copies of each Company Material Contract. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any default under (or any condition which with the passage of time or the giving of notice would cause such a default under) any Company Material Contract to which it is a party or by which it or any of its assets is bound, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.17 Labor and Employment.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with applicable labor and employment laws regarding their coworkers including the National Labor Relations Act of 1935, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Illegal Immigration Enforcement Act of 2006 and comparable state, provincial and local laws, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable employment agreements, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.18 Real Estate.

(a) The Company Real Property is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in all material respects.

(b) To the Knowledge of the Company, (i) the Company has the right to access, use and occupy the Company Leased Real Property for the full term of the Company Lease relating thereto, subject in each case to the terms of the applicable Company Lease, except for any failure to have such right which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company, and (ii) each Company Lease is in full force and effect. To the Knowledge of the Company, there is no default by the Company or any Subsidiary under any Company Lease which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c) To the Knowledge of the Company, the Company or one of its Subsidiaries, as the case may be, has good and insurable fee title to the Company Owned Real Property. To the Knowledge of the Company, the Company Owned Real Property has sufficient access to and from adjoining public right of ways or private easements, that is necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such access which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no violations by the Company or any Subsidiary of any covenant, condition, or restriction affecting the Company Owned Real Property which would materially impair the rights to use and occupancy with respect to the Company Owned Real Property for such purposes necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted thereon, except for any failure to have such right which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) This Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to the Company Real Property.

Section 4.19 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (ii) to the Knowledge of the Company, no property currently or formerly owned or leased by the Company or any of its Subsidiaries has been the subject of any investigation by any Governmental Entity or of any third party demand alleging the presence of any Hazardous Substances that would require remediation pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third Person relating to liability under any Environmental Law or relating to contamination of any property by Hazardous Substances. This Section 4.19 sets forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

Section 4.20 Affiliate Transactions. Except pursuant to any employment or separation agreement with any officer of the Company, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21 Opinions of Financial Advisors. The Company has received the opinion of each of Morgan Stanley and William Blair to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the $87.75 per Share in cash to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the shareholders of the Company.

Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and William Blair, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, each of Parent and Sub, jointly and severally, hereby represents and warrants to the Company as follows:

Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.2 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Support Agreements and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Support Agreements by Parent and Sub and the consummation by each of Parent and Sub of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement and the Support Agreements have been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and assuming the valid authorization, execution and delivery of the Support Agreements by the shareholders who are parties thereto) constitute the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the IBCA, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, and (b) as may be required in connection with the Taxes described in Section 7.7, neither the execution, delivery or performance of this Agreement or the Support Agreements by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby or thereby will (i) result in any breach of any provision of the respective certificate or articles of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except where the failure to make such filings or to obtain such permits, authorizations, consents or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger), (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (iii) or (iv), for breaches, defaults, terminations, amendments, cancellations, accelerations or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub or any of their representatives in writing specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made in the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion therein.

Section 5.5 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against Parent, Sub or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. None of Parent, Sub or any of their Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

Section 5.6 Capitalization and Interim Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of capital stock of Sub (a) are, and as of the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent and (b) have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Sub has no outstanding option, warrant, right or other agreement pursuant to which any Person (other than Parent) may acquire any equity security of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 5.7 Financing Commitments. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from the MDCP Parties, J.P. Morgan Ventures Corporation and LB I Group, Inc. to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letters”) and (b) an executed commitment letter (the “Commitment Letter”) from Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., Lehman Brothers, Inc., Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. to provide debt financing in an aggregate amount set forth therein (the “Debt Financing,” and, together with the financing referred to in clause (a), the “Financing”). Each of the Equity Funding Letters and the Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the MDCP Parties, Parent and Sub and, to the Knowledge of Parent, the other parties thereto. Other than as permitted pursuant to Section 7.12(a), none of the Equity Funding Letters or the Commitment Letter has been materially amended or modified, no such material amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn, rescinded or terminated in any respect, and neither Parent nor Sub is in breach of any of the material terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a material condition precedent set forth therein. Parent or Sub has fully paid any and all commitments or other fees required by the Equity Funding Letters or the Commitment Letter that are due as of the date hereof and will pay, after the date hereof, all such commitments and fees as they become due. Except for the payment of customary fees, there are no conditions precedent or other similar contractual contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letters and the Commitment Letter will be sufficient for Sub and the Surviving Corporation to pay the Aggregate Merger Consideration as contemplated by Section 3.1, to make any payments required or contemplated by Section 7.1 or Section 7.2 and to make any other repayment or refinancing of debt contemplated in the Equity Funding Letters or the Commitment Letter and to pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Sub on the Closing Date. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Sub or any of their Affiliates is a party.

Section 5.8 Brokers. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers and JP Morgan, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2004, has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Support Agreement, as of the date hereof, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.10 Guaranties. Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company the Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Guarantors and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

Section 5.11 Absence of Arrangements with Management. Other than this Agreement and the Support Agreement, as of the date hereof, there are no written contracts or agreements between Parent or Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by the Company Pending the Merger. Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, during such period, except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.10) or (z) set forth in Section 6.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent, except with respect to Sections 6.1(a), 6.1(b) and 6.1(c), shall not be unreasonably withheld or delayed); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five Business Days from the date on which request for such consent is provided by the Company to Parent):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) other than in the case of any wholly owned Subsidiary of the Company, adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock, provided that each wholly owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(b) issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities, other than

(i) the issuance of shares of Company Common Stock pursuant to Company Awards outstanding as of the date of this Agreement, (ii) the issuance by any direct or indirect wholly owned Subsidiary of the Company of its capital stock or equity interests to the Company or another wholly owned Subsidiary of the Company and (iii) the issuance of shares of Company Common Stock pursuant to the Company Stock Purchase Plan in accordance with Section 7.2(d);

(c) amend its certificate or articles of incorporation or by-laws or other organizational documents;

(d) other than capital expenditures permitted by Section 6.1(e) and purchases of inventory, raw materials and supplies in the ordinary course of business, acquire (by merger, consolidation, purchase of stock or otherwise), or agree to so acquire, any entity, business or assets having a purchase price in excess of $1.0 million individually or $5.0 million in the aggregate;

(e) make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Company Board prior to the date hereof as previously disclosed to Parent or within the Company’s capital budget for fiscal 2007 and previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $5.0 million;

(f) other than transactions that are in the ordinary course of business, sell, lease (as landlord), license (as licensor), encumber by Lien or otherwise, or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease (as landlord), license (as licensor), encumber or otherwise dispose of, assets having a current value in excess of $5.0 million in the aggregate;

(g) incur or modify any indebtedness, other than indebtedness (i) existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries, (ii) available under the Company Financing Agreements, or (iii) in connection with transactions described in Section 6.1(d);

(h) except in the ordinary course of business and upon terms not materially adverse to the Company and its Subsidiaries with respect to such Company Material Contract, or as required under the terms of a Company Material Contract, enter into, amend or otherwise modify in any material respect any Company Material Contract;

(i) enter into any contract, agreement or arrangement that prohibits the incurrence of indebtedness by the Company or any Subsidiary or prohibits the Company or any Subsidiary from subjecting to a Lien any material asset or property of the Company;

(j) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien and any purchase money security interest arising in connection with the purchase of inventory) any material asset or property of the Company or any material portion of the Company’s assets or properties

(k) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1.0 million individually and $5.0 million in the aggregate;

(l) (i) increase the salary or wages payable or to become payable to its directors, executive officers or coworkers, except for increases for executive officers and coworkers in the ordinary course of business consistent with past practice; or (ii) enter into any employment or severance agreement with, or establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock-based compensation or other benefits under, any Benefit Plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, executive officer or coworker, except, in each case (other than with respect to any grant or award of stock-based compensation, which may not be made under any circumstance), in the ordinary course of business, or as may be required by the terms of any such plan, agreement, policy or arrangement or to comply with applicable law;

(m) except as may be required by GAAP or as a result of a change in law, make any material change in its method of accounting; or

(n) enter into any contract or agreement to do any of the foregoing.

Section 6.2 No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 31st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, coworkers, agents, advisors and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right to:

(i) initiate, solicit, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information to any other Person or group of Persons pursuant to a Qualifying Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Sub; and

(ii) enter into and maintain or continue discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding a Takeover Proposal.

(b) Except as permitted by this Section 6.2 and except as may relate to any Excluded Party, from and after the No-Shop Period Start Date, the Company shall not, the Company shall not give permission to or authorize any Company Representative to, and the Company shall use its reasonable best efforts to cause the Company Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information; provided that the provision of non-public information to a vendor in the ordinary course of business and unrelated to a possible Takeover Proposal shall not, in and of itself, be deemed a violation of this Section 6.2(b)) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (ii) enter into, participate in, continue or otherwise engage in any discussions or negotiations with respect to any inquiries regarding, or the making of, a Takeover Proposal, or (iii) approve any Acquisition Agreement relating to a Takeover Proposal. No later than two Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of Excluded Parties and shall provide to Parent, at the Company’s option, either (1) a copy of any Takeover Proposal from an Excluded Party (which, at the option of the Company, may be redacted to remove the identity of the Excluded Party) or (2) a written summary of the material terms of any Takeover Proposal from an Excluded Party (it being understood that such material terms do not have to include the identity of the Excluded Party). If the Company obtains Knowledge of a material violation of any standstill or confidentiality agreement that the Company has entered into since January 1, 2007 in connection with such Person’s (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b) but subject to the last sentence of this Section 6.2(c), if, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Shareholder Approval, the Company or any of the Company Representatives receives a written Takeover Proposal by any Person or group of Persons that was not initiated or solicited in violation of Section 6.2(b), which Takeover Proposal was made on or after the No-Shop Period Start Date, (A) the Company and Company Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company and Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and (y) participate in discussions and negotiations regarding such Takeover Proposal. Following the No-Shop Period Start Date, the Company shall promptly advise Parent orally and in writing of the receipt by the Company of any Takeover Proposal made on or after the No-Shop Period Start Date with respect to, or of any request made to the Company for information or inquiry that could reasonably be expected to result in, any Takeover Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame), at the Company’s option, either (i) a copy of any such Takeover Proposal made in writing provided to the Company or any of its Subsidiaries (which, at the option of the Company, may be redacted to remove the identity of the Person or group of Persons making the Takeover Proposal) or (ii) a written summary of the material terms of such Takeover Proposal (it being understood that such material terms do not have to include the identity of the Person or group of Persons making the Takeover Proposal). Following the No-Shop Period Start Date, the Company shall keep Parent informed on a prompt basis of any material change to the terms and conditions of any such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. Following the No-Shop Period Start Date, the Company shall promptly notify Parent upon determination by the Company Board that a Takeover Proposal (other than from an Excluded Party) is a Superior Proposal. Notwithstanding the foregoing, the parties agree that, notwithstanding the commencement of the obligations of the Company under Section 6.2(b) on the No-Shop Period Start Date, the Company may, upon a good faith determination by the Company Board, after consultation with a financial advisor of nationally recognized reputation, such as Morgan Stanley, and with outside counsel, that the Takeover Proposal from an Excluded Party that submitted a Takeover Proposal prior to the No-Shop Period Start Date constitutes or would reasonably be expected to lead to a Superior Proposal, continue to engage in the activities described in Section 6.2(a)(i) or 6.2(a)(ii) with respect to any such Excluded Parties on and after the No-Shop Period Start Date, including with respect to any amended or revised proposal submitted by such Excluded Parties on or after the No-Shop Period Start Date, and this Section 6.2(c) shall not apply with respect thereto.

(d) Except as set forth in Sections 6.2(e) and 6.2(f), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the Company Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board (or any committee thereof), an “Adverse Recommendation Change”); or (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or any similar agreement or understanding (other than a Qualifying Confidentiality Agreement) to implement a Takeover Proposal (each, an “Acquisition Agreement”).

(e) Notwithstanding Section 6.2(d), at any time prior to obtaining the Company Shareholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 6.2(e)), that was not initiated or solicited in violation of Section 6.2(b), the Company Board may (x) in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) after complying with all of the applicable provisions of Section 7.5 and subject to the proviso below, terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), if, in each case, the Company Board has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law, provided that if the Adverse Recommendation Change pursuant to clause (x) or the termination of this Agreement pursuant to clause

(y) is to be effected as a result of a Superior Proposal that is not an Excluded Superior Proposal, then the Company Board may not take the action set forth in clause (x) or (y), as the case may be, unless:

(1) the Company shall have provided prior written notice to Parent at least five calendar days in advance (the “Notice Period”) of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of any such Superior Proposal (it being understood that such draft and material terms do not have to include the identity of the Person or group of Persons making the Superior Proposal) and any material modifications to any of the foregoing, and

(2) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisor and with outside counsel) a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board of Directors in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the new Notice Period shall be three calendar days.

(f) Notwithstanding Section 6.2(d), at any time prior to the Company Shareholder Approval, the Company Board may, other than in response to a Takeover Proposal, make an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside counsel, that the failure of the Company Board to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law, provided, that the Company Board may not make such Adverse Recommendation Change unless prior thereto the Company shall take the actions set forth in clauses (1) and (2) of Section 6.2(e) as if a Superior Proposal had been received by the Company.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from (i) informing any Person of the existence of the provisions contained in this Section 6.2, (ii) complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act or (iii) making any disclosure to the Company’s shareholders if, in the case of this clause (iii), in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects an Adverse Recommendation Change in accordance with the terms of this Agreement.

Section 6.3 Conduct of Parent and Sub Pending the Merger.

(a) During the period from the date of this Agreement through the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(b) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

(c) During the period from the date of this Agreement through the Effective Time, neither Parent nor Sub shall consent to any amendment, or waive any provision, of any Support Agreement without the prior written consent of the Company

Section 6.4 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Coworker Benefits.

(a) Except as otherwise provided in this Section 7.1 or in Section 7.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or any of its Affiliates to amend or terminate any particular Benefit Plan or any other particular benefit plan, program, agreement, arrangement or policy, or as requiring the Surviving Corporation or any of its Affiliates to establish or offer to continue (other than as required by its terms) any written employment contract; provided, however, that no such amendment or termination may impair the rights of any person with respect to benefits or any other payments earned, accrued or payable as of the time of or as a result of such amendment or termination without the written consent of such person. Nothing contained in this Section 7.1 or any other provision in this Agreement shall be construed as establishing or amending any Benefit Plan or any other benefit plan, program, agreement or arrangement or as granting any coworker any right to employment or continued employment on or after the Effective Time or as limiting the ability of the Surviving Corporation or any of its Affiliates to terminate the employment of any coworker at any time and for any or no reason.

(b) From the Effective Time through December 31, 2008, the Surviving Corporation shall provide each individual who is a coworker of the Company or any of its Subsidiaries as of the Effective Time (including coworkers who are not actively at work on account of illness, disability or leave of absence) (each a “Retained Coworker”), while employed by the Surviving Corporation or any of its Affiliates, with (i) base compensation that is not less than the base compensation paid to such Retained Coworker immediately prior to the Effective Time, (ii) cash bonuses and cash incentive compensation on a basis substantially equivalent to the terms of the cash bonus and cash incentive compensation plans and programs maintained by the Company or any of its Subsidiaries immediately prior to the Effective Time, subject to the right of the Company to establish applicable performance targets and to amend or modify such plans and programs in the ordinary course of business and subject to the provisions set forth in Section 7.1(b) of the Company Letter and (iii) all other coworker benefits that in the aggregate are substantively equivalent to those provided to such Retained Coworker immediately prior to the Effective Time, other than equity-based compensation.

(c) From the Effective Time through December 31, 2008, the Surviving Corporation shall provide to each Retained Coworker coverage under vacation and sick leave policies that are not less favorable to such Retained Coworker than the vacation and sick leave policies in effect for such Retained Coworker immediately prior to the Effective Time. Parent shall take all necessary action so that each Retained Coworker shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such coworker through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries.

(d) Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained or assumed by Parent or any of its Subsidiaries in which Retained Coworkers are eligible to participate as of or after the Effective Time (other than for purposes of calculating benefits under a defined benefit pension plan), each such Retained Coworker shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) to the same extent as if rendered to Parent or any of its Subsidiaries.

(e) For plan years ending on or before December 31, 2007, Parent shall cause the Surviving Corporation or one of its Subsidiaries to continue each tax-qualified defined contribution plan maintained by the Company or any of its Subsidiaries, including plans intended to be qualified under the tax laws of the United States or Canada (the “Company 401(k) Plans”) as in effect immediately prior to the Effective Time and to make matching, profit sharing and other employer contributions thereunder in an amount and in a manner that is consistent with the annual matching, profit sharing and other employer contributions made under the Company 401(k) Plans for the 2006 plan year; provided, however, that the Berbee Information Networks Corp. 401(k) Plan may be merged into the Company’s Employees’ Profit Sharing Plan effective January 1, 2008. To the extent Retained Coworkers become eligible to participate in a 401(k) plan maintained by Parent or its Subsidiaries during a subsequent plan year, elective deferrals made under the Company 401(k) Plans and compensation received from the Company, the Surviving Corporation and their Subsidiaries with respect to such plan year shall be taken into account for purposes of determining the amount of annual employer matching, profit sharing and other employer contributions allocated for such plan year.

(f) Prior to the Effective Time, the Company may, in the sole discretion of the Company Board, terminate the Company DCP pursuant to Treas. Reg. §1.409A-3(j)(4)(ix)(B) and distribute all account balances to the participants in such plan or amend the Company DCP to permit participants to change the date on which their Company DCP accounts are to be paid, in either case, to the extent permitted under Section 409A of the Code and the transition rules thereunder.

(g) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, consulting agreements, retention agreements, bonus agreements, severance and separation agreements, relocation agreements, retirement agreements and non-competition agreements with or applicable to current and former directors, officers and coworkers of the Company and its Subsidiaries. Not later than the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to each coworker of the Company who has entered into a Transitional Compensation Agreement with the Company (or his or her beneficiary or estate) a written notice, in the form set forth in Section 7.1(g) of the Company Letter and in accordance with Section 9(b) of such Transitional Compensation Agreement, in which Parent agrees to unconditionally assume all of the obligations of the Company under such Transitional Compensation Agreement. From the Effective Time through December 31, 2008, Parent shall (i) continue or cause to be continued by the Surviving Corporation the Company’s Compensation Protection Plan as in effect immediately prior to the Effective Time, and (ii) maintain or cause the Surviving Corporation to maintain a severance plan or policy with terms at least as favorable to Retained Coworkers as the terms of the severance policy set forth in Section 7.1(g) of the Company Letter.

(h) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Coworkers and, as described in Section 4.13(f), former coworkers of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such Retained Coworkers and former coworkers may be eligible to participate after the Effective Time and prior to January 1, 2009, other than limitations or waiting periods that are in effect with respect to such coworkers and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Coworkers and former coworkers prior to the Effective Time, and (ii) provide each such Retained Coworker and former coworker with credit under any welfare plans in which such Retained Coworker or former coworker becomes eligible to participate after the Effective Time and prior to January 1, 2009 for any co-payments and deductibles paid by such Retained Coworker or former coworker for the then current plan year and for any out-of-pocket expenditures paid by such Retained Coworker or former coworker at any time under the corresponding welfare plans maintained by the Company prior to the Effective Time.

(i) Prior to the Effective Time, the Company may, in its sole discretion, amend all nonqualified deferred compensation plans maintained by the Company or any of its Subsidiaries as it deems necessary to comply with Section 409A of the Code, subject to the consent of affected participants to the extent required by the terms of any such plan. After the Effective Time, Parent shall cause the Surviving Corporation to take any further action that it deems necessary for such plans to comply with Section 409A of the Code.

(j) This Section 7.1 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 7.2 Treatment of Stock-Based Awards.

(a) At the Effective Time, each Company Stock Option then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(b) At the Effective Time, all shares of Company Restricted Stock shall become fully vested and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(c).

(c) At the Effective Time, each Company Restricted Stock Unit then outstanding, whether or not then vested, shall be cancelled by the Company in consideration for which the holder thereof shall be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment from the Surviving Corporation in respect of such cancellation in an amount equal to (i) the product of (x) the number of shares of Company Common Stock subject to or related to such Company Restricted Stock Unit and (y) the Merger Consideration, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.

(d) Effective as of June 30, 2007 (the last day of the purchase period pending as of the date of this Agreement), the Company shall suspend all payroll deductions under the Company Stock Purchase Plan such that no shares of Company Common Stock may be purchased with respect to purchase periods beginning on or after such date; provided that no more than $1.0 million may be contributed by participants under the Company Stock Purchase Plan from the date hereof through June 30, 2007. As of the Effective Time, the Company Stock Purchase Plan shall terminate.

(e) The Company Board (or committee thereof) and the board of directors of Parent shall, prior to the Effective Time, take all such actions as may be necessary pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the conversion to cash of all Shares, Company Stock Options and other derivative securities with respect to Shares held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by coworkers or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective boards of directors to implement the foregoing.

(f) Each of the Parent, the Paying Agent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 7.2 to any holder of Company Stock Options, Company Restricted Stock or Company Restricted Stock Units, that it is required to deduct and withhold with respect to the payment of such consideration under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock Option, Company Restricted Stock or Company Restricted Stock Unit in respect of which such deduction and withholding was made.

Section 7.3 Shareholder Approval; Preparation of Proxy Statement.

(a) The Company shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the approval of this Agreement by the Company Requisite Vote (the “Company Shareholder Approval”); provided, that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date. The Company shall, through the Company Board (but subject to the right of the Company Board to make an Adverse Recommendation Change as set forth in Section 6.2), recommend to its shareholders in the Proxy Statement that the Company Shareholder Approval be given (the “Company Recommendation”).

(b) The Company shall, in consultation with Parent, prepare and file a preliminary Proxy Statement with the SEC as soon as reasonably practicable following the date of this Agreement and shall use its reasonable efforts to respond promptly to any comments of the SEC or its staff and cause the Proxy Statement to be cleared by the SEC, and, to the extent permitted by law and subject to Section 7.3(b), to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Prior to filing or mailing the Proxy Statement or making any other required filing with the SEC (including any amendment or supplement) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act.

(c) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Shareholders Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the shareholders of the Company.

Section 7.4 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated March 9, 2007, between the Company and Parent (as assignee of the rights of Madison Dearborn Partners, LLC), as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, coworkers, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, coworkers and records (including Tax records), and during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and coworkers as Parent may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets of third Persons or violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third Person to such inspection or disclosure or (ii) to disclose any attorney-client privileged information of the Company or any of its Subsidiaries; and provided further that Parent may not engage in testing of any of the Company’s or its Subsidiaries’ real property without the written consent of the Company, which consent shall not be unreasonably withheld. All requests for information made pursuant to this Section 7.4 shall be directed to the Vice President—Business Development of the Company or such Person as may be designated by such officer. In no event shall the Company be required to supply to Parent, or Parent’s officers, coworkers, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 6.2. In the event of a termination of this Agreement for any reason, Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.

Section 7.5 Fees and Expenses.

(a) Except as provided below in this Section 7.5 and in Section 7.12(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to Madison Dearborn Capital Partners V-B, L.P., (x) the Company Termination Fee and (y) the Expenses up to a maximum amount not to exceed $35.0 million, under the circumstances and at the times set forth as follows:

(i) if Parent terminates this Agreement under Section 9.1(d), the Company shall pay the Company Termination Fee no later than two Business Days after such termination;

(ii) if the Company terminates this Agreement under Section 9.1(e), the Company shall pay the Company Termination Fee prior to and as a condition to the effectiveness of such termination; and

(iii) if the Company or Parent terminates this Agreement under Section 9.1(b)(i) or 9.1(b)(iii) and after the date of this Agreement and prior to such termination any Person or group of Persons shall have made a Takeover Proposal and, in the case of a termination under Section 9.1(b)(iii), such Takeover Proposal shall not have been publicly withdrawn at least three Business Days prior to the Shareholders Meeting, then (A) the Company shall pay the Expenses on the date of such termination if this Agreement is terminated by the Company or within two Business Days after such termination if this Agreement is terminated by Parent and (B) if within twelve months after such termination, the Company shall enter into a definitive agreement in respect of a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) shall be consummated, the Company shall pay an amount equal to the excess of the Company Termination Fee over the Expenses paid pursuant to clause (A) concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Superior Proposal.

(c) Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, to the Company the Parent Termination Fee if the Company terminates this Agreement under Section 9.1(f)(ii), no later than two Business Days after such termination.

(d) In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.5 when due, such fees and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fees and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

Section 7.6 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.7 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.8 State Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar antitakeover statute or regulation enacted under state laws in the United States shall become applicable to the transactions contemplated hereby or in the Support Agreements, Parent and the Company and their respective boards of directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 7.9 Indemnification; Directors and Officers Insurance.

(a) For a period of six years after the Effective Time, unless otherwise required by applicable law, Parent shall cause the respective articles or certificate of incorporation and by-laws (or equivalent organizational documents) of the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers, coworkers and agents than are set forth in the articles of incorporation or by-laws of the Company (or organizational documents of the relevant Subsidiary of the Company) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified in a manner adverse to such individual until the final disposition of any such claims. Parent shall cause the Company to indemnify and advance expenses to, and shall itself indemnify and advance expenses to as if it were the Company, each present and former director, officer, coworker, agent or employee benefit plan fiduciary (an “Indemnified Person”) of the Company or any of its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or coworker of another entity at the request of the Company or any of its Subsidiaries) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the articles of incorporation or by-laws of the Company or the organizational documents of any Subsidiary of the Company, as applicable, or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the articles of incorporation or by-laws of the Company or the organizational documents of any Subsidiary of the Company, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent; and provided, further, that nothing in this Section 7.9 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.9 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto under the IBCA or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 7.9(a), neither Parent nor the Surviving Corporation (i) shall be liable for any settlement entered into by an Indemnified Person without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Person wishing to claim indemnification under this Section 7.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices their ability to defend such claim, action, suit, proceeding or investigation.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

Section 7.10 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Sections 6.2 and 7.3, each of the Company, Parent and Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

Section 7.11 Notification of Certain Matters. Subject to applicable laws and the instructions of any applicable Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

Section 7.12 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing or materially increases the likelihood that the conditions to funding therein will not be satisfied (provided that Parent and Sub may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Debt Financing commitments and enforce its or Sub’s rights thereunder, (ii) satisfy on a timely basis all conditions applicable to Parent and Sub to obtaining the Debt Financing set forth therein (including by consummating the financing pursuant to the terms of the Equity Funding Letters), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms that would not adversely impact the ability of Parent or Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby and (iv) consummate the Financing at or prior to Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial or Parent or the Company and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last day of the Marketing Period and the Business Day prior to the Termination Date. For the avoidance of doubt, if (x) all or any portion of the Debt Financing structured as privately offered notes is not yet received by Parent or Sub, (y) the conditions to closing in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Commitment Letter (or alternative bridge financing obtained in accordance with this Agreement) are available in all material respects on the terms and conditions described in the Commitment

Letter (or described in replacements thereof or alternative financing therefore), then Parent shall cause the proceeds of such bridge financing (or replacement or alternative financing) to be used to replace such privately offered note financing no later than the final day of the Marketing Period (or if earlier, the Business Day prior to the Termination Date). Parent and Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letter of which Parent or Sub becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(b) Prior to the Closing, the Company shall provide to Parent and Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, coworkers and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Sub all cooperation reasonably requested by Parent that is necessary in connection with the Financing (including the syndication thereof), including using reasonable best efforts to:

(i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice,

(ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing,

(iii) execute and deliver any definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing),

(iv) furnish Parent and Sub and their Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial data of the type and as of the dates required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Commitment Letter (the “Required Financial Information”) and

(v) obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent, including legal opinions at the Closing from the Company’s legal counsel with respect to such matters concerning the Company and its Subsidiaries as are customary for such transactions and in forms reasonably acceptable to Parent, and provide reasonable factual information to Parent which may be required to obtain surveys and title insurance with respect to the Company Owned Real Property as reasonably requested by Parent;

provided, however, that:

(1) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries,

(2) any offering documents, private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time and any such documents, memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor,

(3) the Company shall not be required to become subject to any obligations under underwriting or placement agreements, pledge and security documents or other definitive financing documents prior to the Closing, and

(4) any information provided to Parent or Sub by the Company (including the Required Financial Information) shall be subject to the Confidentiality Agreement.

Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(c) Parent acknowledges and agrees that its obligations under this Agreement are not conditioned upon the receipt by Parent of the proceeds of the Equity Funding Letters or the Commitment Letter and that any failure by Parent to have available at the time the conditions to its obligations to effect the Merger set forth in Article VIII are satisfied or capable of satisfaction by action taken at the Closing all funds contemplated by the Equity Funding Letters and the Commitment Letter shall constitute a breach by Parent of this Agreement, subject to the limitations set forth in Section 9.2.

Section 7.13 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur under circumstances in which the Company Termination Fee is not payable pursuant to the terms of this Agreement), the Company and Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Company Board and addressed to the respective boards of directors of Parent and the Company and, if requested by them, the lenders providing the Financing indicating that, immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, any alternative financing permitted by this Agreement and the payment of the Aggregate Merger Consideration and all related fees and expenses, the Company will be Solvent. Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available to such appraisal firm their respective officers, coworkers and advisors upon reasonable notice and (b) provide or make available such information concerning the business, properties, assets and liabilities of the Company, in each case as may be reasonably requested by such appraisal firm in connection with the delivering of such letter.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunction or Restraint. No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing, restraining or enjoining the consummation of the Merger shall be in effect.

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

(d) Solvency Letter. The respective boards of directors of Parent and the Company and, if requested by them, the lenders providing the Financing shall have received the letter referred to in Section 7.13 and such letter shall not have been withdrawn or modified in any material respect.

Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 5.1 (Organization), in Section 5.2 (Authority), in Section 5.6 (Capitalization and Interim Operations of Sub), in Section 5.7 (Financing Commitments) and in Section 5.8 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent and Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding two sentences.

(b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement prior to Closing. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding sentence.

Section 8.3 Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Closing and as of the Effective Time of the following additional conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization), in Section 4.3 (Capital Structure), in Section 4.4 (Authority), in Section 4.14 (State Takeover Statutes) and in Section 4.22 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding two sentences) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding two sentences.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to Closing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.

(c) Company Financing Agreements. Each of the Company Financing Agreements shall have either been (i) terminated or (ii) amended in such a manner as to (1) expressly provide that the only Liens arising under such agreements are purchase money liens securing the financed assets, (2) eliminate any covenant prohibiting the incurrence of indebtedness or imposition of Liens and (3) permit the consummation of the Merger and the transactions contemplated hereby, including the incurrence of the Debt Financing and security interests and Liens in connection therewith.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 11, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.10; or

(iii) if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders Meeting or any adjournment or postponement thereof;

(c) by Parent if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to the Company of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (y) the Termination Date;

(d) by Parent if (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change, (ii) the Company Board (or any committee thereof) shall have resolved to make an Adverse Recommendation Change (it being understood and agreed that Parent shall not be entitled to terminate this Agreement pursuant to this clause (ii) prior to the expiration of the Notice Period with respect to any such resolution made pursuant to Section 6.2(e) or 6.2(f) that gives Parent a right to receive a notice of the intent to effect an Adverse Recommendation Change), (iii) the Company fails to include the Company Recommendation in the Proxy Statement or (iv) the Company shall have entered into a definitive agreement for a Superior Proposal;

(e) by the Company pursuant to Section 6.2(e); or

(f) by the Company if Parent or Sub shall have (i) breached any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement that (x) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied and (y) cannot be or has not been cured prior to the earlier to occur of (1) 30 days after the giving of written notice to Parent or Sub, as applicable, of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f)(i) or (2) the Termination Date or (ii) failed to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the Aggregate Merger Consideration and consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement within five Business Days of the first date after the end of the Marketing Period upon which all conditions set forth in Sections 8.1 and 8.3 have been satisfied (or are capable of satisfaction by action taken at the Closing) or waived.

Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 4.22, Section 5.8, Section 7.5, this Section 9.2 and Article X and the last sentence of each of Section 7.4 and Section 7.12(b); provided that

(i) subject to the limitations set forth in clauses (ii) and (iii) of this proviso, nothing herein shall relieve any party from liability for losses or damages resulting from willful breach prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth herein that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied;

(ii) if the Merger is not consummated and this Agreement is terminated for any reason related to the failure of Parent and Sub to obtain the proceeds pursuant to the Financing (or alternative financing as permitted by Section 7.12(a)) necessary to pay the Aggregate Merger Consideration and such failure is not due to Parent or Sub having otherwise willfully breached any of their representations, warranties, covenants or other agreements set forth herein prior to such termination (a “Non-Breach Financing Failure”), the sole and exclusive remedy of the Company against Parent, Sub, Guarantors or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, Affiliates or agents (each a “Identified Person”) for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or the breach of any representation, warranty or covenant of Parent or Sub hereunder shall be the right to terminate this Agreement pursuant to Section 9.1(f)(ii) and to receive payment of the Parent Termination Fee in accordance with Section 7.5(c) and the terms of the Guaranty of the Guarantors, and upon payment of the Parent Termination Fee in accordance with Section 7.5(c) none of Parent, Sub or any of their respective Identified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby; and

(iii) notwithstanding clause (i) of this proviso or anything else in this Agreement to the contrary and whether or not this Agreement shall have been terminated, in no event shall the Company, on the one hand, or Parent, Sub, the Guarantors or any of their respective Identified Persons, on the other hand, be liable for, or seek to recover against the other party, any losses or damages relating to or arising out of this Agreement, the Equity Funding Letters or the transactions contemplated hereby and thereby, including breaches by Parent or Sub of any representations, warranties, covenants and agreements contained herein or therein or arising from any other claim or cause of action, in excess of $292.0 million in the aggregate (inclusive of any obligation to pay the Company Termination Fee or Parent Termination Fee, as applicable).

Each of the parties hereto acknowledges that the agreements contained in Section 7.5 and this Section 9.2 are an integral part of the transactions contemplated by this Agreement without which agreements, the parties would not enter into this Agreement and that none of the fees contemplated under Section 7.5(b) or 7.5(c) is a penalty. Notwithstanding any other provision of this Agreement, the maximum liability of each Guarantor shall be limited to the express obligations of the Guaranty of such Guarantor.

Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Shareholder Approval, but if the Company Shareholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in such other parties’ representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance by such other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

VH Holdings, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Chicago, Illinois 60602

Attn: Mark B. Tresnowski, Esq.

Facsimile: (312) 895-1001

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Edward T. Swan, P.C.

         R. Scott Falk, P.C.

         Michael D. Paley

Facsimile: (312) 861-2200

(b) if to the Company, to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Attn: John A. Edwardson

Facsimile: (847) 968-0336

with a copy to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Attn: Christine A. Leahy

Facsimile: (847) 968-0303

and

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attn: Thomas A. Cole and Dennis V. Osimitz

Facsimile: (312) 853-7036

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement (together with the Company Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement, except for the provisions of Section 7.2 and Section 7.9, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 10.5 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and each of Parent and Sub hereby irrevocably appoints CT Corporation as its agent for service of process.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) an affiliate of Parent that is controlled by one or more of the MDCP Parties (including any such affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder; provided, that no assignment pursuant to this Section 10.6 shall in any manner limit or impair Parent’s obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, subject to Section 9.2 and the provisions of the Guaranty, to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company’s sole and exclusive remedy shall be payment to it of the Parent Termination Fee, and in no event, whether as a result of a Non-Breach Financing Failure or otherwise, shall Parent, Sub, the Guarantors or any of their Affiliates have any liability or obligation in excess of the amount set forth in Section 9.2(iii).

Section 10.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

Section 10.10 Construction. The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VH HOLDINGS, INC.

By:	/s/ Benjamin D. Chereskin
Name: Benjamin D. Chereskin Title: President

VH MERGERSUB, INC.

By:	/s/ Benjamin D. Chereskin
Name: Benjamin D. Chereskin Title: President

CDW CORPORATION

By:	/s/ John A. Edwardson
Name: John A. Edwardson Title: Chairman and Chief Executive Officer

APPENDIX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”), dated as of May 29, 2007, is made by and among the parties listed under “Shareholders” on the signature pages hereto (each individually, a “Shareholder” and, collectively, the “Shareholders”), VH Holdings, Inc., a Delaware corporation (“Parent”), and VH MergerSub, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Sub”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Sub and CDW Corporation, an Illinois corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite their name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure or securities of which such Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Shareholders agree, and in order to induce Parent and Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

SUPPORT AGREEMENT

Section 1.1 Support Agreement. The Shareholders hereby agree that during the Voting Period (as defined below), at any meeting of the shareholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Shareholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its Subsidiaries (other than pursuant to the Merger), dividend or distribution, (B) any change in the corporate structure of the Company or its Subsidiaries or any amendment to the Company’s articles of incorporation or bylaws (other than pursuant to the Merger Agreement), (C) any

Takeover Proposal or other proposal made in opposition to or in competition with the consummation of the Merger, (D) the election of a group of individuals to replace a majority or more of the individuals on the Board of Directors of the Company as of the date hereof and (E) any other action, agreement, proposal, plan or arrangement that could reasonably be expected to result in a breach of a representation, warranty or covenant of the Company under the Merger Agreement or would in any manner prevent or materially impede, interfere with or delay the Merger, the approval of the Merger Agreement or the consummation of any of the transactions involving Parent and Sub contemplated by the Merger Agreement. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Shareholders agree that, during the Voting Period, they will not, in their capacity as shareholders of the Company, act by written consent on any matter. The provisions of this Section 1.1 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements under the Merger Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to each Shareholder as follows:

Section 2.1 Valid Existence. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to This Agreement. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Parent and Sub as follows:

Section 3.1 Authority Relative To This Agreement. Such Shareholder has the legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Shareholder is a party or (iii) render the provisions of Sections 7.85 and 11.75 of the IBCA applicable to the Merger, the Merger Agreement or this Agreement.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended.

Section 3.3 Ownership Of Shares. As of the date hereof, such Shareholder has good and marketable title to and is the beneficial owner (within the meaning provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Covered Shares. Such Shareholder does not beneficially own or exercise control or direction over, directly or indirectly, any securities of the Company except as set forth on Schedule A hereto. Other than as provided in this Agreement, such Shareholder is not currently obligated to grant and has not granted any proxy in respect of any of the Covered Shares and such Shareholder has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Covered Shares. None of the Covered Shares is subject to, or is the subject of, any commitment, undertaking or agreement, the terms of which would affect in any way the ability of such Shareholder to perform such Shareholder’s obligations under this Agreement, or, once acquired by Parent, of Parent to enjoy the full rights of ownership thereof. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Covered Shares.

Section 3.4 Shareholder Has Adequate Information. Such Shareholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent or Sub and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that neither Parent nor Sub has made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.5 No Setoff. To the knowledge of such Shareholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

Section 3.6 Reliance. Such Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.7 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, such Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Covered Shares, or otherwise.

ARTICLE IV.

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby covenants and agrees as follows:

Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, such Shareholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, sell short, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option futures contract, short sale, derivative contract or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance, delivery or other disposition of (including by merger, consolidation operation of law or otherwise), any Covered Shares. Promptly following the date hereof, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by a Shareholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares. Notwithstanding the foregoing, the Shareholders may transfer (A) up to 284,900 of the Covered Shares by gift to charitable organizations without restriction and (B) up to 1,424,501 of the Covered Shares by gift to charitable organizations provided that prior to, and as a condition of, any such gift, each transferee under this clause (B) shall unconditionally and irrevocably, in accordance with the IBCA and to the fullest extent permitted by applicable law, appoint Parent or its designee, and each of them, as such transferee’s sole and exclusive attorney-in-fact and proxies, with full power of substitution and re-substitution, to vote the transferred Covered Shares and to exercise all voting, consent and similar rights of such transferee with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents and to cause the Covered Shares to be counted as present for the purpose of establishing a quorum) at every annual, special or adjourned meeting of the holders of the Common Stock and in every written consent in lieu of such meeting, in accordance with clauses (ii) and (iii) of Section 1.1; and provided further that all such transferred Covered Shares shall be certificated and the certificate shall bear a legend that they are subject to the terms of this Agreement and the proxy contemplated by clause (B) of this Section 4.1. Any proxy granted pursuant to clause (B) of this Section 4.1 shall terminate immediately at the same time as this Agreement is terminated in accordance with Section 5.1 hereof.

Section 4.2 Dissent Rights. Such Shareholder covenants that he or she will not exercise any rights of dissent or appraisal provided under the Merger, any applicable laws (including the IBCA) or otherwise in connection with the approval of the Merger or any other corporate transaction considered at the Shareholders Meeting.

Section 4.3 Public Announcement. Such Shareholder shall obtain the written consent of Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in its capacity as a shareholder of the Company, except as may be required by law with respect to the making of a public statement (in which case, each Shareholder will consult with Parent prior to making such public statement).

Section 4.4 Additional Shares; Notification. Such Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though beneficially owned by such Shareholder on the date hereof. Such Shareholder agrees that such Shareholder will promptly notify Parent in writing upon any representation or warranty of such Shareholder in this Agreement becoming untrue in any material respect or upon an obligation of such Shareholder not being complied with in any material respect.

Section 4.5 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, each of Parent and Sub hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Shareholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by such Shareholder solely in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.

Section 4.6 Further Assurances. Subject to Section 4.5 above, such Shareholder hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by the Merger Agreement (other than any Takeover Proposal or Superior Proposal), and to carry out the intents and purposes of this Agreement. Subject to Section 4.5, such Shareholder agrees that such Shareholder will not enter into any agreement, arrangement or understanding or make any commitment with any person that would violate any provision or agreement contained in this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) written notice of termination of this Agreement by Parent or Sub to Shareholders (such date of termination, the “Termination Date”); except that the provisions of this Article V shall survive any such termination.

Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Shareholders, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter, except in the case of fraud or willful misconduct or any breach by any Shareholder of this Agreement prior to its termination in accordance with Section 5.1, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

Section 5.3 Fees And Expenses. Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

if to Parent or Sub:

VH Holdings, Inc.

c/o Madison Dearborn Partners, LLC

Three First National Plaza

Chicago, Illinois 60602

Facsimile: (312) 895-1001

Attn: Mark B. Tresnowski, Esq.

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Facsimile: (312) 861 2200

Attn:	Edward T. Swan, P.C.
Michael D. Paley

if to the Shareholders:

Attn: Michael P. Krasny; Michael Tepper.

Sawdust Investment Management Corp.

1622 Willow Road    Suite 200

Northfield, IL 60093

Facsimile: (847) 498-1177

with copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Facsimile: (212) 558 3588

Attn: W. Jay Clayton, III

Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Facsimile: (847) 968-0336

Attn: John A. Edwardson

with copies to:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Facsimile: (847) 968-0303

Attn: Christine A. Leahy

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Attn:	Thomas A. Cole, Esq.
Dennis V. Osimitz, Esq.

Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that either Parent or Sub may assign all or any of its rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Shareholders should die or become incapacitated, this Agreement shall be binding on the Shareholders’ estate or other legal representative.

Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.11 Specific Performance; Submission To Jurisdiction.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois), this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.

(b) The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Northern District of Illinois (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Illinois) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).

Section 5.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Sub and the Shareholders have caused this Agreement to be duly executed on the date hereof.

VH HOLDINGS, INC.

By:	/s/ BENJAMIN D. CHERESKIN
Name:	Benjamin D. Chereskin
Title:	President

VH MERGERSUB, INC.

By:	/s/ BENJAMIN D. CHERESKIN
Name:	Benjamin D. Chereskin
Title:	President

SHAREHOLDERS:

Michael P. Krasny Revocable Trust U/A/D July 1, 1993

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

CIRCLE OF SERVICE FOUNDATION, INC.

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	President

MPK-DT 2005 GRAT I

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

MPK-DT 2006 GRAT II

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

MPK-DT 2006 GRAT I

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

Signature Page to Support Agreement

MPK DT 2006 GRAT III

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

MPK 2006 GRAT I

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

MPK 2006 GRAT II

By:	/s/ MICHAEL P. KRASNY
Name:	Michael P. Krasny
Title:	Trustee

Signature Page to Support Agreement

Schedule A

Shareholder	Shares of Common Stock	Options to Purchase Common Stock
Michael P. Krasny Revocable Trust U/A/D July 1, 1993	12,359,779	35,080
Circle of Service Foundation, Inc	431,786	0
MPK-DT 2005 GRAT I	436,538	0
MPK-DT 2006 GRAT II	1,000,000	0
MPK DT 2006 GRAT III	1,000,000	0
MPK 2006 GRAT I	1,000,000	0
MPK 2006 GRAT II	1,000,000	0
MPK-DT 2006 GRAT I	419,959	0

TOTAL:	17,648,062	0

APPENDIX C

[MORGAN STANLEY LETTERHEAD]

May 28, 2007

Board of Directors

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Members of the Board:

We understand that CDW Corporation (the “Company”), VH Holdings, Inc. (the “Buyer”), a Delaware Corporation to be formed by Madison Dearborn Capital Partners V, L.P. (“Madison Dearborn”), and VH Merger Sub, Inc., a wholly owned subsidiary of the Buyer (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated May 27, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer, the Acquisition Sub or any other wholly owned subsidiary of the Company or the Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive $87.75 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Stock;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company and the Buyer and their legal advisors;

ix)	reviewed the Merger Agreement; the equity and debt commitment letters of the Buyer substantially in the form of the drafts dated May 26, 2007 and May 27, 2007, respectively; and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

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We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, substantially all of which is contingent upon the closing of the Merger. In the past, we and our affiliates have provided financial advisory and financing services for the Company and Madison Dearborn and certain of its affiliates. Morgan Stanley may also provide such services to the Buyer and Madison Dearborn in connection with this transaction or in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, or any other company or any currency or commodity that may be involved in this transaction. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the affiliates of the Buyer.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MORGAN STANLEY & CO. INCORPORATED
William H. Strong
Managing Director

Vice Chairman
Investment Banking

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APPENDIX D

[William Blair Letterhead]

May 28, 2007

Board of Directors

CDW Corporation

200 N Milwaukee Avenue

Vernon Hills, IL 60061

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than VH Holdings, Inc. or its affiliates) (collectively the “Shareholders”) of CDW Corporation (the “Company”) of the $87.75 per share in cash (the “Merger Consideration”) proposed to be paid to the Shareholders pursuant to the draft Agreement and Plan of Merger dated as of May 27, 2007 (the “Merger Agreement”) by and among VH Holdings, Inc. (“Parent”), VH MergerSub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Company will be merged into Merger Sub (the “Merger”) and each share of common stock of the Company, $0.01 par value per share (the “Common Stock”), will be converted into the right to receive the Merger Consideration upon consummation of the Merger, other than Dissenting Shares (as defined in the Merger Agreement) and shares of Common Stock owned directly or indirectly by Parent or the Company.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) drafts of the Merger Agreement (draft dated May 27, 2007), Support Agreement (draft dated May 26, 2007), and Equity Funding Letters and Commitment Letter (drafts dated May 26, 2007) (as defined in the Merger Agreement) (such drafts being collectively referred herein as the “Transaction Agreements”); (b) certain audited historical financial statements of the Company for the five years ended December 31, 2006; (c) the unaudited financial statements of the Company for the three months ended March 31, 2007; (d) certain internal business, operating and financial information and forecasts of the Company for 2007 to 2011 prepared by the senior management of the Company (the “Forecasts”); (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Common Stock; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. We were not requested to, nor did we, solicit the interest of other parties in a possible business combination transaction with the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including, without limitation, the Forecasts and we have not assumed any responsibility or liability therefor. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Parent (or any of its affiliates), nor have any such valuations or appraisals been provided to us. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and

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judgments on which they are based. We were not requested to, and did not, participate in the negotiation or structuring of the Merger nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal, accounting and tax matters on advice of the Company’s advisors. We have assumed that the executed Transaction Agreements will conform in all material respects to the last drafts thereof reviewed by us and that the Merger will be consummated substantially on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions, and that the financing will be available in accordance with the terms set forth in the Equity Funding Letters and Commitment Letter. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Surviving Corporation (as defined in the Merger Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In addition, we provide equity research coverage on the Company. We have rendered a fairness opinion in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Parent or affiliates of Parent from time to time and have received fees for such services.

We are expressing no opinion herein as to the price at which the Common Stock will trade at any future time or as to the effect of the announcement of the Merger on the trading price of the Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the Common Stock by shareholders within a short period of time after the announcement of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the shareholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

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APPENDIX E

Illinois Business Corporation Act

Sec. 11.70. Procedure to Dissent.

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

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(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

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ATTN: ROBERT J. WELYKI 200 NORTH MILWAUKEE AVENUE VERNON HILLS, IL 60061

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create a voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CDW Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CDW Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CDWCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDW CORPORATION

Vote on Proposals		For	Against	Abstain

1.

–  Approve the Agreement and Plan of Merger, dated as of May 29, 2007, among CDW Corporation, VH Holdings, Inc. (“Parent”) and VH MergerSub, Inc. (“Merger Sub”), which provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into CDW, with CDW continuing as the surviving corporation.

		☐	☐	☐

2.

–  Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

		☐	☐	☐

3.	– In their discretion, the proxies named on the reverse side are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (PLEASE SIGN WITHIN BOX) (Joint Owners)	Date

CDW CORPORATION

Special Meeting of Shareholders – [·], 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of CDW Corporation, an Illinois corporation, hereby acknowledge(s) receipt of the Proxy Statement dated [·], 2007, and hereby appoint(s) Barbara A. Klein and Christine A. Leahy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name(s) of the undersigned at the Special Meeting of Shareholders of CDW Corporation to be held on [·], 2007 at [·] a.m., Central Daylight Saving Time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and, in their discretion, upon any other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If not marked to the contrary or no direction is made, this Proxy will be voted FOR Proposals 1 and 2. If any other business properly comes before the meeting, or any adjournment thereof, the persons named above will vote in their discretion.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)